As filed with the Securities and Exchange Commission on December 29, 2000

                                                Registration No. 333-47030
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------
                              XENOGEN CORPORATION
            (Exact name of Registrant as specified in its charter)

                                --------------

             Delaware                             8731                            77-0412269
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                              Xenogen Corporation
                              860 Atlantic Avenue
                           Alameda, California 94501
                                (510) 291-6100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                                David W. Carter
                          Pamela Reilly Contag, Ph.D.
                           Chief Executive Officers
                              Xenogen Corporation
                              860 Atlantic Avenue
                           Alameda, California 94501
                                (510) 291-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  Copies to:

              Karen A. Dempsey, Esq.                                Donald J. Murray, Esq.
              William A. Hines, Esq.                                 Dewey Ballantine LLP
         Wilson Sonsini Goodrich & Rosati,                       1301 Avenue of the Americas
             Professional Corporation                           New York, New York 10019-6092
                    One Market                                          (212) 259-8000
          Spear Street Tower, Suite 3300
          San Francisco, California 94105
                  (415) 947-2000

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                     CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                           Proposed Maximum
 Title of Each Class of                   Proposed Maximum    Aggregate        Amount of
       Securities          Amount to be    Offering Price      Offering       Registration
    to be Registered        Registered     Per Share (1)      Price (1)         Fee (2)
------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................  8,050,000 shares      $12.00        $96,600,000        $24,150
------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) $22,770 of this amount was previously paid.
                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS     Subject to completion                 December 29, 2000

--------------------------------------------------------------------------------

7,000,000 Shares

[XENOGEN LOGO]

Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering price to be between $10.00 and $12.00 per share.

We have applied to have our common stock approved on the Nasdaq National Market for quotation under the symbol "XGEN."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                                         Per share Total
----------------------------------------------------------------------------------------
Public offering price                                                     $        $
----------------------------------------------------------------------------------------
Underwriting discounts and commissions                                    $        $
----------------------------------------------------------------------------------------
Proceeds, before expenses, to Xenogen                                     $        $
----------------------------------------------------------------------------------------

The underwriters may also purchase up to 1,050,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and
commissions will be $   , and our total proceeds, before expenses, will be
$    .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about       , 2001.

UBS Warburg LLC

               CIBC World Markets                          Dain Rauscher Wessels

                       [INSIDE FRONT COVER OF PROSPECTUS]

                                    Biology

[Graphic of Bioware     Bioware(TM) Cells
     Microorganism]     and Microorganisms






                                           LPTA(TM) Light-Producing
                                                 Transgenic Animals    [Graphic of LPTA(TM)]



                Hardware                                       Software






                                           [Graphic of Computer Utilizing LivingImage
[Graphic of IVIS(TM) Imaging System]       Software]




IVIS(TM) Imaging System                    LivingImage(TM) Software

--------------------------------------------------------------------------------

Through and including       , 2001 (the 25th day after commencement of this
offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary....................   3

The offering..........................   6

Summary financial data................   7

Risk factors..........................   9

Forward-looking information...........  21

Use of proceeds.......................  22

Dividend policy.......................  22

Capitalization........................  23

Dilution..............................  24

Selected financial data...............  26

Management's discussion and analysis
  of financial condition and results
  of operations.......................  28

Business..............................  34

Management............................  52

Related party transactions............  62

Principal stockholders................  66

Description of capital stock..........  68

Shares eligible for future sale.......  73

Underwriting..........................  75

Legal matters.........................  78

Experts...............................  78

Where you can find additional
  information.........................  79

Index to financial statements......... F-1

--------------------------------------------------------------------------------

Prospectus summary

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk factors" and the financial statements and related notes, before making an investment decision.

OUR BUSINESS

We have developed and are manufacturing and marketing a novel technology platform designed to improve the efficiency and productivity of drug discovery and development by facilitating biological assessment. Our system, which we refer to as our in vivo biophotonic imaging system, allows us to measure light emitted from inside a living animal. This system combines our proprietary technologies in molecular biology and physiology to enable researchers to track and monitor the dynamic molecular mechanisms of disease and the impact of drugs on these mechanisms, as they occur, in live animals. More information about gene function can be derived from the activity of a gene if it is known when and where gene activity occurs in the three-dimensional environment of the living body. We achieve this by using luciferase, a protein capable of emitting light, as a visual tag for biological activity. By inserting a gene for luciferase into a tumor cell or disease-causing microorganism, researchers can track and monitor the progression of disease within a live animal, as well as the effectiveness of related drugs. Researchers can also insert this gene directly into the genome of an animal to serve as a reporter of the activity of another gene, such as a disease-related gene or gene responsible for a liver enzyme produced in response to a toxic drug. With these capabilities, we believe pharmaceutical and biotechnology companies will be better able to assess the clinical relevance of disease targets, predict the efficacy and safety of drugs in humans and reduce the risk of costly drug failures. As a result, we believe our system represents not only a significant improvement over conventional animal models, but a major advance in the way drugs are discovered and developed.

We license our technology to our customers and sell our instruments, reagents, and database information separately. We began marketing our current generation of in vivo imaging systems in January 2000. Our current customers include Pfizer, Novartis, AstraZeneca, Cell Genesys, Chiron, Cubist Pharmaceuticals, DuPont Pharmaceuticals, Johnson & Johnson, Merck and SmithKline Beecham Plc.


OUR MARKET OPPORTUNITY

Pharmaceutical and biotechnology companies and biomedical researchers are seeking insights that facilitate the understanding of the dynamic molecular mechanisms of disease and drug therapies in human physiology. Biomedical research is focused on the understanding of normal and disease mechanisms. These mechanisms are generally complex and comprise a myriad of interrelated genes, proteins and biological pathways that together govern tissue and organ function. Pharmaceutical and biotechnology companies generally apply this knowledge of disease mechanisms to identify optimal points, or targets, for drug intervention. The human genome project has identified a large number of genes, some of which are central to maintaining health. In addition, mutations in certain genes can trigger the development of a variety of diseases, including cardiovascular disease, diabetes, disorders of the central nervous systems such as Parkinson's Disease and Alzheimer's Disease, and several forms of cancer. The ability to map the function of these genes may be critical to choosing the most appropriate point of therapeutic intervention.

Drug discovery and development is a long, iterative and expensive process. It generally requires up to 15 years of committed resources and between $300 and $500 million of costs per approved drug. As a result, pharmaceutical and biotechnology companies and others are seeking new technologies that will accelerate the development of new drugs. Despite the adoption of high throughput screening systems, chemical libraries and other technologies that are increasing the number of potential drug targets and drug leads, productivity, or the number of new drugs approved each year, has not improved. According to the US Food and Drug Administration, there were only 83 New Drug Applications approved in 1999, compared with 90 in 1998 and 121 in 1997.

We believe that there are several reasons why productivity has not improved in the biomedical research and drug discovery and development processes:

 .Limited information on targets. Researchers are developing many drugs around disease targets that have little relevance to the overall biological processes involved in disease. As a result, many of the drug candidates arising from drug discovery ultimately fail.

 .Limited physiological context in drug screening. Researchers often use testing methods that involve cells or molecules on laboratory dishes. These tests, which are called in vitro assays, screen chemical compounds against disease targets in an isolated environment, outside the context of physiology. As a result, researchers may observe interactions between the drug and disease target that would not otherwise occur in the body.

 .Bottlenecks in drug metabolism and toxicity screening. Researchers typically use conventional animal models for drug metabolism and toxicity screening. This involves a time-consuming process of collecting, processing and analyzing large groups of animal tissues over different time intervals to obtain data. As a result, researchers are unable to keep up with the accelerating number of potential drug leads.

 .Limited predictive value of animal models. Researchers use animal models to predict human response to drugs. Conventional animal models introduce increased statistical variation in the data collected because they require the analysis of different animals at multiple time points and provide only a snapshot in time of dynamic processes. As a result, conventional animal models are limited in their ability to predict human response.

THE XENOGEN SOLUTION

We provide an integrated system that facilitates biological assessment, which we believe will improve the efficiency and productivity of the drug discovery and development process. We believe our solution provides the following key benefits over conventional technologies:

 .Enables real-time visual analysis of biological and drug activity in live animals, allowing the quantitative analysis of complex physiologic patterns;

 .Generates more predictive models of biological activity in humans and their response to drugs;

 .Addresses a broad range of questions on the molecular role of drugs, genes or proteins in physiology, promoting the analysis of complex data; and

 .Provides higher throughput, increased functionality and decreased cost relative to alternative imaging technologies.

OUR STRATEGY

Our goal is to establish our technology as the industry standard for biological assessment. To achieve this goal, we have implemented the following strategy:

 .Build on our strengths in tracking and monitoring;

 .Apply our technology to the drug metabolism and toxicology markets;

 .Develop strategic partnerships to accelerate penetration of target validation markets;

 .Provide easy access to our technology;

 .Generate high-margin recurring revenues; and

 .Become the premier source of physiological information.

We have had a limited history of offering our products and services and have generated losses since our inception, including losses of $467,000 in 1997, $3.2 million in 1998, $7.1 million in 1999 and $9.1 million in the nine months ended September 30, 2000. Moreover, we face serious competition from other companies offering technology and products relating to biological assessment, most of which have substantially greater financial, scientific and human resources than we have. Consequently, we cannot assure you that we will be successful in achieving our strategy.

RECENT DEVELOPMENTS

In November 2000, we acquired Chrysalis DNX Transgenic Sciences Corporation, a wholly-owned subsidiary of MDS Inc., in exchange for 3,500,000 shares of our Series F preferred stock. Upon the closing of this offering, these shares of Series F preferred stock will convert into 2,555,000 shares of our common stock. DNX produces transgenic animals and performs contract research and development services for pharmaceutical and biotechnology companies and biomedical research institutions. This acquisition provides us with additional proprietary technology and expanded manufacturing capacity for our light-producing transgenic animals. In connection with the acquisition, we entered into a five-year strategic relationship agreement with MDS. See "Management's discussion and analysis of financial condition and results of operations."

                                ----------------

Our principal executive offices are located at 860 Atlantic Avenue, Alameda, California 94501, and our telephone number is (510) 291-6100. Our corporate website is www.xenogen.com. We do not intend the information contained on our website to be part of this prospectus. We were incorporated in California in August 1995 and reincorporated in Delaware in September 2000.

The offering

The following information assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in the offering.

 Common stock we are offering............... 7,000,000 shares

 Common stock to be outstanding after the
   offering................................. 26,886,256 shares

 Proposed Nasdaq National Market symbol..... XGEN

 Use of proceeds............................ To fund our operations, including continued development and
                                             manufacturing of existing
                                             products, research, development
                                             and commercialization of new
                                             applications for our technology,
                                             hiring of additional personnel to
                                             support our growth, expansion of
                                             our facilities and for other
                                             working capital and general
                                             corporate purposes. See "Use of
                                             proceeds."

Unless otherwise indicated, all information in this prospectus has been adjusted to reflect:

 .a 0.73-for-1 reverse split of our common stock to be completed prior to the closing of this offering; and

 .the conversion of all outstanding shares of our convertible preferred stock into 16,552,785 shares of our common stock, which will become effective upon the closing of this offering.

The number of shares of common stock to be outstanding after the offering in the table above is based on the number of shares outstanding as of September 30, 2000, adjusted to reflect the subsequent share issuance in the DNX acquisition, and excludes as of September 30, 2000:

 .213,722 shares issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $2.24 per share;

 .1,826,170 shares issuable upon the exercise of outstanding options under our 1996 Stock Plan at a weighted-average exercise price of $1.23 per share; and

 .a total of 381,060 shares available for future grant under our 1996 Stock Plan, 839,500 shares available for future grant under our 2000 Stock Plan and 292,000 shares available for future purchase under 2000 Employee Stock Purchase Plan.

Subsequent to September 30, 2000, options were granted covering an additional 698,464 shares of our common stock at a weighted-average exercise price of $2.73 per share.

In addition, we have agreed to issue an additional 1,050,000 shares if the underwriters exercise their over-allotment option in full, which we describe in "Underwriting." If the underwriters exercise this option in full, 27,936,256 shares of our common stock will be outstanding after this offering.

Bioware(TM), Xenogen(TM), IVIS(TM) and LivingImage(TM) are trademarks of Xenogen Corporation. This prospectus also refers to trademarks and trade names of other organizations.

Summary financial data

The following historical statement of operations data for the years ended December 31, 1997, 1998 and 1999 are derived from our audited financial statements. The statement of operations data for the nine months ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 are derived from our unaudited financial statements included in this prospectus, and include all adjustments consisting only of normal, recurring adjustments which we consider necessary for a fair presentation of the data. The unaudited pro forma statements of operations data are derived from the Unaudited Pro Forma Combined Condensed Financial Information and reflects our acquisition of DNX as if that acquisition occurred on January 1, 1999. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year, for any other interim period or for any future fiscal year.

                                                                        Nine months       Nine months
                                                          Year ended       ended                ended
                                    Year ended          December 31,   September 30,    September 30,
                                   December 31,                 1999    (unaudited)              2000
                              ------------------------    (unaudited  ----------------     (unaudited
Statement of operations data    1997     1998     1999    pro forma)     1999     2000     pro forma)
------------------------------------------------------------------------------------------------------
                                            (In thousands, except per share data)
Revenue:
 License..................    $   23  $    47  $   457      $  1,243  $   316  $   774       $  1,470
 Research and development
  services................        40       37      790         6,199      352      716          5,279
 Other revenue............        --       --       46            46       25      406            406
                              ------  -------  -------      --------  -------  -------       --------
Total revenue.............        63       84    1,293         7,488      693    1,896          7,155
Operating costs and
 expenses:
 Cost of revenue..........        --       --       --         3,619       --      261          2,753
 Research and
  development.............       189    1,009    4,790         4,766    3,815    6,686          6,641
 Selling, general and
  administrative..........       336    2,381    3,757         5,812    2,263    4,578          7,914
 Amortization of purchased
  intangible assets and
  goodwill................        --       --       --         6,737       --       --          5,053
                              ------  -------  -------      --------  -------  -------       --------
Total operating costs and
 expenses.................       525    3,390    8,547        20,934    6,078   11,525         22,361
Loss from operations......      (462)  (3,306)  (7,254)      (13,446)  (5,385)  (9,629)       (15,206)
 Interest income..........        --      184      355           381      248      917            939
 Interest expense.........        (5)    (122)    (237)         (245)    (147)    (375)          (389)
                              ------  -------  -------      --------  -------  -------       --------
Net loss before income
 taxes....................      (467)  (3,244)  (7,136)      (13,310)  (5,284)  (9,087)       (14,656)
(Provision for) benefit
 from income tax..........        --       --       --          (291)      --       --             89
                              ------  -------  -------      --------  -------  -------       --------
Net loss..................    $ (467) $(3,244) $(7,136)     $(13,601) $(5,284) $(9,087)      $(14,567)
                              ======  =======  =======      ========  =======  =======       ========
Basic and diluted net loss
 per common share.........    $(0.34) $ (1.81) $ (2.94)     $  (2.73) $ (2.26) $ (3.17)      $  (2.68)
                              ======  =======  =======      ========  =======  =======       ========
Shares used in computing
 basic and diluted net
 loss per share...........     1,339    1,789    2,426         4,980    2,339    2,864          5,419
Pro forma basic and
 diluted net loss per
 common share.............                                  $  (1.09)                        $  (0.86)
                                                            ========                         ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 common share.............                                    12,418                           16,830

The unaudited pro forma balance sheet data reflect our acquisition of DNX as if that acquisition had occurred on September 30, 2000, and the unaudited pro forma as adjusted balance sheet data further reflect the conversion of all 22,675,049 shares of our outstanding preferred stock into 16,552,785 shares of our common stock upon the closing of this offering, our sale of 7,000,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share and the receipt of the estimated net proceeds therefrom. See "Use of proceeds" and "Capitalization."

                                                As of September 30, 2000
                                                      (unaudited)
                                             --------------------------------
                                                                    Pro forma
Balance sheet data                             Actual  Pro forma  as adjusted
--------------------------------------------------------------------------
                                                     (In thousands)
Cash, cash equivalents and short-term
   investments.............................. $ 28,100   $ 28,697     $ 98,507
Working capital.............................   25,787     25,013       94,823
Total assets................................   35,937     73,707      143,517
Long-term obligations, net of current
   portion..................................    3,164      3,282        3,282
Redeemable convertible preferred stock......   46,502     81,502          --
Accumulated deficit.........................  (20,151)   (20,151)     (20,151)
Total stockholders' equity (net capital
   deficiency)..............................  (18,088)   (18,088)     133,224

--------------------------------------------------------------------------------

Risk factors

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We expect to continue to incur substantial losses, and we may never achieve profitability.

We have incurred net losses every year since our inception in August 1995 and, as of September 30, 2000, we had an accumulated deficit of $20.2 million. We had net losses as follows:

 .$467,000 in 1997;

 .$3.2 million in 1998;

 .$7.1 million in 1999; and

 .$9.1 million in the nine months ended September 30, 2000.

We expect these losses to continue and anticipate negative cash flow for the foreseeable future. We expect that our operating expenses will increase significantly in the near term, due in part to significant investments we intend to make in research and development. Consequently, we will need to generate significant additional revenue to achieve profitability. We may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

As a company in the early stage of development with an unproven business strategy, our limited history of operations makes evaluation of our business and prospects difficult.

We have had a limited operating history and are at an early stage of development. Our in vivo biophotonic imaging technology is new. To date, we have generated limited revenues as follows:

 .$84,000 in 1998;

 .$1.3 million in 1999; and

 .$1.9 million in the nine months ended September 30, 2000.

Moreover, the majority of those revenues were derived from a government grant and short-term licensing and research and development agreements, most of which have terminated. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


The commercial utility of in vivo biophotonic imaging is uncertain and may never be realized.

Our products are based on a novel technology. To the best of our knowledge, no drugs have been approved to date using our imaging technology, and we have not proven our ability to assist in the development of drugs with commercial potential. Disease progression or response to a drug in our in vivo assays may not have any correlation to disease progression or drug response in a human patient. If commercial opportunities are not realized from the use of in vivo biophotonic imaging, our existing customers could stop using our products, and we could have difficulty attracting new customers.

If our products and services do not become widely used by pharmaceutical, biotechnology, biomedical and chemical researchers, it is unlikely that we will ever become profitable.

Pharmaceutical, biotechnology, biomedical and chemical researchers have historically conducted in vivo biological assessment using a variety of technologies, including a variety of animal models. Compared to these technologies, our technology is new and unproven, and the use of our technology by these companies is limited. The commercial success of our products will depend upon the adoption of our technology as a method to perform in vivo biological assessment. In order to be successful, our products must meet the technical and cost requirements for in vivo biological assessment within the life sciences industry. Market acceptance will depend on many factors, including:

 .the willingness and ability of customers to adopt new technologies;

 .our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to other technologies for in vivo biological assessment;

 .our ability to manufacture products and provide services in sufficient quantities with acceptable quality and at an acceptable cost; and

 .our ability to place and service sufficient quantities of our products.

Because of these and other factors, our products may not gain market acceptance.

We do not have sufficient commercial customers to achieve profitability.

Our business model provides for entering into evaluation licenses with prospective customers. Evaluation licenses are not designed to result in significant revenues or profitability, but rather to lead to longer term commercial licenses that will generate recurring revenues. Our evaluation licenses do not create a binding obligation on the part of the customer to enter into a commercial license of our products. A customer can choose not to renew and not to enter into a commercial license. Therefore, we cannot be sure that any evaluation license will result in a commercial license for our products. To date, we have only one commercial license, one collaborative research and development agreement, and several evaluation licenses that expire in the first quarter of 2001. Our inability to convert evaluation licenses into commercial licenses would have a negative impact on our ability to achieve profitability and meet our growth objectives.

We depend on a limited number of customers, and the loss of, or a significant reduction in, sales to any of them could harm our operating results.

If we are not successful in maintaining relationships with our customers and obtaining new customers, our business and results of operations will suffer. We sell our products primarily to pharmaceutical

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

companies and biomedical research institutions. For the year ended December 31, 1999, sales to three of our customers, Defense Advance Research Projects Agency, Bausch & Lomb Pharmaceuticals and Procter & Gamble Co., collectively accounted for approximately 73% of our revenue. For the nine months ended September 30, 2000, sales to four of our customers, Novartis Pharmaceuticals, Defense Advance Research Projects Agency, Bausch & Lomb Pharmaceuticals and University of Michigan, collectively accounted for approximately 76% of our revenue.

Other than our agreements with Novartis Pharmaceuticals and Pfizer Inc., we do not have long-term commercial agreements with these customers relating to the sale of our products, but rather sell our products to them pursuant to short-term contract research or evaluation agreements. We expect to continue to be dependent upon a relatively small number of customers for a majority of our revenue.

If we are unable to successfully integrate DNX, our business may be harmed.

Recently, we acquired DNX, a privately-held corporation that produces transgenic animals. If we are unable to integrate DNX with our business, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, efforts required to integrate DNX may divert management's attention from our existing strategies and may damage our relationships with key customers and employees. Furthermore, since we have no experience operating DNX, we cannot assure you that we will achieve the expected benefits of this acquisition.

Because we receive revenues principally from pharmaceutical, biotechnology and chemical companies and biomedical research institutions, the capital spending policies of these entities may have a significant effect on the demand for our products.

We market our products to pharmaceutical, biotechnology and chemical companies and biomedical research institutions, and the capital spending policies of these entities can have a significant effect on the demand for our products. These policies are based on a wide variety of factors, including the resources available for purchasing research equipment, the spending priorities among various types of research equipment and the policies regarding capital expenditures. In particular, the volatility of the public stock market for biotechnology companies has at certain times significantly impacted the ability of these companies to raise capital, which has directly affected their capital spending budgets. In addition, continued consolidation within the pharmaceutical industry will likely delay and may potentially reduce capital spending by pharmaceutical companies involved in such consolidations. Any decrease or delay in capital spending by life sciences or chemical companies or biomedical researchers could cause our revenues to decline and harm our profitability.

Our limited sources of supply and distribution may affect our ability to produce and supply our products.

We obtain key components for IVIS from a small number of sources. For example, we obtain the camera used in IVIS from two sources, and we believe that there are no alternative sources for this component in the event of a disruption or discontinuation in supply. We also obtain the luciferase gene we use to create our transgenic animals from a single source and have historically relied on Taconic Farms, Inc. to breed and distribute some of our light-producing transgenic animals, although we believe that we could readily obtain and qualify alternative sources for these components if necessary. Our reliance on these outside suppliers and distributors exposes us to risks, including:

 .the possibility that one or more of our suppliers or distributors could terminate their services at any time;


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 .reduced control over pricing, quality and timely delivery, due to the difficulties in switching to alternative suppliers or distributors; and

 .the potential delays and expense of seeking alternative sources of suppliers or distributors.

In addition, any interruption or delay in the supply of components or work performed by our distributors could impair our ability to produce and supply our products.

We may fail to meet market expectations because of fluctuations in our quarterly or annual operating results, which could cause our stock price to decline.

Our quarterly and annual operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

 .changes in the demand for, and pricing of, our products and services;

 .the nature, pricing and timing of other products and services provided by us or our competitors;

 .changes in the research and development budgets of our customers;

 .acquisition, licensing and other costs related to the expansion of our operations;

 .the timing of milestones, licensing and other payments under the terms of our evaluation and license agreements, commercial agreements and agreements pursuant to which others license technology to us; and

 .expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

A large portion of our expenses, including expenses for our Alameda, California and Cranbury, New Jersey facilities, equipment and personnel, is relatively fixed. In addition, we plan to significantly increase operating expenses in 2001 as we increase our research and development activities, add personnel and expand our facilities. Accordingly, if revenues decline or do not grow as anticipated, we might not be able to correspondingly reduce our operating expenses. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter or annual comparisons of our operating results are not a good indication of our future performance. Our operating results in some periods may not meet the expectations of stock market analysts and investors. In that case, our stock price could decline.

We may be unable to compete effectively because existing in vivo biological assessment technologies are well established and accepted.

We compete with a variety of established and accepted technologies for in vivo biological assessment that several competitors and customers may use to analyze animal models. The technologies have remained relatively unchanged for the past 40 years, are well established and are routinely used by researchers. We believe it may take several years for researchers to become educated about our in vivo biophotonic imaging technology.

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We believe that in the near term, the market for in vivo biological assessment will be subject to rapid change and will be significantly affected by new technology introductions and other market activities of industry participants. As other companies develop new technologies and products to conduct in vivo biological assessment, we may be required to compete with many larger companies that enjoy several competitive advantages, including:

 .established distribution networks;

 .established relationships with life sciences or chemical companies and biomedical researchers; and

 .greater resources for technology and product development, sales and marketing and patent litigation.

Our principal competitors that use established technologies for in vivo biological assessment include Deltagen, Inc., Exelixis, Inc. and Lexicon Genetics Incorporated. Each of these companies uses animal models in the area of target validation in drug discovery and utilizes methods of assessment based upon knockout mice as well as other organisms such as fruit flies, worms and yeast. At any time, other companies may develop additional directly competitive products that could achieve greater market acceptance or render our products obsolete. See "Business - Competition."

If we fail to properly manage our growth, our business could be adversely affected.

We have experienced significant growth in the number of our employees and the scope of our operations. As of December 31, 1999, we had 40 full-time employees, and as of September 30, 2000, we had 72 full-time employees. Through the DNX acquisition in November 2000, we added another 46 employees. We expect our number of employees to continue to increase for the foreseeable future. In addition, we have substantially increased the scale of our operations in the last year and expect to continue doing so for the foreseeable future. Our overall growth and need to develop many different areas of our business have placed, and may continue to place, a strain on our management and operations. If we are unable to manage our growth effectively, our losses could increase. The management of our growth will depend, among other things, upon our ability to improve our operational, financial and management controls, reporting systems and procedures. In addition, we will have to invest in additional customer support resources. To provide this support, we may need to open additional offices, which will result in additional burdens on our systems and resources and require additional capital expenditures.

We depend on key employees in a competitive market for skilled personnel, and without additional employees, we cannot grow or achieve profitability.

We are highly dependent on the principal members of our management, operations and scientific staff, including:

 .David W. Carter and Pamela R. Contag, PhD, our Co-Chief Executive Officers;

 .Kevin J. Birtchnell, our Chief Financial Officer and Vice President;

 .Anthony F. Purchio, PhD, our Chief Scientific Officer and Vice President; and

 .Michael D. Cable, PhD, our Chief Technology Officer and Vice President.

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The loss of any of their services would harm our business. With the exception of Mr. Carter and Dr. Contag, none of the principal members of our management team and scientific staff have entered into employment agreements with us, nor, with the exception of Mr. Carter and Dr. Contag, do we have any key person life insurance on such individuals. Additionally, as a practical matter, any employment agreement we enter into will not ensure the retention of the employee who is a party to the agreement.

Our future success also will depend in part on the continued service of our key scientific, consulting and management personnel and our ability to identify, hire and retain additional personnel. We experience intense competition for qualified personnel. We may be unable to attract and retain personnel necessary for the development of our business. Moreover, a significant portion of our work force is located in the San Francisco Bay Area of California, where demand for personnel with the scientific and technical skills we seek is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly.

We may need to raise additional capital that may not be available, which could adversely affect our operations.

We may need to raise more money to continue our operations. We may seek additional funds from public and private stock offerings, corporate collaborations and licenses, borrowings under lease lines of credit or other sources. Additional capital may not be available on terms acceptable to us, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may include restrictive covenants. If we cannot raise more money when needed, we may have to reduce our capital expenditures, scale back our development of new products and services, reduce our workforce or license to others products that we otherwise would seek to commercialize ourselves. Moreover, our cash used in operations has exceeded cash generated from operations in each period since our inception. For example, we used approximately $5.8 million of net cash in operating activities in 1999 and approximately $6.0 million for the nine months ended September 30, 2000. We expect net cash used in operations to increase in the near future as we make significant investments in research and development. We expect that our current resources, together with the proceeds from this offering and future operating revenue, will be sufficient to fund operations through 2002.

Our product development efforts may not produce commercially viable products.

We intend to devote significant personnel and financial resources to research and development activities to develop new products based upon our in vivo biophotonic imaging technology. We may not be successful in developing new products, and we may never realize any benefits from such research and development activities. Our ability to increase our revenues and achieve and sustain profitability depends upon our ability to successfully develop new and commercially viable products, which is particularly difficult for us, as our technology is novel and its commercial viability is unproven.

Our intellectual property rights may not provide meaningful commercial protection for our products, which could enable third parties to use our technology, or very similar technology, and could reduce our ability to compete in the market.

We rely on patent, copyright, trade secret and trademark laws to limit the ability of others to compete with us using the same or similar technology in the United States and other countries. However, as described below, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. The laws of some foreign

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countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of rules and methods for defending intellectual property rights.

We will be able to protect our technology from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies developing tools for pharmaceutical, biotechnology, biomedical and chemical industries, including our patent position, generally are uncertain and involve complex legal and factual questions, particularly as to questions concerning the enforceability of such patents against alleged infringement. Recent judicial decisions are prompting a reinterpretation of the limited case law that exists in this area, and consequently we cannot assure you that historical legal standards surrounding questions of infringement and validity will be applied in future cases. The biotechnology patent situation outside the United States is even more uncertain, particularly with respect to the patentability of transgenic animals, and currently is undergoing review and revision in many countries. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may therefore diminish the value of our intellectual property.

We own, or control through licenses, a variety of issued patents and pending patent applications. However, the patents on which we rely may be challenged and invalidated, and our patent applications may not result in issued patents. Moreover, our patents and patent applications may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies or design around our patented technologies.

We have taken security measures to protect our proprietary information, especially proprietary information that is not covered by patents or patent applications. These measures, however, may not provide adequate protection of our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose our proprietary information, and we may not be able to protect our trade secrets in a meaningful way. If we lose any employees, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees despite the existence of nondisclosure and confidentiality agreement and other contractual restrictions to protect our proprietary technology. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others.

We may be exposed to future litigation by third parties based on claims that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that there are numerous issued and pending patents in the life sciences industry and the fact that, as described in the prior risk factor, the validity and breadth of life sciences patents involve complex legal and factual questions for which important legal principles remain unresolved. Our competitors may assert that our products and the methods we employ may be covered by US or foreign patents held by them. In addition, because patent applications can take many years to issue, there may be currently pending applications of which we are unaware, which may later result in issued patents that our products may infringe. There could also be existing patents of which we are not aware that one or more of our products may inadvertently infringe.

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If we lose a patent infringement lawsuit, we could be prevented from selling our products unless we can obtain a license to use technology or ideas covered by such patent or are able to redesign the products to avoid infringement. A license may not be available at all or on terms acceptable to us, or we may not be able to redesign our products to avoid any infringement. If we are not successful in obtaining a license or redesigning our products, we may be unable to sell our products and our business could suffer.

We may be subject to patent litigation, which could be expensive and divert our management's attention.

There is a substantial amount of litigation over patent and other intellectual property rights in the life sciences industry generally. For example, two of our principal competitors, Deltagen, Inc. and Lexicon Genetics Incorporated, are currently involved in litigation regarding intellectual property claims relating to the creation of transgenic animals. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business.

Our rights to the use of technologies licensed to us by third parties are not within our control, and without these technologies, our products and programs may not be successful and our business prospects could be harmed.

We rely on licenses to use various technologies that are material to our business, including licenses to the use of certain biologicals, and licenses to engineer and commercialize transgenic animals. We do not own the patents that underlie these licenses. Our rights to use these technologies and employ the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them. In most cases, we do not control the prosecution or filing of the patents to which we hold licenses. Instead, we rely upon our licensors to prevent infringement of those patents. Some of the licenses under which we have rights, such as our licenses from Stanford University and Ohio University, provide us with exclusive rights in specified fields, but we cannot assure you that the scope of our rights under these and other licenses will not be subject to dispute by our licensors or third parties.

Compliance with governmental regulations could increase our operating costs or adversely affect our customers' ability to obtain governmental approval of gene-based products, which would adversely affect the commercialization of our technology.

The federal Animal Welfare Act governs the transportation, purchase, sale, housing, care, handling and treatment of animals used for research or experimental purposes. The Animal Welfare Act imposes a wide variety of specific requirements on producers and users of many research animals, including requirements related to personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions. It applies to institutions or facilities using any regulated live animals for research, testing, teaching or experimentation, including diagnostic laboratories and private companies in the pharmaceutical and biotechnology industries. The United States Department of Agriculture, or USDA, which administers the Animal Welfare Act, has adopted regulations exempting mice, rats and birds from the requirements of the Animal Welfare Act. However, in September 2000, the USDA settled a lawsuit filed against it by agreeing to initiate and complete rulemaking to include mice, rats and birds within the operation of the Animal Welfare Act. In October 2000, Congress passed and the President signed into law legislation that prohibits the USDA from using any funds appropriated to it for fiscal year 2001 to issue regulations or take other actions to change the definition of animal in the Animal

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Welfare Act regulations. We cannot predict the outcome of these judicial and legislative actions, and we cannot assure you that the USDA will not decide to include mice as a covered animal in its regulations. We conduct research on rabbits, which is a covered animal under the Animal Welfare Act regulations. We are licensed under the Animal Welfare Act and believe we are in substantial compliance with its provisions as they apply to currently covered animals. Any future requirement that we comply with Animal Welfare Act regulations governing the use of mice could be expensive and could impair our research and production efforts and make our products and services less attractive to potential customers.

Since we develop animals containing changes in their genetic make-up, we may become subject to a variety of laws, guidelines, regulations and treaties specifically directed at genetically modified organisms. The area of environmental releases of genetically modified organisms is rapidly evolving and is currently subject to intense regulatory scrutiny, particularly overseas. If we become subject to these laws, we could incur substantial compliance costs. For example, the Biosafety Protocol, a recently adopted treaty, is expected to cover certain shipments from the United States to countries abroad that have signed the Biosafety Protocol. The Biosafety Protocol is also expected to cover the importation of living modified organisms, a category that could include our transgenic mice. If our mice are not contained as described in the Biosafety Protocol, our animals could be subject to the potentially extensive import requirements of countries that are signatories to the Biosafety Protocol.

Our products have lengthy sales cycles, which could cause our operating results to fluctuate significantly from quarter to quarter.

Our ability to obtain customers for our products depends in significant part upon the perception that our products can help accelerate efforts in drug development. The sale of many of our products typically involves a significant technical evaluation and commitment of capital by customers. Accordingly, the initial sales cycles of many of our products are lengthy and subject to a number of significant risks that are beyond our control, including customers' budgetary constraints and internal acceptance reviews. Our revenues could fluctuate significantly from quarter to quarter, due to this lengthy and unpredictable sales cycle. In particular, our operating results in the first and third quarters have historically been depressed. A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if our revenues decline or do not grow as we anticipate, we might not be able to correspondingly reduce our operating expenses. Our failure to achieve our anticipated levels of revenues could significantly harm our operating results for a particular fiscal period. Due to the possibility of fluctuations in our operating results, we believe that quarter-to-quarter comparisons of our operating results are not always a good indication of our future performance.

Public perception of ethical and social issues may limit or discourage the use of mice for experimentation using our in vivo biophotonic imaging technology, which could reduce our revenues and adversely affect our business.

Governmental authorities could, for social or other purposes, limit the use of genetic modifications or prohibit the practice of our technology. Public attitudes may be influenced by claims that genetically engineered products are unsafe for use in research or pose a danger to the environment. The subject of genetically modified organisms, like genetically altered mice, has received negative publicity and aroused significant public debate. In addition, animal rights activists could protest or make threats against our facilities, which may result in property damage. Ethical and other concerns about our methods, particularly our use of genetically altered mice, could adversely affect our market acceptance.

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If a natural disaster strikes our manufacturing facility, we would be unable to manufacture our products for a substantial amount of time and we would experience lost revenue.

We have relied to date principally on our manufacturing facility in Alameda, California to produce IVIS and our light-producing cells, microorganisms and transgenic animals. As a result of our acquisition of DNX, we have also established a back-up facility for producing transgenic animals in Cranbury, New Jersey. Both of these facilities and some pieces of manufacturing equipment would be difficult to replace and could require substantial replacement lead-time. Our facilities may be affected by natural disasters such as earthquakes and floods. Earthquakes are of particular significance to our Alameda facility, as it is located in an earthquake-prone area. In the event our Alameda facility or equipment were affected by man-made or natural disasters, we would be forced to shift production of IVIS and many of our light-producing cells, microorganisms and transgenic animals to our Cranbury facility. We believe that this production shift would result in a disruption in our operations of approximately 30 to 60 days, which could harm our business. Although we believe that we possess adequate insurance for damage to our property and the disruption of our business from earthquakes, fire and other casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

RISKS RELATED TO THIS OFFERING

You will suffer immediate and substantial dilution.

We expect the initial public offering price of our shares to be substantially higher than the book value per share of the outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will:

 .pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

 .contribute 48% of the total amount invested to date to fund us, but will own only 26% of the shares of common stock outstanding. To the extent outstanding stock options or warrants are exercised, there will be further dilution to new investors.

Our principal stockholders, executive officers and directors own a significant percentage of our stock, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

Our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately 34.0% of our common stock following this offering. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

The future sale of common stock could negatively affect our stock price.

After this offering, we will have approximately 26,886,256 shares of common stock outstanding, or 27,936,256 shares if the underwriters' over-allotment option is exercised in full. The 7,000,000 shares

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sold in this offering, or 8,050,000 shares if the underwriters' over-allotment option is exercised in full, will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our affiliates. The remaining 19,886,256 shares of common stock outstanding after this offering will be available for sale in the public market 180 days after the date of the final prospectus relating to this offering, subject in some cases to volume and other limitations. The previous sentence assumes the effectiveness of the lock-up agreements with the underwriters under which holders of substantially all of our common stock have agreed not to sell or otherwise dispose of their shares of common stock. Most of the shares that will be available for sale after the expiration of the lock-up period will be subject to volume restrictions because they are held by our affiliates. In addition, UBS Warburg LLC may waive these lock-up restrictions prior to the expiration of the lock-up period without prior notice.

If our common stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. After this offering, the holders of approximately 16,637,015 shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Furthermore, if we were to include in a company-initiated registration statement shares held by those holders pursuant to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock. Please see "Shares eligible for future sale."

There may not be an active, liquid trading market for our common stock.

Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active. The initial public offering price may not be indicative of prices that will prevail in the trading market. See "Underwriting" for more information regarding the factors considered in determining the initial public offering price.

Our common stock may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.

The market price of our common stock may fluctuate substantially due to a variety of factors, including:

 .announcements of technological innovations or new products by us or our competitors;

 .development and introduction of new products and services;

 .media reports and publications about genetics and gene-based products;

 .announcements concerning our competitors or the life sciences industry in general;

 .new regulatory pronouncements and changes in regulatory guidelines;

 .general and industry-specific economic conditions;

 .changes in financial estimates or recommendations by securities analysts; and

 .changes in accounting principles.

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The market prices of the securities of biotechnology companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Moreover, market prices for stocks of biotechnology-related and technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management's attention and resources and harm our financial condition and results of operations.

Our incorporation documents may delay or prevent a change in our management.

Our amended and restated certificate of incorporation and bylaws will contain provisions that could delay or prevent a change in our management team. Some of these provisions:

 .authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock; and

 .provide for a classified board of directors.

These provisions could allow the board of directors to affect your rights as a stockholder since the board of directors can make it more difficult for common stockholders to replace members of the board. Because the board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace the current management team.

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Forward-looking information

Some of the statements that we make under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any of our forward-looking statements. Some of these factors are listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

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Use of proceeds

Our proceeds from the sale of the 7,000,000 shares of common stock we are offering are estimated to be $69,810,000, or $80,552,000 if the underwriters' over allotment option is exercised in full, assuming a public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses. We currently intend to use the net proceeds to fund our operations, including:

 .approximately $33 million for continued development and manufacturing of existing products and research, development and commercialization of new applications for our technology;

 .approximately $8 million for hiring of additional personnel to support our growth;

 .approximately $8 million for expansion of our facilities; and

 .the remainder for working capital and general corporate purposes.

We have no current plans, agreements or commitments with respect to any acquisition. We may, however, if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies. Our management may spend the proceeds from this offering in ways which our stockholders may not deem desirable.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Dividend policy

We have never declared or paid cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors including future earnings, capital requirements, financial conditions and future prospectus and other factors the board of directors may deem relevant.

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Capitalization

The following table sets forth our capitalization as of September 30, 2000:

 .on an actual basis;

 .on a pro forma basis to give effect to the acquisition of DNX and the issuance of 3,500,000 shares of preferred stock in connection with the DNX acquisition, as if the acquisition had occurred on September 30, 2000; and

 .on a pro forma as adjusted basis to give further effect to the automatic conversion of all 22,675,049 shares of our preferred stock into 16,552,785 shares of common stock upon the closing of this offering and the receipt of the estimated net proceeds from the sale of 7,000,000 shares of common stock offered by this prospectus at an assumed public offering price of $11.00 per share.

                                                                     Pro forma
                                              Actual    Pro forma  as adjusted
                                         (unaudited)  (unaudited)  (unaudited)
-------------------------------------------------------------------------------
                                          (In thousands, except share data)
Long-term obligations, including
   current portion.....................     $  4,242     $  4,418     $  4,418
                                            --------     --------     --------
Redeemable convertible preferred
   stocks, $0.001 par value,
   20,085,895 shares authorized,
   18,914,443 shares issued and
   outstanding (13,807,543 common
   shares on an as-if converted basis),
   actual; 23,585,895 shares
   authorized, 22,414,443 shares issued
   and outstanding (16,362,543 common
   shares on an as-if converted basis),
   pro forma; no shares issued or
   outstanding pro forma as adjusted ..       46,502       81,502          --

Stockholders' equity (net capital
   deficiency):
  Convertible preferred stock, $0.001
     par value, 260,606 shares
     authorized, actual and pro forma;
     260,606 shares issued and
     outstanding (190,242 common shares
     on an as-if converted basis),
     actual and pro forma;
     5,000,000 shares authorized pro
     forma as adjusted, no shares
     issued or outstanding pro forma as
     adjusted..........................          --           --           --
  Common stock, $0.001 par value,
     35,000,000 shares authorized,
     3,333,471 shares issued and
     outstanding actual and pro forma;
     150,000,000 authorized pro forma
     as adjusted, 26,886,256 shares
     issued and outstanding pro forma
     as adjusted.......................            4            4           29
Additional paid-in capital.............       11,080       11,080      162,367
Notes receivable from stockholders.....         (111)        (111)        (111)
Deferred stock-based compensation......       (8,910)      (8,910)      (8,910)
Accumulated deficit....................      (20,151)     (20,151)     (20,151)
                                            --------     --------     --------
  Total stockholders' equity (net
     capital deficiency)...............      (18,088)     (18,088)     133,224
                                            --------     --------     --------
  Total capitalization.................     $ 32,656     $ 67,832     $137,642
                                            ========     ========     ========

The table above does not include:

 .213,722 shares issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $2.24 per share;

 .1,826,170 shares issuable upon the exercise of outstanding options under our 1996 Stock Plan at a weighted-average exercise price of $1.23 per share; and

 .a total of 381,060 shares available for future grant under our 1996 Stock Plan, 839,500 shares available for future grant under our 2000 Stock Plan and 292,000 shares available for future purchase under our 2000 Employee Stock Purchase Plan.

 Subsequent to September 30, 2000, options were granted covering an additional 698,464 shares of our common stock at a weighted-average exercise price of $2.73 per share.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dilution

If you invest in our common stock, your interest will be diluted by the difference between the public offering price per share of our common stock and the combined pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Our combined pro forma net tangible book value at September 30, 2000 was approximately $30,492,000, or $1.53 per share of common stock. Combined pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the combined pro forma number of shares of common stock outstanding at September 30, 2000, and the conversion of 19,175,049 shares of our preferred stock into 13,997,785 shares of common stock upon the closing of this offering and the issuance of 3,500,000 shares of preferred stock (2,555,000 shares of common stock on an as if converted basis) in connection with the DNX acquisition, as if the acquisition had occurred on September 30, 2000. Assuming our sale of 7,000,000 shares of common stock at an assumed initial public offering price of $11.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, our combined pro forma as adjusted net tangible book value at September 30, 2000 would have been approximately $100,302,000, or $3.73 per share. This represents an immediate increase in combined pro forma net tangible book value of $2.20 per share to existing stockholders and an immediate dilution of $7.27 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share...........................       $11.00
  Net tangible book value per share as of September 30, 2000...... $1.53
  Increase per share attributable to new investors................  2.20
                                                                   -----
Combined pro forma net tangible book value per share after the
 offering.........................................................         3.73
                                                                         ------
Dilution per share to new investors...............................       $ 7.27
                                                                         ======

The table above assumes no exercise of the underwriters' over-allotment option and excludes exercises of options after September 30, 2000. The number of shares outstanding as of September 30, 2000 excludes 1,826,170 shares of common stock issuable upon exercise of options outstanding as of September 30, 2000, having a weighted-average exercise price of $1.23 per share and 213,722 shares of stock issuable upon exercise of warrants outstanding at September 30, 2000, having a weighted- average exercise price of $2.24 per share. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase dilution to new investors.

Assuming exercise in full of all of our outstanding stock options and warrants totaling 2,039,892 additional shares and approximately $2,725,000 in exercise proceeds, the combined pro forma net tangible book value would be reduced and further dilute new investors an additional $0.17 per share, to $7.44 per share.

Subsequent to September 30, 2000, options were granted covering an additional 698,464 shares of our common stock at a weighted-average exercise price of $2.73 per share. Assuming exercise in full of these options underlying the 698,464 shares and all other options and warrants outstanding at September 30, 2000, as described above, and approximately $1,907,000 in exercise proceeds, the combined pro forma net tangible book value would be reduced and further dilute new investors an additional $0.02 per share, to $7.46 per share.

--------------------------------------------------------------------------------

Dilution

--------------------------------------------------------------------------------

The following table sets forth, as of September 30, 2000 and giving effect to the issuance of stock in the DNX acquisition, the differences between the number of shares of common stock purchased from us, the total consideration paid and average price per share paid by existing stockholders and by the new investors, before deducting expenses payable by us, using an assumed public offering price of $11.00 per share.

                            Shares purchased  Total consideration
                           ------------------ -------------------- Average price
                               Number Percent       Amount Percent     per share
--------------------------------------------------------------------------------
Existing stockholders..... 19,886,256   74.0% $ 83,440,000   52.0%        $ 4.20
New investors.............  7,000,000   26.0    77,000,000   48.0         $11.00
                           ----------  ------ ------------  ------
Total .................... 26,886,256  100.0% $160,440,000  100.0%
                           ==========  ====== ============  ======

If the underwriters' over-allotment option is exercised in full, the following will occur:

 .the number of shares of common stock held by existing stockholders will decrease to approximately 71% of the total number of shares of common stock outstanding; and

 .the number of shares held by new public investors will be increased to 8,050,000, or approximately 29% of the total number of shares of our common stock outstanding after this offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected financial data

The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The statement of operations data for the fiscal years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from our audited financial statements not included in this prospectus. The statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and 2000 and the balance sheet data at September 30, 2000 derived from our unaudited financial statements included in this prospectus and include all adjustments consisting only of normal, recurring adjustments, which we consider necessary for a fair presentation of the data. The pro forma columns reflect our acquisition of DNX, as if the acquisition had occurred on January 1, 1999 for the statement of operations and September 30, 2000 for the balance sheet. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year, for any other interim period or for any future fiscal year.

                          Period from                                                    Nine months       Nine months
                            inception                                      Year ended       ended                ended
                           (August 1,                                    December 31,   September 30,    September 30,
                                1995)     Year ended December 31,                1999    (unaudited)              2000
Statement of operations   to Dec. 31,  --------------------------------    (unaudited  ----------------     (unaudited
data                             1995    1996    1997     1998     1999    pro forma)     1999     2000     pro forma)
-----------------------------------------------------------------------------------------------------------------------
                                                 (In thousands, except per share data)
Revenues:
 License................       $   --  $   --  $   23  $    47  $   457      $  1,243  $   316  $   774       $  1,470
 Research and
  development services..           --      --      40       37      790         6,199      352      716          5,279
 Other revenues.........           --      --      --       --       46            46       25      406            406
                               ------  ------  ------  -------  -------      --------  -------  -------       --------
Total revenues..........           --      --      63       84    1,293         7,488      693    1,896          7,155
Operating costs and
 expenses:
 Cost of revenue........           --      --      --       --       --         3,619       --      261          2,753
 Research and
  development...........            2      28     189    1,009    4,790         4,766    3,815    6,686          6,641
 Selling, general and
  administrative........           55     132     336    2,381    3,757         5,812    2,263    4,578          7,914
 Amortization of
  purchased intangible
  assets and goodwill...           --      --      --       --       --         6,737       --       --          5,053
                               ------  ------  ------  -------  -------      --------  -------  -------       --------
Total operating costs
 and expenses...........           57     160     525    3,390    8,547        20,934    6,078   11,525         22,361
Loss from operations....          (57)   (160)   (462)  (3,306)  (7,254)      (13,446)  (5,385)  (9,629)       (15,206)
 Interest income........           --      --      --      184      355           381      248      917            939
 Interest expense.......           --      --      (5)    (122)    (237)         (245)    (147)    (375)          (389)
                               ------  ------  ------  -------  -------      --------  -------  -------       --------
Net loss before income
 taxes..................          (57)   (160)   (467)  (3,244)  (7,136)      (13,310)  (5,284)  (9,087)       (14,656)
(Provision for) benefit
 from income tax........           --      --      --       --       --          (291)      --       --             89
                               ------  ------  ------  -------  -------      --------  -------  -------       --------
Net loss................       $  (57) $ (160) $ (467) $(3,244) $(7,136)     $(13,601) $(5,284) $(9,087)      $(14,567)
                               ======  ======  ======  =======  =======      ========  =======  =======       ========
Basic and diluted net
 loss per common share..       $(0.04) $(0.12) $(0.34) $ (1.81) $ (2.94)     $  (2.73) $ (2.26) $ (3.17)      $  (2.68)
                               ======  ======  ======  =======  =======      ========  =======  =======       ========
Shares used in computing
 basic and diluted net
 loss per share.........        1,314   1,314   1,339    1,789    2,426         4,980    2,339    2,864          5,419
Pro forma basic and
 diluted net loss per
 common share...........                                                     $  (1.09)                        $  (0.86)
                                                                             ========                         ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 common share...........                                                       12,418                           16,830


--------------------------------------------------------------------------------

Selected financial data

--------------------------------------------------------------------------------

                                                                                           As of
                                                                            As of  September 30,
                                    As of December 31,              September 30,           2000
                             -------------------------------------           2000     (unaudited
Balance sheet data           1995   1996   1997     1998      1999    (unaudited)     pro forma)
-------------------------------------------------------------------------------------------------
                                                    (In thousands)
Cash, cash equivalents and
 short-term investments...   $ 15  $   6  $ 175  $ 2,407  $  5,812       $ 28,100       $ 28,697
Working capital
   (deficit)..............    (44)  (115)  (565)   2,271     4,968         25,787         25,013
Total assets..............     17     10    182    4,736    11,613         35,937         73,707
Long-term obligations, net
   of current portion.....     --     --     --    1,360     2,678          3,164          3,282
Redeemable convertible
   preferred stock........     --     --     --    6,527    17,511         46,502         81,502
Accumulated deficit.......    (57)  (217)  (684)  (3,928)  (11,064)       (20,151)       (20,151)
Total stockholders' equity
 (net capital deficiency)..   (42)  (111)  (558)  (3,733)  (10,492)       (18,088)       (18,088)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of
financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those systems included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

We commenced marketing of our first generation in vivo biophotonic imaging system in 1997 and our second generation system, IVIS, in 2000. We began licensing our technology in 1998 in the form of evaluation licenses. In July 2000, we signed our first commercial license with Novartis.

To date, we have derived our revenues primarily from licensing agreements and research and development services. Our licensing revenues include fees incurred during the evaluation process and commercial agreements that we recognize ratably over the performance period. Our research and development services include fees from contract research, research collaboration agreements and grants that we recognize upon performance of underlying activities. Our other revenues include revenues from the sale of IVIS and light-producing cells and organisms and leasing of IVIS.

We market our products generally to pharmaceutical, biotechnology and chemical companies and biomedical researchers. Our products are based on novel technology and compete with products and technologies that are well established. As a result, the initial sales cycle for marketing our products is relatively long. We expect that it will take approximately 12 to 18 months to progress from initial contact to execution of a commercial license agreement. To date, we have entered into only one commercial license. Our marketing programs are designed, in part, to educate our potential customers on the merits of our products in order to secure additional commercial license customers and shorten our sales cycle.

Our operating costs and expenses consist primarily of research and development expenses, and selling, general and administrative expenses. Our costs of revenues include parts and components associated with the manufacture of IVIS and related software. These costs have been insignificant to date. We expect our costs of revenues to increase significantly as a result of the acquisition of DNX and the commercialization of IVIS and light-producing cells, microorganisms and transgenic animals.

Our research and development expenses include salary expenses and costs of supplies incurred pursuant to our research and development collaborations and internal research and development projects. We expect our research and development costs to increase as we continue to enhance our existing products and develop new applications of our technology. We do not expect the acquisition of DNX to contribute significantly to our research and development expenses.

Our selling, general and administrative expenses include compensation expenses related to executive, sales and marketing, finance and other administrative personnel, the costs of our facility, insurance and legal support as well as the amortization of deferred stock-based compensation. We expect our selling, general and administrative expenses to increase as we expand our infrastructure in support of our

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

anticipated increased operations and growing customer base. We expect that the acquisition of DNX will significantly increase our selling, general and administrative expenses.

We have a limited history of operations. Since inception, we have incurred significant losses and, as of September 30, 2000, we had an accumulated deficit of $20.2 million. We anticipate incurring additional losses, which may increase, through at least 2002 as we increase the number of commercial licenses for our products and expand our sales of light-producing cells, microorganisms and transgenic animals.

Deferred stock-based compensation represents the difference between the fair value of our common stock and the exercise price of options on their date of grant. The fair value of our common stock for purposes of this calculation was determined based on our review of the primary business factors underlying the value of our common stock on the date such option grants were made, viewed in light of this offering and the expected initial public offering price per share. During the year ended December 31, 1999, we recorded deferred stock-based compensation totaling $904,000. Additional deferred stock-based compensation totaling $9.4 million was recorded for options granted during the nine months ended September 30, 2000. We are amortizing the deferred stock-based compensation to expense on the graded vesting basis over the four-year vesting period. The graded vesting method was adopted in connection with the proposed initial public offering and we expect to continue to use this method in the future. As of September 30, 2000, there was approximately $8.9 million of deferred stock-based compensation to be amortized in future periods as follows: $1.4 million for the three months ending December 31, 2000, $4.6 million for the year ending December 31, 2001, $1.9 million for the year ending December 31, 2002, $818,000 for the year ending December 31, 2003 and $144,000 for the year ending December 31, 2004. Subsequent to September 30, 2000, we issued to employees additional options to purchase 698,464 shares of our common stock at a weighted-average exercise price of $2.73 per share. As a result, we expect additional $5.8 million in deferred stock-based compensation to be amortized in future periods as follows: $0.5 million in 2000, $3.2 million in 2001, $1.3 million in 2002, $0.6 million in 2003 and $0.2 million in 2004. In August 2000, we granted non-employee options to purchase 51,100 shares of common stock at $1.36 per share. The fair value of options granted to non-employees was determined using the Black-Scholes model. The resulting compensation expense was $179,000 for the two months ended September 30, 2000. The value will be periodically remeasured as the underlying options vest.

Recent acquisition of DNX

In November 2000, we acquired Chrysalis DNX Transgenic Sciences Corporation, a wholly-owned subsidiary of MDS Inc., in exchange for 3,500,000 shares of our Series F preferred stock. These shares will convert into 2,555,000 shares of common stock upon the closing of this offering. DNX produces transgenic animals and performs contract research and development services for pharmaceutical and biotechnology companies and biomedical research institutions. We believe the acquisition provides us with additional technology and manufacturing capacity for our light-producing transgenic animals. DNX has 46 full-time employees located in their 41,200 square foot facility in Cranbury, New Jersey. For the year ended December 31, 1999, DNX had total revenues of $6.2 million and net income of $272,000, and for the nine months ended September 30, 2000, had total revenues of $5.3 million and a net loss of $427,000. In connection with the acquisition, we entered into a five-year strategic relationship agreement with MDS, under which we licensed technology to MDS and agreed to sell products to them for use in their pre-clinical contract research services, excluding toxicology services. We agreed not to sell or license our technology to any other commercial pre-clinical contract research organization for an initial term of five years. In turn, MDS agreed to assist us with certain marketing activities for our technology. Under the strategic relationship agreement, we remained free to use our technology in our own business, including commercial licenses and sales, and for toxicology testing.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

To date, DNX has derived all of its revenues from contract research and development services and licensing agreements. DNX's operating costs and expenses consist primarily of costs incurred to provide contract research and development services, research and development expenses, and selling, general and administrative expenses. Costs of revenues include salaries of scientific personnel and costs of supplies related to providing research and development services. DNX has had no research and development expenses. Sales and marketing expenses include salaries and other marketing costs. General and administrative expenses consist primarily of facility expenses and personnel costs.
We anticipate that our quarterly results of operations will fluctuate for the forseeable future due to several factors, including market evaluation and acceptance of our current and new products, which may result in a lengthy sales cycle, patent conflicts, the introduction of new products by our competitors, the timing and extent of our research and development efforts, and the timing of significant orders. Our limited history makes accurate predictions of future operations difficult.

RESULTS OF OPERATIONS

Nine months ended September 30, 2000 and 1999

Revenues

Total revenues increased to approximately $1.9 million for the nine months ended September 30, 2000 from approximately $693,000 for the same period in 1999. The increase was attributable to revenue recognized from new commercial and evaluation licenses, contract research and development agreements, sales of IVIS and research grants. Revenues from our four largest customers, Novartis Pharmaceuticals, Defense Advance Research Projects Agency, Bausch & Lomb Pharmaceuticals and University of Michigan, accounted for approximately 29%, 24%, 12% and 11% of total revenues for the nine months ended September 30, 2000. The remaining 24% of total revenues for the nine months ended September 30, 2000 was derived from a number of customers, none of which accounted for more than 10% of total revenues. For the nine months ended September 30, 1999, Defense Advance Research Projects Agency, F. Hoffman-La Roche and Eli Lilly collectively accounted for approximately 73% of total revenues.

Costs of revenues

Our costs of revenues increased to $261,000 for the nine months ended September 30, 2000 from $0 for the same period in 1999. The increase was attributable to the sale of IVIS systems in 2000.

Research and development expenses

Our research and development expenses increased to approximately $6.7 million for the nine months ended September 30, 2000 from approximately $3.8 million for the same period in 1999. The increase was primarily attributable to an increase in salaries and employee costs as we expanded our scientific team to 55 individuals as of September 30, 2000 from 27 as of September 30, 1999, as well as costs related to the development and enhancement of IVIS, Bioware and light-producing transgenic animals. The increase was also attributable to a $875,000 increase in amortization of deferred stock-based compensation associated with the issuance of stock options to our employees and consultants.

Selling, general and administrative expenses

Our selling, general and administrative expenses increased to approximately $4.6 million for the nine months ended September 30, 2000 from approximately $2.3 million for the same period in 1999. The

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

increase was attributable to an increase in employee costs as our administrative headcount increased to 17 individuals as of September 30, 2000 from 12 as of September 30, 1999 and increased legal, patent and public relation costs. The increase was also attributable to a $307,000 increase in amortization of deferred stock-based compensation associated with the issuance of stock options to our employees.

Net interest income (expense)

Our net interest income (expense) increased to approximately $542,000 for the nine months ended September 30, 2000 from approximately $101,000 for the same period in 1999. The increase was primarily attributable to interest earned on the net proceeds from a $29.0 million Series E financing in May 2000.

Years ended December 31, 1999, 1998 and 1997

Revenues

Total revenues increased to approximately $1.3 million in 1999 from approximately $84,000 in 1998 and $63,000 in 1997. The increase from 1998 to 1999 was primarily attributable to an increase in revenues recognized from new licensing agreements, contract research and development agreements and federal grants. The increase from 1997 to 1998 was primarily attributable to new licensing agreements into which we entered.

Research and development expenses

Research and development expenses increased to approximately $4.8 million in 1999 from approximately $1.0 million in 1998 and $189,000 in 1997. These expenses increased each year due to an increase in salaries and employee costs, as we expanded our scientific team to 28 individuals from 12 as of December 31, 1999 and one as of December 31, 1997, as well as costs related to the development and enhancement of IVIS, Bioware and light-producing animals. The increase was also attributable to a $169,000 increase in amortization of deferred stock-based compensation during 1999 associated with the issuance of stock options to our employees and consultants.

Selling, general and administrative expenses

Our selling, general and administrative expenses increased to approximately $3.8 million in 1999 from approximately $2.4 million 1998 and $336,000 in 1997. Our selling, general and administrative expenses increased each year primarily due to increases in salaries and employee costs and increased legal, patent and public relation costs. These increases were also attributable to a $119,000 increase in amortization of deferred stock-based compensation associated with the issuance of stock options to our employees.

Net interest income (expense)
Our net interest income (expense) increased to approximately $118,000 in 1999 from approximately $62,000 in 1998 and $(5,000) in 1997. These increases were primarily due to interest earned on the proceeds from our Series D preferred stock financing in April 1999 and Series C preferred stock financing in January 1998.

Provision for income taxes
As of December 31, 1999, we had approximately $10.0 million of federal and $6.0 million of California state net operating loss carryforwards for tax reporting purposes available to offset future taxable income. We also had research and development operating loss carryforwards of approximately $300,000 for federal income tax purposes. The net operating loss carryforwards will expire at various dates beginning in 2003 through 2020, if not utilized. We have not recognized any benefit from the future use of loss carryforwards for these periods or for any other period since inception because of uncertainty surrounding their realization. The amount of net operating losses that we can utilize may

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

be limited under tax regulations in circumstances including a cumulative stock ownership change of more than 50% over a three-year period. We do not anticipate any significant adjustments to income taxes as a result of the recent acquisition of DNX.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations from inception through private sales of preferred stock, equipment financing arrangements and contracts payments to us under licenses, government and commercial research and development agreements. Through September 30, 2000, we had received net proceeds of $46.7 million from the issuance of common and preferred stock and $4.7 million from licenses, commercial research and development agreements and government grants and contracts. In addition, through September 30, 2000, we had $4.2 million in equipment financing obligations. These obligations are secured by the equipment financed, bear interest at the rate of 13.2% to 14.8% and are due in monthly installments through 2005.

As of September 30, 2000, we had $28.1 million in cash, cash equivalents and short-term investments. For the nine months ended September 30, 2000, we used $6.0 million in cash for operating activities. This consisted of the net loss for the period of $9.1 million offset in part by non-cash charges of $2.2 million that include deferred stock-based compensation of $1.4 million and amortization and depreciation expenses of $873,000. During 1999, we used $5.8 million, and during 1998, we used $3.6 million for operating activities, primarily due to operating losses and increased working capital needs. In 1999, this consisted of the net loss for the period of $7.1 million, offset in part by non-cash charges of $921,000 related to deferred stock-based compensation of $288,000 and amortization and depreciation expenses of $633,000. In 1998, this consisted of the net loss for the period of $3.2 million offset in part by non-cash charges of $228,000 related to amortization, depreciation expenses of $163,000 and interest expenses related to warrants of $65,000.

For the nine months ended September 30, 2000, net cash used in investing activities was $8.9 million. This consisted of $10.1 million used in purchase of investments, $1.9 million of capital expenditures, offset by $3.1 million of proceeds from sale of investments. Net cash used in investing activities was $5.7 million in 1999 and $2.0 million in 1998. In 1999, this consisted of $4.0 million of purchase of certificate of deposits and $1.7 million of capital expenditures. In 1998, this consisted of $528,000 of purchase of certificate of deposits and $1.5 million of capital expenditures. As of September 30, 2000, we did not have any significant capital expenditure commitments.

Net cash provided by financing activities was $7.9 million in 1998, $12.8 million in 1999 and $30.0 million for the nine months ended September 30, 2000. Our financing activities consisted of sales of our convertible preferred stock and common stock and proceeds from loans.

We expect to have negative cash flows from operations through at least 2002. We expect to incur increasing research and development expenses, as well as expenses for additional personnel and product enhancement efforts. Our future capital requirements will depend on a number of factors, including market acceptance of our products, the resources we devote to developing and supporting our products, continued progress of our research and development of potential products, the need to acquire licenses to new technology and the availability of other financing. We believe that our current cash balances, together with the net proceeds of this offering and revenues to be derived from additional product licenses and research and development contracts, will be sufficient to fund our operations through 2002. To the extent our capital resources are insufficient to meet our future capital requirements, we will need to raise additional capital or incur new debt to fund our operations. There can be no assurance that additional equity or debt financing, if required, will be available on

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Management's discussion and analysis of financial condition and results of operations

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acceptable terms, or at all. If we are unable to obtain additional capital, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our selling and marketing activities or relinquish rights to technologies or products that we might otherwise seek to develop or commercialize. In the event that we do raise additional equity financing, investors in this offering will be further diluted.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our cash equivalents and short-term investments are exposed to financial market risk due to fluctuations in interest rates, which may affect our interest income and, in the future, the fair market value of our investments. We manage our exposure to financial market risk by performing ongoing evaluations of our investment portfolio. We presently invest in short-term bank market rate accounts which are exposed to changes in market interest rates, and in certificates of deposit issued by banks, the value of which does not change based on changes in interest rates. As our cash balances increase, we anticipate investing in short-term investment grade government and corporate securities. These securities will be highly liquid and generally mature within 12 months from our purchase date. Due to the short maturities of our investments, the carrying value should approximate the fair value. In addition, we do not use our investments for trading or other speculative purposes. We have performed an analysis to assess the potential effects of reasonably possible near term changes in interest and foreign currency exchange rates. The effects of any change in foreign currency exchange rates is not expected to be material to our results of operations, cash flows or financial condition. Due to the short duration of our investment portfolio, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our securities portfolio. We do not enter into financial investments for speculation or trading purposes and are not a party to financial or commodity derivatives.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing accounting standards. SFAS No. 133 requires that all derivatives be recognized in the balance sheet at their fair market value and the corresponding derivative gains or losses be either reported in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect to such derivatives. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB statement No. 133," or SFAS No. 137. SFAS No. 137 deferred the effective date until the first quarter ending June 30, 2000. We do not expect the adoption of SFAS No. 133 to have a material impact on our financial position or results of operations.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition," or SAB 101 which provides guidance on the recognition, presentation, and disclosure of revenues in financial statements filed with the SEC. SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. We believe our historical revenue recognition policies comply with SAB 101.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," or FIN 44, which contains rules designed to clarify the application of Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees." FIN 44 became effective on July 1, 2000. We do not expect the adoption of FIN 44 to have a material impact on our financial position or results of operations.

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Business

OVERVIEW

We have developed and are manufacturing and marketing a novel technology platform designed to improve the efficiency and productivity of drug discovery and development by facilitating biological assessment. Our in vivo biophotonic imaging system combines technologies in biology and physics to enable researchers to track and monitor the dynamic molecular mechanisms of disease and the impact of drugs on these mechanisms, as they occur, in live animals. Where and when gene activity occurs provides clues as to gene function in the three-dimensional environment of the living body. We achieve this by using the luciferase gene, which produces a light-emitting enzyme, as a visual tag for biological activity. When the luciferase gene is inserted into a tumor cell or pathogen, researchers can track and monitor the progression of disease within the animal, as well as the effectiveness of related drugs within a live, intact animal. This gene can also be inserted directly into the genome of an animal to serve as a reporter of the activity of another gene, such as a disease-related or toxicity-related gene. With these capabilities, we believe pharmaceutical and biotechnology companies will be better able to assess the clinical relevance of disease targets, as well as predict the efficacy and safety of drugs in humans, thereby reducing the risk of costly drug failures. As a result, we believe our system represents not only a significant improvement over conventional animal models, but a major advance in the ways drugs are discovered and developed.

We license our technology to our customers and sell our instruments, reagents, and database information separately. We began marketing our current generation of in vivo imaging systems in January 2000. Our current customers include Pfizer, Novartis, AstraZeneca, Cell Genesys, Chiron, Cubist Pharmaceuticals, DuPont Pharmaceuticals, Johnson & Johnson, Merck and SmithKline Beecham Plc.


Acquisition of DNX

In November 2000, we acquired Chrysalis DNX Transgenic Sciences Corporation, a wholly-owned subsidiary of MDS Inc. DNX produces transgenic animals and performs contract research and development services for pharmaceutical and biotechnology companies and biomedical research institutions. The acquisition provides us with significant, proprietary additional technology and substantially expanded manufacturing capacity for our light-producing animals. DNX has 47 full-time employees located in their 41,200 square foot facility in Cranbury, New Jersey.

In connection with the acquisition, we entered into a five-year strategic relationship agreement with MDS, under which we licensed to them technology and agreed to sell products to them for their pre-clinical contract research, excluding toxicology. We agreed not to sell or license our technology to any commercial pre-clinical contract research organization, other than MDS, for an initial term of five years. In turn, MDS agreed to assist us with certain marketing activities for our technology. Under the strategic relationship agreement, we remain free to use our technology in our own business, including commercial licenses and sales, and for toxicology testing.

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MARKET OPPORTUNITY

Pharmaceutical and biotechnology companies and biomedical researchers are seeking insights that facilitate the understanding of genes, proteins and drugs in the context of human physiology. The human genome project has identified a large number of genes, some of which are central to maintaining health. In addition, mutations in certain genes can trigger the development of a variety of diseases, including cardiovascular disease, diabetes, disorders of the central nervous systems such as Parkinson's Disease and Alzheimer's Disease, and several forms of cancer. In order to identify optimal points, or targets, for drug intervention and better assess the efficacy and safety of potential drug candidates, pharmaceutical, biotechnology and biomedical researchers need to understand the underlying biological processes that contribute to disease pathologies in the context of animal physiology, and ultimately in humans. Development of a map in which specific functions are assigned to particular genes is essential for understanding this complex biology. By tracking the changes in organs, tissues, and cells, functional insights can be gained which promote a deeper understanding of physiology. This insight can be used to develop new drugs. Similarly, in order to assess the safety and toxicity of chemical compounds found in both the workplace and the environment, the chemical industry requires an equally complex level of biological understanding.

Biomedical research

Biomedical researchers in academic and non-profit institutions are focused on understanding normal and disease mechanisms. These mechanisms are generally complex and comprise a myriad of interrelated genes, proteins and biological pathways. Although the first draft of the sequence of the human genome was recently announced, significant work remains to understand the function of these genes and their protein products, and how they are related in pathways. This work is complicated by the fact that each gene and protein may have several functions and thus may be involved in several pathways.

Researchers are investing in a diverse range of technologies that facilitate and accelerate their understanding of genes, proteins and pathways. These technologies include instruments known as sequencers that determine the sequence of DNA base pairs, testing formats called micro-arrays that consist of reagents organized in a pattern on some sort of substrate and biochip. Sequencers, micro-arrays, biochip and other testing systems and formats are used to detect differences in gene expression or level of protein activity in both normal and diseased tissues. These differences provide valuable clues about biochemical pathways, regulatory mechanisms and cellular functions that can be used to determine the causes and consequences of disease and what genes or proteins may be appropriate targets for drug intervention. Although these technologies are valuable in that they enable a researcher to analyze a large number of genes and proteins in parallel, they provide minimal information on the dynamic role that these genes and proteins serve in the living body. Researchers are seeking complementary technologies to facilitate a deeper understanding of the potentially complex role that these genes serve in physiology and metabolism.

Drug discovery and development

Drug discovery and development is a long, iterative and expensive process. It generally requires up to 15 years of committed resources and between $300 and $500 million of costs per approved drug. The drug discovery process begins with the application of knowledge of disease pathways developed in biomedical research to identify and validate disease targets. Separately, chemical compound libraries comprising thousands of compounds are developed and screened for therapeutic efficacy against the disease target. Researchers synthesize numerous variants of each compound to find the chemical structure with the greatest biological potency against the disease target. This iterative process is

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performed almost exclusively in vitro, or in non-living systems. The most attractive compounds, called drug candidates, are subsequently administered in animals to evaluate biological activity, toxicity and physiological effects of the drug candidate in vivo, or in a living system. According to PhRMA, an industry research group, these pre-clinical studies represent approximately 40% of pharmaceutical research and development budgets. Successful drug candidates are then evaluated for safety and efficacy in humans.

Pharmaceutical companies are investing in technologies that accelerate the drug discovery and development process. These technologies include high throughput screening systems and combinatorial chemical libraries, which together allow pharmaceutical and biotechnology companies to identify more targets, and screen more chemical compounds, faster. Productivity, however, has not improved. Although screening capacity has increased significantly, according to the US Food and Drug Administration, there were only 83 New Drug Applications approved in 1999, compared with 90 in 1998 and 121 in 1997.

We believe there are several reasons why productivity has not improved in the drug discovery and development process.

 .Limited information on targets. Many pharmaceutical and biotechnology companies are developing drugs around disease targets without fully understanding the role of the target in human physiology. High throughput screening technologies are rapidly increasing the number of drug targets. These technologies rely on in vitro assays that assess only one biological parameter, and consequently are not representative of the complex biological systems present in humans. As a result, many of the drug candidates arising from these early screens fail because the target selected has limited physiological relevance.

 .Limited physiological context in drug screening. Researchers typically rely on in vitro assays to screen chemical compounds against disease targets. These assays are typically performed in an isolated environment, such as a micro-well plate. As a result, interactions between the drug and disease target may be observed that would not otherwise occur in the body. Accordingly, these in vitro assays do not consider the impact of tissues and organs that may act as barriers between the drug and the target. Also, the drug may interact with other molecules in the body that are not present in the assay. For these reasons, many drug leads identified in vitro fail when administered to animals.

 .Bottlenecks in drug metabolism and toxicity screening. The FDA mandates drug metabolism and toxicology tests to be performed in animal models before entering human clinical trials. Technological advances are expected to result in a dramatic rise in the number of potential drug leads, driving demand for subsequent metabolism and toxicology tests. We believe conventional animal models will be slow to meet this demand. We attribute this to the time-consuming process of collecting, processing and analyzing large groups of animal tissues over different time intervals.

 .Limited predictive value of animal models. Researchers use animal models to predict human response to drugs. In order to measure this response, using conventional methods it is necessary to collect, process and analyze tissues from different animals at multiple time points. Each tissue sample provides a snapshot in time of dynamic processes. These snapshots are combined to generate a model of drug response. This model, however, provides only an approximation of drug response in animals. Moreover, inherent variations in each animal creates statistical variation in the data. For these reasons, conventional animal models are limited in their ability to predict human response.

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Chemical industry

Recent environmental initiatives require toxicology testing of chemical compounds produced by chemical companies. In order to comply with these new testing requirements, these companies must have access to chemical toxicology models that accurately predict the harmful effects of chemicals on humans. Approximately 15,000 chemicals are subject to these environmental policies. According to the Environmental Protection Agency, or EPA, the cost of basic testing for the 2,800 most abundantly produced chemicals will be approximately $500 million. The EPA hopes that this basic testing will be completed by 2004.

CURRENT TECHNOLOGIES AND THEIR LIMITATIONS

There is a wide range of technologies used by pharmaceutical, biotechnology and chemical companies and biomedical researchers to assess disease targets, drugs and chemicals in biological systems. These technologies are broadly classified as in vitro or in vivo.

In vitro technologies

In vitro technologies, such as biochemical, gene, protein and cellular assays, enable assessments to be performed using formats including microwells, which are dishes with wells for containing very small volumes, micro-arrays and micro-fluidic chips, which are used to combine liquid reagents on a solid scaffold. These technologies are designed to be high throughput and generally assess only one biological parameter, and consequently are not representative of the complex biological systems present in humans. As a result, information generated has limited predictive value with respect to human physiology.

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The table below briefly describes what we consider to be the comparative advantages and disadvantages of various in vitro technologies.

 Key
 technologies   Description         Markets served     Advantages               Disadvantages
--------------------------------------------------------------------------------------------------------
 Biochemical    .Characterize and   .Biomedical           .High throughput         .Single test per well
 assays          quantify reaction  .Drug discovery       .Ease of use             .No information
                 between two                              .Broad applications       on biochemical
                 biomolecules                                                       pathway
                .Performed in                                                      .High reagent cost
                 micro-
                 well plates,
                 micro-
                 fluidic chips or
                 micro-spheres
--------------------------------------------------------------------------------------------------------
 Gene-based     .Analyze gene       .Biomedical           .High throughput         .No information
 assays          expression         .Drug discovery       .Performs multiple        on role gene plays
                 patterns
                .Performed in       .Drug development      gene analyses            in the physiology
                 micro-
                 well plates,                              simultaneously           of an animal
                 micro-
                 arrays, micro-                                                    .Variable
                 fluidic
                 chips or micro-                                                    information with
                 spheres                                                            high noise level
--------------------------------------------------------------------------------------------------------
 Protein        .Analyze protein    .Biomedical           .Performs multiple       .Difficult to perform
 assays          expression and     .Drug discovery        protein analyses        .No direct
                 activity                                  simultaneously           correlation among
                .Performed in                                                       active proteins;
                micro-                                                              only
                 well plates,                                                       inferred data
                 micro-
                 arrays, micro-
                 fluidic
                 chips or micro-
                 spheres
--------------------------------------------------------------------------------------------------------
 Cellular       .Characterize and   .Biomedical           .Cellular information    .No information on
 assays          quantify reaction  .Drug discovery       .Intracellular            role cell plays in
                 between a          .Drug development      pathways observed        the physiology of
                 chemical
                 compound and a                                                     an animal
                 cell                                                              .Extracellular
                .Performed in                                                       signaling lost
                 micro-well plates
                 or micro-fluidic
                 chips

In vivo technologies

To validate a hypothesis concerning the effects of a drug on, or the role of a gene or protein in, a biological system, researchers must test the hypothesis in animal models. These models are commonly referred to as in vivo technologies. In vivo technologies include conventional animal models, knockout animals and transgenic animals. Conventional animal models are the simplest form of an in vivo test. These tests use normal animals to assess a specific biological activity. A knockout animal is an animal in which the gene of interest has been disabled. Knockout animals, when studied in comparison with normal animals, can infer gene function. A transgenic animal is an animal in which the gene of interest

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has been inserted into the genome. Transgenic animals, when studied in comparison with normal animals, can be used to infer gene function and drug efficacy.

In vivo models, while slower and more expensive than in vitro technologies, provide more relevant information. Because in vivo technologies derive information from intact living systems, they provide information that is more predictive of the biological function in humans. The predictiveness of in vivo technologies is limited, however, by the data collection process. To assess biological activity, researchers must collect, process and analyze tissues from different animals at multiple time points. Each tissue represents a single snapshot in time of gene expression, protein activity or drug efficacy in the animal. These snapshots are combined to generate a model of drug response. This process does not enable the researcher to observe real-time dynamic or cascading effects of the drug in the animal. In addition, the inherent variability in each animal and groups of animals creates statistical variation in the data that is used to predict human response to the drug. For these reasons, the animal model may be limited in its ability to predict human response to a drug.

The table below briefly describes what we consider to be the comparative advantages and disadvantages of various in vivo technologies.

 Key
 technologies   Description         Markets served    Advantages         Disadvantages
----------------------------------------------------------------------------------------
 Conventional   .Animals that       .Biomedical       .Lower cost        .Lack real-time
 animal          measure one or     .Drug development .Lower technology   information
 models          more end-points                       requirements      .Low throughput
                                                                         .Variability in
                                                                          data impacts
                                                                          predictiveness
----------------------------------------------------------------------------------------
 Knockout       .Animals that are   .Biomedical       .Ability to        .Lack real-time
                                                       observe
 animals         genetically        .Drug development  impact of          information
                 modified                              knocked-
                 to disable or                         out gene on the   .Low throughput
                 knockout to                           physical          .Variability in
                 express a gene of                     characteristics    data impacts
                 interest                                                 predictiveness
----------------------------------------------------------------------------------------
 Transgenic     .Animals that are   .Biomedical       .Ability to        .Lack real-time
                                                       observe
 animals         genetically        .Drug development  impact of a new    information
                 modified
                 to express a                          gene on the       .Low throughput
                 human
                 gene                                  physical          .Variability in
                                                       characteristics    data impacts
                                                                          predictiveness

Because of the limitations of current in vivo and in vitro assays, pharmaceutical and biotechnology companies are seeking new technologies that provide physiologically relevant data. More relevant data would improve the efficiency and productivity of the drug development process through earlier detection of potential drug failures. Increased efficiency and production will enable pharmaceutical and biotechnology companies to focus their efforts on safer, more effective drugs. Similarly, relevant physiological data will provide chemical companies with better information regarding the safety of the chemicals that they produce.

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THE XENOGEN SOLUTION

We provide an integrated system that facilitates biological assessment, which we believe will improve the efficiency and productivity of the drug discovery and development process. We believe our solution provides the following key benefits over conventional technologies:

Real-time visual analysis of live animals
Our technology enables researchers to perform real-time visual analysis of live animals. Visual capabilities enable researchers to track and monitor a diverse range of molecular and cellular activities, such as gene expression and protein activity, tumor growth, and progression of infectious diseases across different tissues or organs within an animal. Researchers can also apply our technology to visualize the efficacy and safety of a drug within the same animal. Real-time capabilities enable researchers to observe mechanisms of action or cascading events within the animal that would not otherwise be detected using conventional animal models. This is particularly important in drug studies where biological pathways involving tissues and organs interact with the drug in a manner that cellular systems or other in vitro systems do not. Collectively, we believe our real-time visual analysis of live animals provides more, and significantly higher quality, information.

More predictive models

IVIS enables researchers to observe biological and drug activities throughout the body of an intact, living animal. This observation occurs in real time as gene, cellular or drug activities occur. Moreover, researchers can observe these dynamic processes in the same animal over multiple time points, thereby increasing statistical significance. As a result, we believe the data generated from our animals are of higher quality. For these reasons, we believe animal models generated from our technology have greater predictive value than conventional animal methods. Further, the quantitative analysis of three-dimensional data permits the detection of complex patterns that cannot be revealed through simpler methods. These patterns can then be used to model physiology and to predict the interaction of potential drugs with metabolic pathways in the living organism.

Versatile capabilities

Our technology enables researchers to address a broad range of questions on the molecular roles of drugs, genes or proteins of interest in the context of physiology. Researchers can aggregate this information to formulate hypotheses on biological pathways and test them using our technology. These experiments can be repeated in different species using our technology, and the results compared to predict gene expression and protein activity in humans. Similarly, pharmaceutical companies can use our technology to optimize the efficacy, distribution and safety of a drug more efficiently. Our technology can be used by pharmaceutical, biotechnology, biomedical and chemical researchers. We store the data in a common form that facilitates data mining and analysis.

Higher throughput

IVIS enables researchers to quantify and analyze gene expression, protein activity and disease progression in multiple animals, simultaneously. While conventional methods typically require several days to extract and analyze tissues from a single animal, our system eliminates these steps, enabling researchers to obtain data immediately. For example, traditional magnetic resonance imaging, or MRI, systems permit the imaging of three-dimensional structures within a body. However, this imaging approach cannot easily differentiate between living and dead cells and tissues, and lacks the ability to track and monitor the locations and movements of molecules and cells in real-time. Further, current MRI image reconstruction technology requires up to two days to fully process an image. In contrast, our imaging technology can differentiate dynamic physiological data in real-time.


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OUR STRATEGY

Our goal is to establish our technology as the industry standard for biological assessment. To achieve this goal, we have implemented the following strategy:

Build on our strengths in tracking and monitoring

We have developed a line of light-producing pathogens and tumor cell lines that enable researchers to track and monitor the progression of certain infectious diseases, such as gram positive and negative bacteria, and fungi, and cancers such as prostate and breast. We are currently licensing this technology to Novartis, AstraZeneca, Cell Genesys, Chiron, Cubist Pharmaceuticals, DuPont Pharmaceuticals, Johnson & Johnson, Merck and SmithKline Beecham Plc . We intend to build on our early success and strengths by adding new pathogens and tumor cell lines to expand the breadth of application of our technology.

Apply our technology to the drug metabolism and toxicology markets
We are developing light-producing transgenic model animal systems that will enable researchers to visualize, in real time, the metabolism and toxicity of drugs in live animals. We accomplish this by inserting a gene that produces light-emitting proteins when a gene associated with metabolism or toxicity is expressed. We believe our technology will reduce the number of animals needed and accelerate testing time, and thus allow a greater number of these tests to be performed.

Develop strategic partnerships to accelerate penetration of the target validation markets
We intend to partner with leading manufacturers of in vitro screening systems to accelerate market penetration of the target validation market. While micro-plates, micro-arrays and other in vitro screening systems are useful for identifying potential gene and protein targets for drug therapy, they provide no information on those targets on the physiology of the animal. As a partner, we intend to develop complementary systems that will be applied following in vitro screening and will enable researchers to observe, in real time, the role that genes and protein targets play in the physiology of an animal. We believe these strategic partnerships will allow us to quickly and cost-effectively access our partners' established customer relationships and sales and distribution infrastructure.

Provide easy access to our technology
We make our technology available through licensing our technology by field or by therapeutic area. We believe this pricing strategy will lower the hurdle for adoption among individual groups within large pharmaceutical, biotechnology and chemical companies, and individuals in academic institutions and non-profit organizations.

Generate high margin recurring revenues
Our technology is designed to generate a recurring stream of high margin revenues. We have developed light-producing cells and microorganisms that are administered in animals to assist researchers in studying the progression of cancers and infectious diseases. Because these cells and microorganisms are self-reproducing, they can be generated at low cost, resulting in high margins. In addition, we have developed light-producing transgenic animals that we are planning to commercialize for the drug metabolism and toxicology markets. These light-producing cells, microorganisms and transgenic animals are optimized for use with IVIS.


Become the premier source of physiological information

We intend to become the premier source of physiological data for pharmaceutical, biotechnology and chemical companies and biomedical researchers. We aggregate the information collected from our customers and internal research activities in a central database. This information will facilitate data mining and analysis, both internally for our product development activities, as well as for our customers' research and drug discovery and development efforts.

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OUR TECHNOLOGY

We have developed and are marketing an integrated system that enables real-time acquisition and analysis of quantitative data regarding physiological processes in live cells, microorganisms and animals. We use our technology to create genes that are inserted into cells, microorganisms and animals. Our optical instrumentation and software allows us to precisely locate and quantify the light emitted by the cells, microorganisms and transgenic animals we create. Data collection from IVIS enables researchers to study gene expression, protein activity and the metabolic pathways genes and proteins combine to form in their normal physiological context. In addition, our technology enables researchers to assess drug efficacy and toxicity by measuring the amount of light emitted to infer the impact of the drug.

Our technology combines applications in molecular biology, light-producing cells, microorganisms and transgenic animals with sophisticated optical instrumentation and software.

Molecular biology
Our biologists use molecular biology to genetically modify bacteria, fungi and viruses, tumor cells and animals by genetically tagging them with the gene that produces luciferase, an enzyme that emits visible light. Luciferase is naturally present in certain insects and bacteria. When luciferase is present in a cell, it can produce light at a sufficient level to pass through animal tissue for detection by IVIS.

We use luciferase as a reporter for many different kinds of events. The luciferase gene can be expressed, or "turned on," on a continuous basis so that there is a consistent production of light coming from the tagged entity. We use this model with tagged cells, microorganisms and transgenic animals. When introduced into a laboratory animal, these light-producing cells and microorganisms can be monitored to determine their distribution and proliferation within the animal. This would be useful, for instance, in monitoring the effect of an experimental drug against an infectious microorganism that has been tagged with luciferase.

Alternatively, we can incorporate the luciferase gene into the genetic make-up of the cell, microorganism or animal so that it is only expressed when another specific gene, the research target gene, is turned on. In this model, light emission represents, or "reports," expression of the target gene. This would be useful, for instance, in determining whether an experimental drug is capable of interfering in a disease pathway by turning off a particular gene. This could also be used to validate specific genes as drug targets by verifying the function of a gene.

Bioware -- light-producing cells and microorganisms

We have significant expertise in the fields of biochemistry, molecular biology and genetics that we apply to develop our biological products associated with our technology, or Bioware, lines of light-producing cells and microorganisms. We do this by biochemically pasting the luciferase reporter gene into the genome of the cell or microorganism. Our scientists typically take one day to create a light-producing bacterial strain, two to three days to produce a light-producing fungal strain and approximately three weeks to create a line of light-producing tumor cells.

Light-producing transgenic animals
We make lines of light-producing transgenic mice, rats and other animals by using a patented microinjection technology to insert the luciferase gene into the animal embryo. These embryonic cells are then surgically implanted into a female animal readied for pregnancy. The animal offspring are selected for their ability to produce light and are bred into colonies. In this model, the gene for luciferase is present in every cell in the body of the animal.


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Instrumentation and software

Once we have developed the light-producing cells, microorganisms or transgenic animals, we use IVIS to measure photons emitted by luciferase from within the cell, microorganism or animal. Our imaging system consists of a highly sensitive charge-coupled device, or CCD, camera and an ultra-dark box in which model organisms are visualized. A sophisticated cooling system maintains the temperature of the CCD camera at minus 135 degrees centigrade in order to minimize background noise. The ultra-dark box is a highly sophisticated chamber from which all photon sources, other than the model organism, are removed.

Our LivingImage software controls the optical instrumentation as well as the acquisition and analysis of data. This software permits simple operation of IVIS and employs sophisticated reconstruction algorithms to translate the optical output into a visual image. Our LivingImage software takes quantitative data from the CCD camera and assigns representative colors based on light intensity to facilitate visualization and interpretation of data. Red signifies regions of high light intensity and blue signifies regions of low light intensity.

Data collection procedure
To perform analysis using our system, the researcher places the light-producing cell, microorganism or animal in the IVIS imaging chamber. If the researcher is imaging an animal, it is lightly anesthetized or otherwise immobilized. The researcher then closes the door to the imaging chamber, sets the parameters for the imaging procedure, including stage height and field of view, filter position, exposure time, lens aperture and focus, and begins the imaging procedure.

IVIS first takes a black and white photograph of the cell, microorganism or animal. The CCD camera then measures the intensity of light emitted from within the cell, microorganism or animal. Our LivingImage software overlays a color graphic over a black and white photographic image of the cell, microorganism or animal to determine both the location and intensity of light emitted by the cell, microorganism or animal.

While the cell, microorganism or animal is in the imaging chamber, the data collected by the CCD camera can be instantly viewed by the researcher on a computer screen. LivingImage quantifies and stores the data generated in a computer file that can be archived, mined and easily translated or linked to most computer databases for additional data management and analysis. After the imaging procedure is complete, the cell, microorganism or animal is removed from the IVIS imaging chamber. The same cell, microorganism or animal can be imaged several times over the course of the researcher's experiment.

PRODUCTS AND SERVICES

Our products include IVIS and lines of light-producing cells, microorganisms and transgenic animals that are optimized for use with IVIS. We also provide research and development services.

Bioware -- light-producing cells and microorganisms
Our Bioware lines of light-producing cells and microorganisms are designed to assist researchers in the study of cancer and infectious diseases. We currently offer approximately 25 lines of light-producing microorganisms. These include
E. coli, Pseudomonas, Salmonella and other gram negative bacteria, as well as Staphylococcus aureus, Streptococcus pneumonia and other gram positive bacteria. We have also developed tumor cell lines for breast, melanoma and prostate cancer and are developing fungal cell lines for the principal fungal pathogens, Aspergillus, Candida and Cryptococcus. In addition, we create custom light-producing microorganisms and cells in accordance with the needs of our customers. All of our Bioware products are optimized to work with IVIS.

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Light-producing transgenic animals
Our light-producing transgenic animals are disease-specific model animals that enable researchers to analyze gene expression, protein activity and disease progression. We currently have commercially available one type of light-producing transgenic animal designed to assist researchers in the areas of blood metabolism and liver failure. We are developing nine other types of light-producing transgenic animals designed to assist researchers in the areas of cardiovascular disease, cancer, inflammation, organ systems and toxicity. In addition, we are able to create customized light-producing transgenic animals in accordance with customer specifications. All of our light-producing transgenic animals are optimized to work with IVIS.

IVIS and LivingImage software
IVIS works in conjunction with our LivingImage software to allow researchers to analyze our light-producing cells, microorganisms and transgenic animals. IVIS consists of a highly-sensitive camera, an ultra-dark box that serves as the imaging chamber and a computer equipped with our LivingImage software. We offer IVIS in two sizes to accommodate both small and large animals, each of which can be used to analyze multiple animals simultaneously in a single chamber. We offer IVIS on both a sale and lease basis and have installed IVIS in 11 sites to date.

Contract research and transgenic animal services
We perform research experiments for our customers on a contract basis, including compound screening and model research and development. In addition, we provide professional services relating to the production of transgenic and gene knockout animals.

DNX products and services

As a result of our recent acquisition of DNX, our product and service offerings now also include non-light-producing transgenic animals. DNX offers a portfolio of transgenic animals for use by researchers in a wide range of research and drug discovery and development areas. DNX also provides contract research services in the area of transgenic animals.

RESEARCH AND DEVELOPMENT

As of September 30, 2000, we had a total of 55 employees dedicated to research and development. Our research team includes biologists, physicists and software engineers. We spent approximately $189,000 in 1997, $1.0 million in 1998 and $4.8 million in 1999 on the research and development of IVIS and our light-producing cells, microorganisms and transgenic animals.

Our internal research and development efforts are focused on:

 .Developing additional applications for our technology. We are developing light-producing cells and microorganisms designed to permit researchers to track and monitor the progression of, and a drug candidate's effect on, cancer and infectious diseases within a living animal. We are also developing light-producing transgenic animals to support research and development programs in the areas of cancer, metabolic disease, cardiovascular disease, inflammation, organ systems and toxicology.

 We plan to build upon our existing technology platforms used in producing transgenic and genetically modified animals. We also have a program dedicated to identifying and developing improved methods for genetic manipulation of animals. We believe these improvements will allow us to produce transgenic animals more quickly and more reliably than is possible with currently available techniques.


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 .Developing enhanced capabilities for IVIS. We are working to improve the imaging capabilities of IVIS. One extended capability under development is multi-view imaging, which we anticipate will allow more precise characterization of the location and improved quantification of the light-emitting pathogen, tumor cell, or gene promoter placed within an animal. We believe that improved specificity and greater image resolution will enable researchers to more fully understand the biological processes in a living animal and to more clearly target therapies to specific points of therapeutic intervention. We are also developing multi-reporter imaging capabilities that would enable researchers to study gene expression, protein activity and by labelling multiple genes or other therapeutic targets in the animal to better understand the mechanism of a compound's action.

 .Creating a proprietary database of information. In performing our own internal research and development, we have generated significant quantities of data regarding in vivo physiology of pathways and organ systems in animal models, during both normal and diseased states. These data assist researchers in understanding both safety and efficacy of compounds and the functional roles of targets in a variety of animal model systems. We are currently compiling this information in a database that will allow our subscribers to access physiologic data derived from the use of our technology. These in vivo data were generated around compounds or targets identified as potentially interesting by in vitro platform discovery technologies. We believe there will be value to our customers in confirming in vitro data with in vivo models and offering that information in a combined database.

 .Conducting research with collaborative partners to expand our products, services and technologies. We collaborate with academic and non-profit institutions as well as commercial partners to develop new applications of our technology. Under these collaborations, we generally retain ownership of our intellectual property or commercial rights generated as a result of these projects. We have a grant from the Space and Naval Warfare Systems Command. Under the terms of the grant issued by the Space and Naval Warfare Systems Command in March 1999, we perform research and development on cell-based sensors and instrumentation and software.

SALES AND MARKETING

As of September 30, 2000, our direct sales and marketing organization consisted of five employees. Our team of professionals includes business development specialists and research scientists, most of whom have PhD degrees in biology, biochemistry or physics. As a result of our recent acquisition of DNX, we now have an additional two employees in business development. We generate customer leads through presentations, exhibiting at and attending scientific and partnering meetings, publications and advertisements in scientific journals, our website and targeted promotional efforts to strategic accounts. We sell our products and services principally through our direct sales and marketing organization. We offer customer support through our internal and field research scientists and business development specialists.

We make our technology available through licenses. We have two forms of licenses, evaluation and commercial. Our evaluation licenses enable researchers to assess our technology on a field of use basis. Pursuant to the license, we generally supply IVIS and our light-producing cells and microorganisms.

We are pursuing non-exclusive customer agreements relating to the licensing of our technology. In addition, we intend to pursue strategic partnerships with leading companies in the fields of genomics, proteomics and microchips and whole cell assays providers. In January 2000, we entered into a breeding, supply and distribution agreement with Taconic Farms, Inc. Under the agreement, we agreed

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to jointly develop and market transgenic animals for a single luminescence reporter gene compatible with our imaging technology. We granted to Taconic the right to make, distribute and sell these transgenic animals to our customers. Taconic granted us a license to make, breed and use these transgenic animals for distribution by Taconic. We share profits received from the sale of light-producing transgenic animals. This agreement terminates in January 2010.

CUSTOMERS

We have entered into several licensing and research and development agreements with pharmaceutical and biotechnology companies. The following table sets forth our licensing agreements as of December 28, 2000.

                                           Proposed use of our
                                           technology under
Customer            Type of agreement      agreement                  Expiration date
-------------------------------------------------------------------------------------
Novartis            Commercial license     Pre-clinical cancer drug         July 2003
                    agreement              development studies

Pfizer Inc.         Collaborative research Drug target selection        December 2003
                    agreement

AstraZeneca UK      Evaluation license     Pre-clinical drug            December 2001
Limited             agreement              development studies

Cell Genesys, Inc.  Evaluation license     Oncology studies                  May 2001
                    agreement

Chiron Corporation  Evaluation license     Pre-clinical drug            December 2001
                    agreement              development studies

Cubist              Evaluation license     Infectious disease studies   February 2001
   Pharmaceuticals  agreement

DuPont              Evaluation license     Pre-clinical drug             January 2001
   Pharmaceuticals  agreement              development studies

Johnson & Johnson   Evaluation license     Pre-clinical drug               March 2001
                    agreement              development studies

Merck & Co., Inc.   Evaluation license     Pre-clinical drug            December 2001
                    agreement              development studies

SmithKline Beecham  Evaluation license     Pre-clinical drug             October 2001
   Plc              agreement              development studies

In July 2000, we entered into a commercial license agreement with Novartis, through its affiliate IRM, LLC. Under the agreement, we granted them the non-exclusive right to use our technology for in vivo imaging in pre-clinical development of pharmaceutical products at authorized sites. They are permitted to use our technology in the fields of drug discovery, lead compound development, pre-clinical evaluation and development, including efficacy and safety assessment, such as toxicology, and clinical research and development for all targets, diseases and indications.

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In December 2000, we entered into a collaborative research agreement with
Pfizer Inc., under which we agreed to collaborate with Pfizer in developing new methods of identifying potential therapeutic drug targets through use of transgenic mice. The agreement provides for an up-front payment by Pfizer to us and additional payments upon our achievement of various milestones set forth in the agreement. The agreement terminates in December 2003, but can be extended at Pfizer's option for two successive one-year periods.

We recognize revenues from each of these agreements ratably over the period of performance. We do not anticipate material amounts of revenue from any of the AstraZeneca, Cell Genesys, Chiron, Cubist Pharmaceuticals, DuPont Pharmaceuticals, Johnson & Johnson, Merck and SmithKline Beecham Plc agreements beyond 2000. Under our commercial agreement with Novartis, Novartis is obligated to pay $6 million which will be recognized ratably through 2003.

MANUFACTURING AND DISTRIBUTION

We manufacture IVIS and LivingImage software in-house and rely upon outside suppliers for components. We also create light-producing cells, microorganisms and transgenic animals in-house and have relied upon DNX and Genomic Systems to inject and develop founder animals, which we analyze for quality control at our facility. Taconic colonizes and distributes all of our light-producing transgenic animals to our customers. As a result of our acquisition of DNX, we believe we will significantly expand our production capacity for light-producing transgenic animals.

We have designed our manufacturing facility to optimize manufacturing flow and personnel movement. We adhere to access and safety standards required by federal, state and local health ordinances, such as standards for the use, handling and disposal of hazardous substances.

INTELLECTUAL PROPERTY

We seek to protect our commercially-relevant proprietary technologies through patents both in the United States and abroad. We have patent applications pending in a number of areas which we believe will be valuable to our business, including gram positive bacterial vectors, animal models of disease, transgenic animals useful in drug discovery research, imaging systems and computer-implemented methods for image acquisition and analysis.

We have licensed in several issued US patents and several pending US patent applications. In July 1997, we entered into an agreement with Stanford University for an exclusive license of the technology related to in vivo imaging. This license was superceded by a second exclusive license agreement for the same technology, effective as of May 5, 2000. This exclusive license gives us rights to all uses in all fields under the in vivo imaging technology and expires in July 2014. We have also licensed other patents that we believe may apply to our current business or that we may incorporate into future products. The licenses to which we are party impose various milestone, commercialization, sublicensing, royalty and other obligations on us and contain customary termination provisions. We intend to continue to license technologies to strengthen our competitive position.

In addition, as a result of our acquisition of DNX, we have obtained an exclusive license to a patented method of pronuclear microinjection, one of the most widely-used methods for making transgenic animals.

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We cannot assure you, however, that any of these patent applications will result in the issuance of any patents, or that any patents that do issue will offer any protection against others who seek to practice the claimed methods. Any patents that we obtain may be circumvented, challenged or invalidated by our competitors. We have obtained licenses for certain technologies that we use, but we cannot assure you that we will be able to maintain these licenses or that we will be able to secure additional licenses in the future. Thus, we may need to cease operation in certain product areas or develop costly methods for designing around issued patents.

In addition to patents, we rely on copyright protection, trade secrets, proprietary know-how and trademarks to maintain our competitive position. Our success will depend in part on our ability to preserve our copyrights and trade secrets. Although our employees are required to sign agreements obligating them to not disclose our confidential information, we cannot guarantee these employees will in fact not disclose such information and erode our trade secrets.

Our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of infringement or violation, we may be prevented from pursuing further licensing, product development or commercialization. Such a result would materially adversely affect our business, financial condition and results of operations.

If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties. We may also be restricted or prevented from manufacturing and selling our products, if any, in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses.

GOVERNMENT REGULATION

Our products do not require regulatory approval by governmental agencies. Our pharmaceutical and biotechnology licensees will employ our technology to perform pre-clinical animal testing and research on therapeutic candidates that may be submitted to governmental agencies as part of a regulatory application to begin human clinical testing or commercialize their products. Therapeutic candidates that are intended for human use are subject to rigorous pre-clinical and clinical testing requirements and extensive review and approval procedures by the Food and Drug Administration in the United States and similar health authorities in other countries. There can be no assurance our technology will be accepted by these regulatory authorities as a satisfactory means by which our licensees can collect and present data on therapeutic candidates, and which will provide the basis for regulatory approval to begin clinical trials or commercialization of therapeutic products.

The federal Animal Welfare Act governs the transportation, purchase, sale, housing, care, handling and treatment of animals used for research or experimental purposes. The Animal Welfare Act imposes a wide variety of specific requirements on producers and users of many research animals, including requirements related to personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions. It applies to institutions or facilities using any regulated live animals for research, testing, teaching or experimentation, including diagnostic laboratories and private companies in the pharmaceutical and biotechnology industries. Currently, mice, rats and birds are not regulated under the Animal Welfare Act. We conduct research on rabbits, which is a covered animal under the Animal Welfare Act regulations. We are licensed under the Animal Welfare Act and believe we are in

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substantial compliance with its provisions as they apply to currently covered animals. Compliance with any future changes in Animal Welfare Act regulations to include mice as covered animals could be expensive and could impair our research and production efforts. There have been recent proposals to extend the Animal Welfare Act regulations to include mice, rats and birds. See "Risk Factors -- Compliance with governmental regulations could increase our operating costs or adversely affect our customers' ability to obtain governmental approval of gene-based products, which would adversely affect the commercialization of our technology."

Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, we could be held liable for any damages, including cleanup costs which result, and any liability could exceed our resources.

COMPETITION

We consider the major competitive technologies to be the conventional methods for evaluation of animal models that consist of ex vivo biochemical or biomolecular analysis and histopathology. Two non-invasive technologies are magnetic resonance imaging, or MRI, and positron emission tomography, or PET. Both of these imaging technologies are very high cost diagnostics and require skills not normally found in a typical biopharmaceutical laboratory. PET and MRI, whether used in animals or for human diagnostics, reveal mainly structural information, although there are limited chemistries available for some functional analysis.

The biotechnology and pharmaceutical industries are highly competitive and characterized by rapid technological change. Our industry competition, or companies that use or may develop in vivo assessment technologies, include Deltagen, Inc. and Lexicon Genetics Incorporated, each of which uses animal models based upon knockout mice technology, as well Exelixis, Inc., whose method of assessment focuses on other organisms such as fruit flies, worms and yeast. These companies have all recently completed an initial public offering, and therefore have access to substantially greater financial resources than we have. Additionally, each of these companies is at least as advanced in the development of its respective products as we are in our own product development efforts. Moreover, each such company has entered into a collaborative arrangement with one or more major pharmaceutical companies that we consider to be a potential customer for our products, which could limit the appeal of our products and services to such companies. We may also face significant competition from others new to the market sector in which we have customers that adopt existing technologies and provide them in an alternative format to our business model. New competition may quickly gain substantially greater financial, scientific and human resources. To compete effectively, we will need to demonstrate the advantages of our technology and products over conventional methods for biological assessment. We will also need to demonstrate the potential economic value of our technology and products relative to conventional methods for biological assessment. Our future success will depend in large part on our ability to establish and maintain a competitive position with respect to conventional methods for biological assessment and future technology that may develop.

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SCIENTIFIC ADVISORY BOARD

Our Scientific Advisory Board provides specific expertise in areas of research and development relevant to our business and meets with our senior scientific and management personnel from time to time to discuss our present and long-term research and development activities. Scientific Advisory Board members include:

 .Anton Berns, PhD, Executive Director, Division of Molecular Genetics and Centre of Biomedical Genetics, The Netherlands Cancer Institute. Dr. Berns is an expert in the areas of transgenic animals and oncology.

 .Stanley Cohen, PhD, Professor, Department of Genetics, Stanford University Medical Center. Dr. Cohen is an expert in molecular genetics and oncology.

 .Christopher H. Contag, PhD, Assistant Professor, Department of Pediatrics, Neonatal and Developmental Medicine, Stanford University School of Medicine. Dr. Contag is an expert in virology and molecular imaging.

 .Ashley Haase, MD, Chairman and Head, Department of Microbiology, University of Minnesota. Dr. Haase is an expert in viral infectious diseases.

 .Sidney Hecht, PhD, John W. Mallet Professor of Chemistry, University of Virginia. Dr. Hecht is an expert in the synthesis and characterization of organic compounds.

 .Jamey Marth, PhD, Associate Professor, Department of Cellular & Molecular Medicine, University of California, San Diego, Howard Hughes Medical Institute. Dr. Marth is an expert in cell and molecular biology and transgenic animals.

 .Wolf Seka, PhD, Professor, The Laboratory for Laser Energetics, University of Rochester. Dr. Seka is an expert in physics instrumentation and software.

 .Bruce Tromberg, PhD, Associate Professor, LAMMP, Beckman Laser Institute and Medical Clinic. Dr. Tromberg is an expert in physics and imaging.

 .George Weinstock, PhD, Associate Professor, Department of Microbiology and Molecular Genetics, University of Texas, Houston Health Science Center. He is Director of the Baylor College of Medicine NHI Center for human genome sequencing. Dr. Weinstock is an expert in molecular genetics and genomics.

EMPLOYEES

As of September 30, 2000, we had a total of 72 full-time employees located at our facility in Alameda, California. Of these employees, 55 are in research and development, and 21 hold PhD degrees. As a result of our recent acquisition of DNX, we now have an additional 46 employees, 7 of which hold PhD degrees. None of our employees is represented by a collective bargaining agreement, and we have never experienced any work stoppage. We believe that our employee relations are good.

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FACILITIES

We have leased approximately 25,600 square feet of laboratory and office space in Alameda, California under a lease expiring in January 2003. In addition, we have agreed to lease approximately 20,000 square feet of laboratory and office space in another location in Alameda, California. This lease expires in February 2006. DNX has a 41,200 square foot facility in Cranbury, New Jersey. This lease expires in October 2009. We believe that we have adequate space to accommodate our business plans for at least the next 12 months.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation that arises through the normal course of business. As of the date of this prospectus, we are not a party to any litigation we believe could reasonably be expected to have an material adverse effect on our business or results of operations. We are not subject to any material legal proceedings.

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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information with respect to each of our executive officers and directors.

Name                         Age Position(s)
-------------------------------------------------------------------------------
David W. Carter.............  61 Co-Chief Executive Officer and Chairman of the
                                  Board
Pamela R. Contag, PhD.......  43 Co-Chief Executive Officer, President and
                                 Director
Anthony F. Purchio, PhD.....  52 Chief Scientific Officer and Vice President
Michael D. Cable, PhD.......  45 Chief Technology Officer and Vice President
Kevin J. Birtchnell, ACA....  32 Chief Financial Officer and Vice President
Paulette A. Dillon..........  38 Vice President, Commercial Development
Brian M. Sager, PhD.........  36 Vice President, Corporate Development
Brian G. Atwood.............  47 Director
Alan M. Goldberg, PhD.......  60 Director
Raymond J. Whitaker, PhD....  53 Director
Debra Yu, MD................  36 Director

--------
Mr. Atwood, Dr. Goldberg and Dr. Whitaker are members of the audit committee. Dr. Whitaker and Dr. Yu are members of the compensation committee.

David W. Carter has served as our Chairman of the Board of Directors since November 1997 and as our Co-Chief Executive Officer since January 1998. From May to November 1997, Mr. Carter was a consultant for us. From 1991 to May 1997, Mr. Carter was Chairman of the Board, President and Chief Executive Officer of Somatix Therapy Corporation, a publicly-held gene therapy company, which merged with Cell Genesys Inc. in 1997. Since June 1997, Mr. Carter has been a director of Cell Genesys. Since July 1998, Mr. Carter has served as a director of ImmunoGen Inc. Mr. Carter received an AB in History and an MBA from Indiana University.

Pamela R. Contag, PhD is one of our co-founders and has served as our President and Chief Executive Officer since August 1995, Co-Chief Executive Officer since January 1998 and as a director since July 1995. Since January 1998, Dr. Contag has served as a Consulting Professor at Stanford University. From September 1996 to January 1998, Dr. Contag was a research associate at Stanford University. Dr. Contag received a BA in Biology from College of St. Catherine and a MS and a PhD in Microbiology from the University of Minnesota. Dr. Contag was a Postdoctoral Fellow of the Department of Microbiology and Immunology at Stanford University.

Anthony F. Purchio, PhD has served as our Chief Scientific Officer since May 1999 and as Vice President since December 1999. From June 1998 to May 1999, Dr. Purchio was a consultant for Morthogen, Inc. and Regenics. From November 1995 to June 1998, Dr. Purchio served as Vice President of Research & Development at Hepatix, Inc., a biotechnology company engaged in developing bio-artificial liver tissues. Dr. Purchio received a PhD in Experimental Pathology from University of Colorado Medical Center and completed postdoctoral training at the Molecular Biology Institute, University of California, Los Angeles.

Michael D. Cable, PhD has served as our Chief Technology Officer since October 1998 and as Vice President since December 1999. From March 1986 to September 1998, Dr. Cable was a staff scientist at the University of California, Berkeley. Dr. Cable received a BS in Chemistry from Iowa State University and a PhD in Nuclear Chemistry and Physics from the University of California, Berkeley.

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Kevin J. Birtchnell, ACA has served as our Chief Financial Officer and Vice
President since January 2000. From June 1999 to December 1999, Mr. Birtchnell was Chief Financial Officer and Vice President at Nhancement Technologies, Inc., a software application and service company. From June 1997 to April 1999, Mr. Birtchnell was Chief Financial Officer, Vice President, Finance and Secretary at Diva Communications, a wireless communications company. From June 1992 to June 1997, Mr. Birtchnell was Director of Finance and Investor Relations at Somatix Therapy Corporation, a publicly-held biotechnology company. Mr. Birtchnell received a BS in Biological Sciences from London University and qualified as a Chartered Accountant with the Institute of Chartered Accountants in England and Wales.

Paulette A. Dillon has served as our Vice President, Commercial Development since November 2000. From August 1995 to November 2000, Ms. Dillon served as Vice President, Strategic Marketing and Business Development and Director of Strategic Marketing of Roche Bioscience. Ms. Dillon received a BS in Kinesiology from the University of California, Los Angeles.

Brian M. Sager, PhD has served as our Vice President, Corporate Development since November 2000. From July 2000 to November 2000, he was a consultant to us. From April 1998 to May 2000, Dr. Sager was the practice leader for the life sciences strategic consulting practice for the high-growth market at Ernst & Young LLP. From January 1997 to April 1998, Dr. Sager was a management consultant at Cambridge Management Consulting. From March 1995 to January 1997, he was at the Rowland Institute for Science. Dr. Sager received a BS with Honors in Molecular Biology from the University of Wisconsin-Madison and a PhD in Biochemistry from Stanford University, where he was a National Science Foundation predoctoral fellow. Dr. Sager was a Helen Hay Whitney Post-Doctoral Fellow at Harvard University.

Brian G. Atwood has served as a director since January 1998. Since November 1998, he has served as General Partner, and from November 1995 to October 1998 served as a Venture Partner, of Brentwood Venture Capital, a private venture capital firm. Mr. Atwood also serves as a director of Coulter Pharmaceuticals Inc., a publicly-held pharmaceutical company engaged in development of drugs and therapies for cancer and autoimmune diseased treatment, and several private companies. Mr. Atwood received a BS in Biology from the University of California, Irvine, an MS from the University of California, Davis and an MBA from Harvard Business School.

Alan M. Goldberg, PhD has served us as a director since February 1998. Dr. Goldberg has been a Director of The Johns Hopkins Center for Alternatives to Animal Testing since 1981 and a Professor at The Johns Hopkins University since 1969. Since August 1999, Dr. Goldberg has been a director of Baltimore BioMedical Corporation. Dr. Goldberg received a BS in from Long Island University, Brooklyn College of Pharmacy and a PhD in Pharmacology from the University of Minnesota.

Raymond J. Whitaker, PhD has served us as a director since April 1999. Since January 1997, Dr. Whitaker has served as Vice President of S.R. One Ltd., the venture investment affiliate of SmithKline Beecham. Dr. Whitaker serves as a director of several private companies. From June 1992 to December 1996, Dr. Whitaker was Director, Worldwide Business Development, SmithKline Beecham Pharmaceuticals. Dr. Whitaker received a BS in Biochemistry and Mathematics, an MBA and a PhD in Biochemistry from the National University of Ireland, University College Dublin.

Debra Yu, MD has served us as a director since January 1998. From March 1999 to the present, Dr. Yu has been a Managing Director of Bay City Capital, a merchant banking firm focused on life science companies. Since March 1999, Dr. Yu has also served as acting President and Chief Executive Officer of Molecular Applications Group, a bioinformatics data analysis company. From October 1995

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to January 1999, Dr. Yu was a General Partner of Delphi Ventures, a venture fund focusing on the health care industry. From March 1992 to October 1995, Dr. Yu was a consultant at McKinsey & Co., Inc. Dr. Yu serves as a director of several private companies. Dr. Yu received a BA in Molecular Biology from Princeton University and an MD from Harvard University.

EXECUTIVE OFFICERS

Executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified. Dr. Pamela R. Contag, a director and our Co-Chief Executive Officer and President, is married to Dr. Christopher H. Contag, a member of our Scientific Advisory Board. There are no other family relationships among any of our directors, executive officers or key employees.

BOARD OF DIRECTORS

We currently have seven authorized directorships, of which one is vacant and will be occupied by a person to be designated by MDS. In accordance with the terms of our amended and restated certificate of incorporation, the terms of office of the directors are divided into three classes:

 .Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

 .Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

 .Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.

The Class I directors are Dr. Whitaker and Mr. Atwood, the Class II directors are Dr. Contag and Dr. Yu and the Class III directors are Dr. Goldberg and Mr. Carter. The MDS-designated director will be a Class III director. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. The authorized number of directors may be changed only by resolution of the board of directors or a super-majority vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management.

BOARD COMMITTEES

The compensation committee was established in June 1999 and reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our officers and employees, and administers our stock plans and employee benefit plans. The members of the compensation committee are Dr. Yu and Dr. Whitaker, with Dr. Yu serving as Chairperson.

Our audit committee was established in September 2000 and reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Mr. Atwood, Dr. Goldberg and Dr. Whitaker, with Mr. Atwood serving as Chairperson.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to establishing the compensation committee, the board of directors performed the functions that are now delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. We have in the past granted non-employee directors options to purchase our common stock under our 1996 Stock Plan, and our board will continue to have discretion to grant options to non-employee directors from time to time under our 2000 Stock Plan. Each non-employee director who joins our board following this offering will receive a nondiscretionary, automatic grant of options to purchase 32,850 shares of our common stock upon joining the board of directors and nondiscretionary, automatic grants of options to purchase 10,950 shares of our common stock each year pursuant to the 2000 Stock Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We have obtained insurance that insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers.

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EXECUTIVE COMPENSATION

The following table sets forth all compensation including salary, bonuses, stock options and other compensation earned during the year ended December 31, 1999 by our Co-Chief Executive Officers and our four other highest-paid executive officers, collectively referred to as the named executive officers. There was no other compensation paid to the named executive officers in 1999. We may refer to these officers as our named executive officers in other parts of this prospectus.

Summary compensation

------------------------------------------------------------------------------------------------
                                                      1999 annual           Long-term
                                                      compensation     compensation awards
                                                    ---------------- -----------------------
                                                                     Securities
                                                                     underlying        Other
Name and principal position                           Salary   Bonus    options compensation
------------------------------------------------------------------------------------------------
David W. Carter.................................... $201,566 $45,000     36,500      $50,000 (1)
 Co-Chief Executive Officer and Chairman of the
 Board of Directors
Pamela R. Contag, PhD .............................  223,348  45,000     36,500      $24,336 (3)
 Co-Chief Executive Officer, President and Director
Michael D. Cable, PhD .............................  165,626  10,500     73,000           --
 Chief Technology Officer
Anthony Purchio, PhD ..............................  104,816      --    109,500           --
 Chief Scientific Officer
Brian Dunn (2).....................................  152,597      --         --           --
 Former Chief Financial Officer

(1) Represents payment of life insurance premiums of $50,000. Mr. Carter is the beneficiary of the life insurance policy.

(2) Mr. Dunn resigned as Chief Financial Officer in September 1999. He continued to receive his monthly salary until September 2000.

(3) Includes forgiveness of debt of $15,000 and expenses related to a company provided automobile in the amount of $6,915.

The following table shows information regarding options granted to the named executive officers during the year ended December 31, 1999.

Each option represents the right to purchase one share of our common stock. The options generally become vested over four years. See "Management -- Employee Benefit Plans" for more details regarding these options. In the year ended December 31, 1999, we granted options to purchase an aggregate of 500,415 shares of our common stock to various officers, employees, directors and consultants.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the initial public offering price (assuming an initial public offering price of $11.00 per share). Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

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Option grants in last fiscal year
--------------------------------------------------------------------------------

                                                                     Potential realizable
                                       Percent                         value at assumed
                           Number of  of total                          annual rates of
                          securities   options                     stock price appreciation
                          underlying   granted                          for option term
                             options        to Exercise Expiration -------------------------
Name                         granted employees    price       date           5%          10%
--------------------------------------------------------------------------------------------
David W. Carter.........      36,500    7.46%     $0.38   06/03/09    1,043,782    1,670,933
Pamela R. Contag, PhD ..      36,500    7.46%     $0.38   06/03/09    1,043,782    1,670,933
Michael D. Cable, PhD ..      36,500    7.46%     $0.38   06/03/09    1,043,782    1,670,933
                              36,500    7.46%     $0.38   12/01/09    1,043,782    1,670,933
Anthony Purchio, PhD ...      73,000   14.92%     $0.38   06/03/09    2,087,563    1,670,933
                              36,500    7.46%     $0.38   12/01/09    1,043,782    3,341,865
Brian Dunn..............          --      --         --         --           --           --

The following table shows information as of December 31, 1999, concerning the number and value of unexercised options held by each of the named executive officers. Options shown as exercisable in the table are immediately exercisable. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the value of the unexercised in-the-money options listed below has been calculated on the basis of the assumed initial public offering price of $11.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

Aggregated option exercises in last fiscal year and year end option values

-----------------------------------------------------------------------------------------------
                                              Number of securities
                                             underlying unexercised     Value of unexercised
                            Shares           options at December 31,   in-the-money options at
                          acquired                    1999                December 31, 1999
                              upon    Value ------------------------- -------------------------
Name                      exercise Realized Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------------
David W. Carter.........        --       --          --        50,000          --            --
Pamela R. Contag, PhD ..        --       --          --        50,000          --            --
Michael D. Cable, PhD ..        --       --      15,625        84,375     171,875            --
Anthony F. Purchio,
   PhD .................        --       --          --       150,000          --            --
Brian Dunn..............    85,000       --          --            --          --            --

EMPLOYMENT AGREEMENTS

In January 1998, we entered into an agreement with David W. Carter that provided for a starting base annual salary of $175,000. If we terminate Mr. Carter's employment without cause, he is entitled to receive his salary and benefits until the earlier of one year anniversary of the date of termination or Mr. Carter's acceptance of new employment. The agreement defines "cause" as failure to substantially perform duties, engaging in conduct that is unlawful or injurious to our business or an intentional breach of a proprietary information agreement. Upon termination without cause, our right to repurchase Mr. Carter's outstanding options and restricted common stock will be measured as if the termination occurred one year following the actual date of termination. Our right to repurchase 182,500 shares of restricted common stock issued to Mr. Carter in January 1998, however, will be determined as of the actual date of his termination. See "Related party transactions -- Common Stock Sales."

In January 1998, we entered into an agreement with Pamela R. Contag, PhD, which provided for a starting base annual salary of $175,000. If we terminate Dr. Contag's employment without cause, she is

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entitled to receive her salary and benefits until the earlier of one year anniversary of the date of termination or Dr. Contag's acceptance of new employment. The agreement defines "cause" as failure to substantially perform duties, engaging in conduct that is unlawful or injurious to our business or an intentional breach of a proprietary information agreement. Upon termination without cause, our right to repurchase Dr. Contag's outstanding options and restricted common stock will be measured as if the termination occurred one year following the actual date of termination. Our right to repurchase these shares, however, will be determined as of the actual date of termination. As part of her employment agreement, in September 1998 we loaned Dr. Contag $100,000 to assist in the purchase of her home near our principal offices. See "Related party transactions -- Loans to Directors and Executive Officers" and "-- Common Stock Sales."

EMPLOYEE BENEFIT PLANS

1996 Stock Plan
Our 1996 Stock Plan was adopted by our board of directors in August 1996 and approved by our stockholders in August 1996. This plan provides for the grant of incentive stock options, which may provide for preferential tax treatment, to our employees, and for the grant of nonstatutory stock options to our employees, directors and consultants.

We have reserved an aggregate of 3,285,000 shares of our common stock for issuance under this plan. As of September 30, 2000, 566,770 shares had been issued pursuant to the exercise of options and stock purchase rights and options to purchase 1,826,170 shares of common stock were outstanding. 381,060 shares were available for future grant. As of the effective date of this offering, this plan will terminate, no additional stock options will be granted and any shares reserved for issuance and any shares returned to the plan shall be reserved for issuance under the 2000 Stock Plan.

This plan provides that in the event of a merger each outstanding option or stock purchase right will be assumed or an equivalent option may be substituted by the successor corporation. If the options are not assumed or substituted, the options will terminate as of the date of the closing of the merger. In addition, this plan provides that in the event of a proposed dissolution or liquidation of us the optionee will be provided notice at least 15 days prior to such proposed action. To the extent it has not been previously exercised, the option will terminate immediately prior to the consummation of a proposed dissolution or liquidation.

2000 Stock Plan

Our 2000 Stock Plan was adopted by our board of directors in September 2000 and will be submitted for approval by our stockholders prior to the completion of this offering. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. A total of 839,500 shares of our common stock plus any reserved but unissued shares under our 1996 Plan as of the effective date of this offering and any shares returned to the 1996 Plan are reserved for issuance under this plan.

The number of shares reserved for issuance under our 2000 Stock Plan will increase annually on the first day of our fiscal year beginning in 2001 by an amount equal to the lesser of 4% of the outstanding shares of our common stock on the first day of the fiscal year, 839,500 shares or such lesser amount as our board of directors may determine.

Our board of directors or a committee of our board serves as the administrator of this plan. The administrator has the power to determine the terms and conditions, not inconsistent with the plan, of

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--------------------------------------------------------------------------------

the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. The administrator determines the exercise price of options granted under this plan. However, the exercise price of incentive stock options must be equal to at least the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. No optionee may be granted an option to purchase more than 730,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 839,500 shares of our common stock. After one of our employees, directors or consultants, terminates his or her relationship with us, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will generally remain exercisable for 12 months following such termination to the extent such option was exercisable at the time of termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

The administrator determines the exercise price of stock purchase rights granted under this plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's relationship with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse. This plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise his or her option and stock purchase rights during his or her lifetime.

The 2000 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for each option or stock purchase right. If the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee will be notified that his or her options or stock purchase rights will become fully vested and exercisable for a period of 15 days from the date of notice. The options and stock purchase rights will terminate at the end of this period. In the event of a change in control of us, each outstanding option held by a non-employee director will vest and become exercisable in full as to all optioned stock, including shares as to which the non-employee director would not otherwise be vested or exercisable. If an option becomes fully vested and exercisable in such event, we will notify the optionee that the option will be fully vested and exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period. This plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the plan, provided it does not adversely affect any option previously granted under the plan.

Director option program
Our director option program is part of our 2000 Stock Plan and provides for the periodic grant of nonstatutory stock options to our non-employee directors.

All grants of options to our non-employee directors under this program are automatic. We will grant to each individual who first becomes a non-employee director on or after this offering an option to purchase 32,850 shares of our common stock, except for those directors who become non-employee directors by ceasing to be employee directors. Twenty-five percent of the shares subject to the option become exercisable 12 months after the date of grant, and 1/48th of the shares subject to the option vest each month thereafter, provided the individual remains a director on such dates.


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Each non-employee director will automatically be granted, on each annual meeting of our stockholders occurring after the end of our fiscal year 2000, a subsequent option to purchase 10,950 shares if immediately after such meeting, he or she continues to serve on the board and has been a director for at least six months prior to the annual stockholders meeting. Twenty-five percent of the shares subject to the option become exercisable 12 months after the date of grant, and 1/48th of the shares subject to the option vest each month thereafter, provided the individual remains a director on such dates.

All options granted under this program have a term of 10 years and an exercise price equal to fair market value on the date of grant. After termination as a non-employee director, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the options will remain exercisable for 12 months after the date of grant. In all other cases, the options will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term. A non-employee director may not transfer options granted under this program other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

In the event of a merger, the sale of substantially all of our assets or similar change of control event, the non-employee director will be notified that each outstanding option granted pursuant to this program is fully vested and exercisable for a period of 15 days from the date of such notice. The options shall terminate at the end of this period.

2000 Employee Stock Purchase Plan

Concurrently with this offering, we intend to establish an employee stock purchase plan. A total of 292,000 shares of our common stock will be made available for sale under this plan. In addition, this plan provides for an annual increase in the number of shares available for issuance under the plan on the first day of our fiscal year beginning in 2001 in an amount equal to the lesser of 2% of the outstanding shares of our common stock on such date, 730,000 shares or such other lesser amount as may be determined by our board of directors or its designated committee. Our board of directors or a committee of our board will serve as the administrator of this plan. The administrator will have full and exclusive authority to interpret the terms of the plan and determine eligibility. All of our employees will be eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if the employee:

 .immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

 .whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

Our plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24 month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first offering period, which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before January 31, 2003. For the first offering period, eligible employees shall not be eligible to enroll in the plan until a registration statement on Form S-8 with respect to the shares under the plan is effective.

The plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes base straight time gross earnings, commissions, overtime

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Management

--------------------------------------------------------------------------------

and shift premium but excludes all other compensation. A participant may purchase no more than 7,300 shares during any six-month purchase period.

Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in the immediately following offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under this plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

In the event of our merger with or into another corporation the sale of substantially all of our assets or similar change of control event, a successor corporation may assume or substitute for each option. If the successor corporation refuses to assume or substitute for the option, the purchase period then in progress will be shortened by setting a new exercise date and any offering periods then in progress will end on the new exercise date.

This plan will terminate in 2010. However, our board of directors has the authority to amend or terminate the plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

401(k) Plan
Effective January 1998, we established a tax-qualified, employee savings and retirement plan, or 401(k) Plan, for which our employees will generally be eligible. Under the 401(k) Plan, employees may elect to reduce their current compensation and have the amount of the reduction contributed to the 401(k) Plan. To date, we have made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) Plan and income earned on plan contributions are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

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                                                                              61

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Related party transactions

COMMON STOCK SALES

In October 1995, we sold Dr. Pamela R. Contag, our Co-Chief Executive Officer and President, 731,460 shares of common stock at a purchase price of $0.001 per share pursuant to a restricted stock purchase agreement. Our right to repurchase these shares has lapsed.

In April 1997, we entered into an agreement with our founders, Dr. Pamela R. Contag, Dr. Christopher H. Contag and David Benaron, which redistributed the common stock held by each founder in the aggregate amounts of 1,095,000 shares to Dr. Pamela R. Contag, 438,000 shares to Mr. Benaron and 657,000 shares to Dr. Christopher H. Contag. Our right to repurchase these shares has lapsed.

In June 1997, we sold 292,000 shares of restricted common stock at a price of $0.0684 per share to David W. Carter, our Co-Chief Executive Officer and Chairman of the Board of Directors. As of August 31, 2000, our right to repurchase these shares has lapsed as to 38/48th of the shares and will lapse as to 1/48th of the shares each month until June 2001. Upon the merger or consolidation of us with or into another corporation, entity or person, or the sale of all or substantially all of our assets to another corporation, entity or person, our right to repurchase will lapse as to all of the shares, so long as our stockholders, determined immediately before such merger, consolidation or sale, own less than 50% of the voting securities of the surviving or acquiring corporation, entity or person, or its parent, immediately after such transaction.

In January 1998, we sold 182,500 shares of common stock to David W. Carter at a purchase price of $0.1780 per share. These shares are subject to a repurchase option by us at their original purchase price that lapses pursuant to certain milestones, but in any event lapses in full on December 31, 2002 if Mr. Carter is an employee on that date. In January 1998, we also sold to Mr. Carter 365,000 shares of common stock at a price of $0.1780 per share. We have the right to repurchase these shares at their original purchase price in the event of his voluntary or involuntary termination of employment with us. Our right to repurchase these shares lapsed as to 31/48th of the shares as of August 31, 2000 and will continue to lapse as to 1/48th of the shares each month until January 2002. Mr. Carter paid for the shares with two full-recourse promissory notes in the aggregate amount of $97,500, which pay interest at a rate of 6% per year, are due upon the earlier of December 31, 2002 or termination of his employment and are secured by a pledge of the underlying shares. See " -- Loans to Directors and Executive Officers."

In January 1998, we sold 73,000 shares of common stock to Dr. Pamela R. Contag at a purchase price of $0.1780 per share. These shares are subject to a repurchase option by us at their original purchase price that lapses in full on December 31, 2002, if Dr. Pamela R. Contag is still an employee of us or provides services to us as of that date. Dr. Pamela R. Contag paid for the shares with a full-recourse promissory note in the amount of $13,000, that pays interest at a rate of 6% per year, is due upon the earlier of December 31, 2002 or termination of her employment and is secured by a pledge of the underlying shares. See " -- Loans to Directors and Executive Officers."


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62

Related party transactions

--------------------------------------------------------------------------------

CONSULTING AGREEMENTS

In June 1998, we entered into a consulting agreement with Dr. Christopher H. Contag, one of our co-founders and a member of our Scientific Advisory Board, which pays him a fee of $3,000 per month. The agreement has a term of four years, is terminable by Dr. Christopher H. Contag upon 30 days written notice and is terminable by us for cause or if Dr. Christopher H. Contag refuses to or is unable to perform consulting services or breaches the agreement. Dr. Christopher H. Contag is married to Dr. Pamela R. Contag, our Co-Chief Executive Officer and President.

In September 1999, we entered into a Settlement Agreement and Release with Brian Dunn, our former Chief Financial Officer. Under the agreement, Mr. Dunn continued to receive his monthly base salary until September 2000 in exchange for consulting services that were not to exceed 16 hours per month. In addition, the vesting of some of his stock options accelerated, such that 62,050 were immediately exercisable at the date of his termination. This agreement terminated in September 2000.

Alan M. Goldberg, PhD, one of our directors, also serves us as a consultant. In 1999, we paid Dr. Goldberg fees of $14,000 and travel reimbursement of $11,405. From January 2000 to August 31, 2000, we paid Dr. Goldberg fees of $17,500 and travel reimbursement of $9,765. In March 1998, we granted Dr. Goldberg an option to purchase 18,250 shares of our common stock at a price of $0.1780 per share and in September 1999 we granted him an option to purchase an additional 10,950 shares of common stock at a price of $0.41 per share. These options each vest monthly over a period of four years, with the initial 1/4th of the options vesting one year after the date of grant, and expire ten years from the date of grant. In March 1998, we entered into a consulting agreement with Dr. Goldberg to be available for telephone conversations and attend organizational meetings to discuss, plan and implement our business strategy in exchange for $2,500 per calendar quarter.

In January 2000, we entered into a consulting agreement with Kevin J. Birtchnell, our Chief Financial Officer and Vice President, to provide up to 100 hours of services in exchange for $83.14 per hour. The agreement has been terminated.

In March 2000, we entered into an agreement with Bay City Capital-BD LLC, under which Bay City Capital acted as an exclusive placement agent in connection with the issuance of our Series E preferred stock, in exchange for a fee of $1.5 million. This agreement will terminate upon the closing of this offering.

In April 2000, we entered into an agreement with Bay City Capital-BD LLC, under which Bay City Capital acted as an advisor for the purpose of developing a business strategy for opportunities in the genomics area, in exchange for a fee of $150,000. This agreement terminated in June 2000. Debra Yu, MD, one of our directors, serves as Managing Director of Bay City Capital, LLC, an affiliate of Bay City Capital-BD LLC.

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                                                                              63

Related party transactions

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SALES OF PREFERRED STOCK

From January 1997 through November 2000, we issued the following securities to various investors in private placement transactions:

 .5,041,539 shares of Series C convertible preferred stock at a purchase price of $1.30 per share in January 1998;

 .6,678,791 shares of Series D convertible preferred stock at a purchase price of $1.65 per share in April 1999; and

 .7,194,113 shares of Series E convertible preferred stock at a purchase price of $4.25 per share in May 2000.

 .3,500,000 shares of Series F convertible preferred stock issued to Phoenix International Life Sciences (Chrysalis) Inc. in connection with the acquisition of DNX.

Each share of preferred stock will convert automatically into 0.73 of a share of common stock upon the closing of this offering. The purchasers of the above shares of preferred stock are entitled to certain registration rights. See "Description of capital stock -- Registration Rights." The investors in these financings included the following directors, executive officers and holders of more than 5% of our outstanding stock and their affiliates:

                             Series C
                          convertible    Series C       Series D    Series E    Series F
                            preferred convertible    convertible convertible convertible
                                stock   preferred      preferred   preferred   preferred
Purchaser                    warrants       stock          stock       stock       stock
----------------------------------------------------------------------------------------
Directors and executive
   officers                                                                           --
David W. Carter.........       46,153      92,308             --          --          --
Alan M. Goldberg, PhD...           --          --             --      11,764          --

Principal stockholders
Delphi Ventures IV,
   L.P. (1).............           --   1,384,615        787,879     117,647          --
Harvard Private Capital
   Holdings, Inc. ......           --   1,423,077(2)   1,333,334     941,176          --
Invemed Fund, L.P. (3)..           --   1,439,394        117,647          --          --
Brentwood Associates
   VIII, L.P. ..........           --   1,996,800      1,454,546     705,882          --
S.R. One, Limited.......           --          --      1,515,152     705,882          --
Phoenix International
   Life Sciences
   (Chrysalis) Inc. ....           --          --             --          --   3,500,000

--------
(1) Includes: 1,356,646 shares of Series C preferred stock held by Delphi Ventures IV, L.P. and 27,969 shares of Series C preferred stock held by Delphi Bioinvestments IV, L.P. Delphi Ventures IV, L.P.; 771,964 shares of Series D preferred stock held by Delphi Ventures IV, L.P. and 15,915 shares of Series D preferred stock held by Delphi Bioinvestments IV; and 115,271 shares of Series E preferred stock held by Delphi Ventures IV, L.P. and 2,376 shares of Series E preferred stock held by Delphi Bioinvestments IV, L.P. Delphi Ventures IV, L.P. and Delphi Bioinvestments IV, L.P. are both limited partnerships of which Delphi Management Partners IV, L.L.C. is a general partner.

(2) Includes 115,385 shares issued upon conversion of a $150,000 convertible promissory note.

(3) Includes: 1,212,121 shares of Series D preferred stock held by Invemed Fund, L.P. and 227,273 shares of Series D preferred stock held by Invemed Associates LLC. Invemed Associates LLC is a general partner of Invemed Fund, L.P.

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64

Related party transactions

--------------------------------------------------------------------------------


LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

In January 1998, we loaned an aggregate of $97,500 to David W. Carter, our Co-Chief Executive Officer and Chairman of the Board of Directors, in connection with the purchase of an aggregate of 547,500 shares of restricted common stock. The loans were made pursuant to two full-recourse promissory notes in the amounts of $65,000 and $32,500, which each pay interest at a rate of 6% per year and are secured by the underlying shares of common stock. The notes are payable upon the earlier of December 31, 2002 or termination of Mr. Carter's employment with or services to us.

In September 1998, we loaned $100,000 to Pamela R. Contag, PhD, our Co-Chief Executive Officer and President, at an interest rate of 6% per year. The full-recourse loan is secured by Dr. Contag's home and is payable in full upon the earlier to occur of the termination of Dr. Contag's employment, her death, bankruptcy, failure to execute and deliver the deed of trust to the home, breach of the promissory note and deed of trust or sale or assignment of the home without our prior consent. Provided Dr. Contag has not been terminated as of the applicable date, the loan has and will be forgiven as follows: $15,000 of principal and all accrued interest on January 1, 1999, $15,000 of principal and all accrued interest on January 1, 2000, $15,000 of principal and all accrued interest on January 1, 2001 and $55,000 and all accrued interest on January 1, 2002.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. For further information, see "Description of capital stock -- Limitation of Liability and Indemnification Matters."

We believe that we have executed all of the transactions set forth above on terms no less favorable to us than terms we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates, are approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

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                                                                              65

--------------------------------------------------------------------------------

Principal stockholders

The following table shows information known to us with respect to the beneficial ownership of our common stock as of September 30, 2000, adjusted to reflect the subsequent share issuance in the DNX acquisition, and the sale of the shares of common stock offered under this prospectus by:

 .each of our directors;

 .each named executive officer;

 .each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock; and

 .all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options and warrants which are exercisable within 60 days from September 30, 2000 adjusted to reflect the issuance of 3,500,000 shares of our preferred stock in connection with the DNX acquisition and the conversion of all shares of our preferred stock into an aggregate of 16,552,785 shares of our common stock prior to this offering. It is therefore based on 19,886,256 shares of our common stock outstanding prior to this offering and 26,886,256 shares outstanding immediately after this offering. The address for those individuals for which an address is not otherwise indicated is: c/o Xenogen Corporation, 860 Atlantic Avenue, Alameda, California 94501.

                                                 Number of  Percent   Percent
                                                    shares    owned     owned
                                      Number of underlying   before     after
                                         shares options or     this      this
Beneficial owner                       owned(1)   warrants offering  offering
------------------------------------------------------------------------------
Directors and named executive
 officers
David W. Carter(2)...................   839,500     45,859      4.4%      3.3%
Pamela R. Contag, PhD(3)............. 1,825,000     12,167      9.2       6.8
Michael D. Cable, PhD................        --     31,938      *           *
Brian Dunn...........................    62,050         --      *           *
Anthony F. Purchio, PhD..............        --     25,855      *           *
Brian G. Atwood(4)................... 3,034,776         --     15.3      11.3
Alan M. Goldberg, PhD................     8,588     15,133      *           *
Raymond J. Whitaker, PhD(5).......... 1,621,355         --      8.2       6.0
Debra Yu, MD(6)...................... 1,671,803         --      8.4       6.2
All executive officers and directors
 as a group (11 persons)............. 9,063,072    130,952     45.9      34.0

Five percent stockholders
Brentwood Associates VIII, L.P.(4)... 3,034,776         --     15.3%     11.3%
Harvard Private Capital Holdings,
 Inc.(7)............................. 2,699,239     42,116     13.8      10.2
MDS Inc.(8).......................... 2,555,000         --     12.8       9.5
Delphi Ventures IV, L.P.(6).......... 1,671,803         --      8.4       6.2
S.R. One, Limited(5)................. 1,621,355         --      8.2       6.0
Invemed Fund, L.P.(9)................ 1,136,639         --      5.7       4.2


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66

Principal stockholders

--------------------------------------------------------------------------------

 * Represents beneficial ownership of less than 1%.

(1) Shares of preferred stock are shown on an as-converted basis.

(2) Includes 620,500 shares of common stock held by David W. Carter and 219,000 shares of common stock held by the Carter Descendants Trust. Mr. Carter is a trustee of the Carter Descendants Trust. Mr. Carter holds a warrant to purchase 33,691 shares of Series C preferred and has vested options to purchase 12,167 shares of common stock as of 60 days from September 30, 2000.

(3) Includes 1,503,800 shares owned by the Christopher H. Contag and Pamela Reilly Contag, Trustees of the Contag Family Trust Dated 11/23/98; 64,240 shares owned by the Ashyln Grace Contag Irrevocable Trust; 64,240 shares owned by the Caitlin Ann Contag Irrevocable Trust; 64,240 shares owned by the Carlos and Ann Contag Irrevocable Trust; 64,240 shares owned by the John and Juanita Reilly Irrevocable Trust; and 64,240 shares owned by the Greyson Christopher Contag Irrevocable Trust. Dr. Pamela R. Contag is a trustee of each of these respective trusts. Dr. Contag disclaims beneficial ownership to these trusts.

(4) Includes 3,034,776 shares owned by Brentwood Associates VIII, L.P. Mr. Atwood is a general partner of the General Partner of Brentwood Associates VIII, L.P. He shares voting and dispositive power over the shares and disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Mr. Atwood's business address is Brentwood Venture Capital, 3000 Sand Hill Road Building #1, Suite 260, Menlo Park, CA 94025.

(5) Includes shares owned by S.R. One, Limited, a fund of which Dr. Whitaker is a Vice President. He shares voting and dispositive power over the shares and disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Dr. Whitaker's business address is S.R. One Limited, 200 Barr Harbor Drive, Suite 250, Four Tower Bridge, W. Conshohocken, PA 19428-2977.

(6) Includes 1,638,033 shares owned by Delphi Ventures IV, L.P. and 33,770 shares owned by Delphi BioInvestments IV, L.P. From October 1995 to December 1998, Dr. Yu was a General Partner at Delphi Ventures. She shares voting and dispositive power over the shares and disclaims beneficial ownership of these shares except to the extent of her equity interest therein. Dr. Yu's business address is Bay City Capital LLC representing Delphi Ventures, 750 Battery Street, Suite 600, San Francisco, CA 94111.

(7) The business address of Harvard Private Capital Holdings, Inc. is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, 6th Floor, Boston, MA 02210.

(8) Represents 2,555,000 shares owned by Phoenix International Life Sciences (Chrysalis), Inc., a wholly-owned subsidiary of MDS Inc. The business address of MDS Inc. is 100 International Boulevard, Toronto, Ontario M9W 6J6.

(9) Includes 970,730 shares owned by Invemed Fund, L.P. and 165,909 shares owned by Invemed Associates LLC. Invemed Associates LLC is a general partner of Invemed Fund, L.P. The business address of Invemed Fund, L.P. is 375 Park Avenue, Suite 2205, New York, NY 10152.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Description of capital stock

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. We intend to amend our certificate of incorporation and bylaws prior to completion of this offering. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of our amended certificate of incorporation.

Upon the closing of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

COMMON STOCK

As of September 30, 2000, there were 3,333,471 shares of our common stock outstanding and held of record by approximately 60 stockholders. There will be 26,886,256 shares of common stock outstanding upon the closing of this offering, which gives effect to the issuance of 7,000,000 shares of our common stock offered by us under this prospectus and the conversion of our preferred stock discussed below.

Common stock held by certain employees and non-employees is subject to stock purchase agreements whereby we have the option to repurchase unvested shares upon termination of employment at the initial issuance price. Our right to repurchase these shares generally lapses at the rate of 25% per year from the date of the agreement.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend policy." Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding.

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.


--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------

PREFERRED STOCK

As of September 30, 2000, there were 22,675,049 shares of our convertible preferred stock outstanding (such number adjusted to reflect shares issued in the DNX acquisition in November 2000). Upon the closing of this offering, all outstanding shares of our convertible preferred stock will be automatically converted into 16,552,785 shares of our common stock. These shares of our convertible preferred stock will no longer be authorized, issued or outstanding. Our amended and restated certificate of incorporation, which becomes effective upon the closing of this offering, authorizes the issuance of 5,000,000 shares of our preferred stock, par value $0.001 per share.

Our board of directors has the authority, without further action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of us.

WARRANTS

In November 1997, in connection with the sale of our Series C preferred stock, we issued warrants to purchase an aggregate of 115,384 shares of our Series C preferred stock at an exercise price of $1.30 per share. These warrants will, if not earlier exercised, convert into warrants for the purchase of 84,230 shares of our common stock upon the completion of this offering. These warrants expire on November 13, 2007.

In August 1998, we issued to a creditor a warrant to purchase 56,153 shares of common stock at an exercise price of $1.781 per share. This warrant will expire on August 14, 2005.

In October 1999, we issued to a creditor a warrant to purchase 44,242 shares of common stock at an exercise price of $2.246 per share. This warrant will expire on October 7, 2009.

In February 2000, we issued to a creditor a warrant to purchase 11,061 shares of common stock at an exercise price of $2.246 per share. This warrant will expire on February 28, 2010. In April 2000, we issued to a creditor a warrant to purchase 18,035 shares of common stock at an exercise price of $5.821 per share. This warrant will expire on April 28, 2010.

REGISTRATION RIGHTS

After this offering, the holders of 16,637,015 shares of common stock issued upon conversion of our preferred stock and upon exercise of the Series C preferred stock warrants are entitled to various rights with respect to the registration of these shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act for our own account, holders of common stock issuable upon conversion of the preferred stock and holders of the Series C preferred stock warrants are entitled to notice of such registration and are entitled to include their shares in that registration subject to various conditions. The underwriters of any such offering have the right to limit the number of shares included in such registration.

In addition, commencing 180 days after the effective date of the registration statement of which this prospectus is a part, holders of at least 35% of the common stock issuable upon conversion of the

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------

Series A, B, C, D and E preferred stock may require us to prepare and file a registration statement under the Securities Act at our expense covering at least 35% of the common stock issuable upon conversion of the preferred stock, provided that the shares to be included in such registration have an anticipated aggregate net proceeds of at least $10 million. Under these demand registration rights, we are required to use our best efforts to cause the shares requested to be included in the registration statement, subject to customary conditions and limitations. We are not obligated to effect more than two of these stockholder-initiated registrations.

Once we become eligible to file a registration statement on Form S-3, the holders of common stock issuable upon conversion of the Series A, B, C, D and E preferred stock and the holders of the Series C preferred stock warrants may require us to register all or a portion of their securities on a registration statement on Form S-3, and all holders of common stock issuable upon conversion of preferred stock may participate in a Form S-3 registration by us, subject to certain conditions and limitations. Registration rights terminate no later than five years after this offering.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW

Our amended and restated certificate of incorporation and bylaws effective upon completion of this offering contain provisions that could discourage, delay or prevent a tender offer or takeover attempt at a price which many stockholders may find attractive. The existence of these provisions, which are intended to enhance the likelihood of continuity and stability in the composition of, and policies formulated by, our board could limit the price that investors might otherwise pay in the future for shares of our common stock.

Blank check preferred stock
As noted above, our board of directors, without stockholder approval, will have the authority under our amended and restated certificate of incorporation to authorize the issuance of preferred stock, commonly referred to as "blank check" preferred stock with rights senior to those of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of us or make removal of management more difficult.

Stockholder meetings

Our amended and restated certificate of incorporation provides that stockholders may not call a special meeting of stockholders. Rather, special meetings of stockholders may only be called by our Chairman of the Board, Co-Chief Executive Officers or board of directors. Our amended and restated bylaws also provide that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer for our voting stock, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders' meeting relating to the business specified in the notice of meeting and not by written consent.

Requirements for advance notification of stockholder nominations and proposals

Our amended and restated bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder must deliver or mail the notice and we must receive the notice at our principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting of stockholders. The amended and restated bylaws also include a similar requirement for making

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------

nominations at special meetings and specify requirements as to the time, form and content of the stockholder's notice. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders' meeting.

Super-majority voting

Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage. We have provisions in our certificate of incorporation that require a vote of at least 66 2/3% of the stockholders entitled to vote in the election of directors to amend in any respect or repeal the anti-takeover provisions of our certificate of incorporation.

Delaware anti-takeover statute
Section 203 of the Delaware General Corporation Law prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a Delaware corporation for three years following the date these persons become interested stockholders. Interested stockholders generally include:

 .persons who are the beneficial owners of 15% or more of our outstanding voting stock; and

 .persons who are our affiliates or associates and who hold 15% or more of our outstanding voting stock at any time within three years before the date on which such person's status as an interested stockholder is determined.

Subject to certain exceptions, a "business combination" includes, among other things:

 .mergers and consolidations;

 .the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all our outstanding stock;

 .transactions that result in our issuance or transfer of any of our stock to the interested stockholder, except pursuant to certain exercises, exchanges, conversions, distributions or offers to purchase with respect to securities outstanding prior to the time that the interested stockholder became such and that, generally, do not increase the interested stockholder's proportionate share of any class or series of our stock;

 .any transaction involving us that has the effect of increasing the proportionate share of our stock of any class or series, or securities convertible into the stock of any class or series, that is owned directly or indirectly by the interested stockholder; or

 .any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits which we provided.

Section 203 does not apply to a business combination if:

 .before a person becomes an interested stockholder, our board approves the transaction in which the interested stockholder became an interested stockholder or approves the business combination;


--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------

 .upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (other than certain excluded shares); or

 .following a transaction in which the person became an interested stockholder, the business combination is approved by our board and authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

These provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

We have adopted provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability:

 .for any breach of their duty of loyalty to us or our stockholders;

 .for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 .for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided Section 174 of the Delaware General Corporation Law; or

 .for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least 66 2/3% of our shares entitled to vote in the election of directors, voting as one class. Our amended and restated certificate of incorporation and bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is Equiserve, L.P.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Upon completion of this offering, we will have 26,886,256 shares of common stock outstanding based on shares outstanding as of September 30, 2000, adjusted to reflect the subsequent share issuance in the DNX acquisition. Of these shares, the 7,000,000 shares sold in this offering will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act and the regulations promulgated thereunder.

Of our shares outstanding as of December 15, 2000, 19,906,413 shares had been sold by us in reliance on exemptions from the registration requirements of the Securities Act, are restricted securities within the meaning of Rule 144 under the Securities Act and become eligible for sale in the public market as follows:

 .Approximately 766,605 shares will be immediately eligible for sale in the public market without restriction pursuant to Rule 144(k), and an additional 2,220,970 shares will become eligible for sale in the public market in April 2001;

 .Approximately 8,452,207 shares will become eligible for sale in the public market 90 days after this offering, and an additional 5,251,702 shares will become eligible for sale in the public market in May 2001, in each case subject to volume and manner of sale restrictions, under Rule 144;

 .Approximately 2,555,000 shares will become eligible for sale in the public market in November 2001, subject to volume and manner of sale restrictions, under Rule 144;

 .Approximately 659,927 shares will become eligible for sale in the public market without restriction 90 days after this offering under Rule 701; and

 .Remaining shares will become eligible for sale in the public market pursuant to Rule 144 from time to time after completion of this offering.

The foregoing does not take into consideration the effect of the lock-up agreements as described below. Our officers and directors and substantially all of our stockholders have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of UBS Warburg LLC. Any shares subject to lock-up agreements may be released at any time without notice by UBS Warburg LLC. UBS Warburg LLC is likely to release shares from the operation of the lock-up agreements only if it determines, after considering factors such as the number of shares to be released, the circumstances of the proposed sale and prevailing market conditions, that releasing the shares would not adversely affect the market for the common stock.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, approximately 268,862 shares immediately after this offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.


--------------------------------------------------------------------------------

Shares eligible for future sale

--------------------------------------------------------------------------------

Any of our employees, officers, directors or consultants who purchased his or her shares before the date of completion of this offering or who holds options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the date of completion of this offering. However, as described above, we and our officers, directors and substantially all of our stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for the 180-day period after the date of this prospectus without the prior written consent of UBS Warburg LLC. See "Underwriting."

We intend to file a registration statement on Form S-8 under the Securities Act of 1933 to register shares of common stock reserved for issuance under the 2000 Stock Plan and the 2000 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing.

Before this offering, there has been no public market for our common stock, and any sale of substantial amounts in the open market may adversely affect the market price of our common stock offered hereby.

In addition, after this offering, the holders of preferred stock and warrants convertible into an aggregate of 16,637,015 shares of common stock will be entitled to certain rights to cause us to register the sale of such shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act. See "Description of capital stock -- Registration Rights."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, CIBC World Markets Corp. and Dain Rauscher Incorporated are the representatives of the underwriters.

                                                                       Number of
Underwriters                                                              shares
--------------------------------------------------------------------------------
UBS Warburg LLC......................................................
CIBC World Markets Corp. ............................................
Dain Rauscher Incorporated...........................................

                                                                       ---------
  Total..............................................................  7,000,000
                                                                       =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to 1,050,000 additional shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to 1,050,000 additional shares.

                                                       No exercise Full exercise
--------------------------------------------------------------------------------
Per share............................................        $             $
  Total..............................................        $             $

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1,800,000.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $   per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.


--------------------------------------------------------------------------------

Underwriting

--------------------------------------------------------------------------------

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, our directors, officers and certain of our stockholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus offering, subject to certain exceptions, without the prior written consent of UBS Warburg LLC.

The underwriters have reserved for sale, at the initial public offering price, up to 350,000 shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

 .the information set forth in this prospectus and otherwise available to the representatives;

 .the history and the prospects for the industry in which we compete;

 .the ability of our management;

 .our prospects for future earnings, the present state of our development, and our current financial position;

 .the general condition of the securities markets at the time of this offering; and

 .the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consists of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be

--------------------------------------------------------------------------------

Underwriting

--------------------------------------------------------------------------------

downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect thereof.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

Various legal matters with respect to the validity of the common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California. An investment partnership affiliated with Wilson Sonsini, as well as certain current and former members of Wilson Sonsini, own an aggregate of 22,121 shares of our common stock. Karen Dempsey, a member of Wilson Sonsini, serves as our corporate secretary. Dewey Ballantine LLP, New York, New York, is acting as counsel for the underwriters in connection with various legal matters relation to the shares of common stock offered by this prospectus.

Experts

Ernst & Young LLP, independent auditors, have audited our financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited DNX's financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their report. DNX's financial statements are included in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Where you can find additional information

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares of common stock offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and the shares of our common stock to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. Each statement in this prospectus regarding the contents of the referenced contract or other document is qualified in all respects by our reference to the copy filed with the registration statement.

For further information about us and our common stock, we refer you to our registration statement and its attached exhibits, copies of which may be inspected without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a duplicating fee. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Commission. Our periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public references facilities and web site of the Commission referred to above.

We intend to furnish our stockholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants. We also intend to furnish other reports as we may determine or as required by law.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------


INDEX TO FINANCIAL STATEMENTS

                                                                                        Page
--------------------------------------------------------------------------------------------
XENOGEN CORPORATION
Report of Ernst & Young LLP, Independent Auditors...................................     F-2
Balance Sheets......................................................................     F-3
Statements of Operations............................................................     F-4
Statement of Redeemable Convertible Preferred Stock and Stockholders' Equity
  (Net Capital Deficiency)..........................................................     F-5
Statements of Cash Flows............................................................     F-7
Notes to Financial Statements.......................................................     F-8

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION
Report of Ernst & Young LLP, Independent Auditors...................................    F-28
Balance Sheets......................................................................    F-29
Statements of Operations............................................................    F-30
Statement of Stockholders' Equity (Net Capital Deficiency)..........................    F-31
Statements of Cash Flows............................................................    F-32
Notes to Financial Statements.......................................................    F-33

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Condensed Financial Statements.........................    F-43
Unaudited Pro Forma Combined Condensed Balance Sheets...............................    F-44
Unaudited Pro Forma Combined Condensed Statements of Operations.....................    F-45
Notes to Unaudited Pro Forma Combined Condensed Financial Statements................    F-47

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Xenogen Corporation

We have audited the accompanying balance sheets of Xenogen Corporation ("Xenogen") as of December 31, 1998 and 1999 and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (net capital deficiency) and cash flows of Xenogen for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Xenogen's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xenogen Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Palo Alto, California

February 4, 2000, except to Notes 1 and 12 for which the date is       2000.


--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the 0.73-for-one reverse stock split described in notes 1 and 12 to the financial statements.

                                          /s/ Ernst & Young, LLP

Palo Alto, California

December 28, 2000

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

BALANCE SHEETS
(In thousands, except share data)

                                                                         As of
                                                                 September 30,
                                    As of                 As of           2000
                                 December 31,     September 30,     (unaudited
                               -----------------           2000     pro forma)
                                  1998      1999    (unaudited)       (Note 1)
------------------------------------------------  -----------------------
Assets
Current assets:
 Cash and cash equivalents.... $ 2,407  $  3,752       $ 18,819
 Short-term investments.......      --     2,060          9,281
 Accounts receivable, net of
  allowance for doubtful
  accounts of $12 at December
  31, 1998, $0 at December 31,
  1999 and September 30,
  2000........................      14       712            339
 Inventories..................      --        --            372
 Prepaid expenses and other
  current assets..............     188       229          1,237
 Employee loans...............     232       131             98
                               -------  --------       --------
Total current assets..........   2,841     6,884         30,146

Property and equipment, net...   1,324     2,150          3,164
Long-term investments.........      --     2,064          1,984
Restricted investments........     528       469            538
Other noncurrent assets.......      43        46            105
                               -------  --------       --------
Total assets.................. $ 4,736  $ 11,613       $ 35,937
                               =======  ========       ========
Liabilities and stockholders'
 equity (net capital
 deficiency)
Current liabilities:
 Accounts payable............. $    99  $    311       $  1,104
 Accrued liabilities..........     104       587            433
 Loans payable--current
  portion.....................     273       668          1,078
 Deferred revenue.............      94       350          1,744
                               -------  --------       --------
Total current liabilities.....     570     1,916          4,359
Noncurrent liabilities:
 Loans payable................   1,360     2,678          3,164
 Other noncurrent
  liabilities.................      12        --             --

Commitments

Redeemable convertible
 preferred stock, $0.001 par
 value; designated in series;
 20,085,895 shares authorized;
 5,041,539, 11,720,330, and
 18,914,443 shares issued and
 outstanding at December 31,
 1998 and 1999 and September
 30, 2000, respectively
 (3,680,323, 8,555,841 and
 13,807,543, respectively, on
 an as-if converted basis)
 (none pro forma); liquidation
 preference of $17,574 and
 $48,149 at December 31, 1999
 and September 30, 2000 (none
 pro forma)...................   6,527    17,511         46,502       $     --
Stockholders' equity (net
 capital deficiency):
 Convertible preferred stock,
  $0.001 par value; designated
  in series; 260,606 shares
  authorized; 260,606 shares
  issued and outstanding at
  December 31, 1998 and 1999
  and September 30, 2000,
  respectively (190,242 on an
  as-if converted basis) (none
  pro forma); liquidation
  preference of $120 at
  December 31, 1999 and
  September 30, 2000 (none pro
  forma)......................      --        --             --             --
 Common stock, $0.001 par
  value; 15,000,000,
  30,000,000, and
  35,000,000 shares authorized
  at December 31, 1998 and
  1999, and September 30,
  2000, respectively;
  3,175,500, 3,237,550, and
  3,333,471 shares issued and
  outstanding at December 31,
  1998 and 1999, and September
  30, 2000, respectively
  (17,331,256 shares pro
  forma)......................       3         3              4             19
 Additional paid-in capital...     303     1,355         11,080         57,567
 Notes receivable from
  stockholders................    (111)     (111)          (111)          (111)
 Deferred stock-based
  compensation................      --      (675)        (8,910)        (8,910)
 Accumulated deficit..........  (3,928)  (11,064)       (20,151)       (20,151)
                               -------  --------       --------       --------
 Total stockholders' equity
  (net capital deficiency)....  (3,733)  (10,492)       (18,088)      $ 28,414
                               -------  --------       --------       ========
 Total liabilities and
  stockholders' equity (net
  capital deficiency)......... $ 4,736  $ 11,613       $ 35,937
                               =======  ========       ========


See accompanying notes.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                                                             Nine months ended
                                                               September 30,
                                 Year ended December 31,        (unaudited)
                                ---------------------------  ------------------
                                   1997      1998      1999      1999      2000
                                ---------------------------  ------------------
Revenues:
 Licenses.....................  $    23  $     47  $    457  $    316  $    774
 Research and development
    services..................       40        37       790       352       716
 Other revenues...............       --        --        46        25       406
                                -------  --------  --------  --------  --------
Total revenues................       63        84     1,293       693     1,896
                                -------  --------  --------  --------  --------
Operating costs and expenses:
 Costs of revenues............       --        --        --        --       261
 Research and development
    (Note A)..................      189     1,009     4,790     3,815     6,686
 Selling, general and
    administrative (Note A)...      336     2,381     3,757     2,263     4,578
                                -------  --------  --------  --------  --------
Total operating costs and
   expenses...................      525     3,390     8,547     6,078    11,525
Loss from operations..........     (462)   (3,306)   (7,254)   (5,385)   (9,629)

Interest income...............       --       184       355       248       917
Interest expense..............       (5)     (122)     (237)     (147)     (375)
                                -------  --------  --------  --------  --------
Net loss......................  $  (467) $ (3,244) $ (7,136) $ (5,284) $ (9,087)
                                =======  ========  ========  ========  ========
Basic and diluted net loss per
   common share...............  $ (0.34) $  (1.81) $  (2.94) $  (2.26) $  (3.17)
                                =======  ========  ========  ========  ========
Shares used in computing basic
   and diluted net loss per
   common share...............    1,339     1,789     2,426     2,339     2,864
                                =======  ========  ========  ========  ========
Pro forma basic and diluted
   net loss per common share
   (unaudited)................                     $  (0.72)           $  (0.63)
                                                   ========            ========
Shares used in computing pro
   forma basic and diluted net
   loss per common share
   (unaudited)................                        9,863              14,274
                                                   ========            ========
Includes non-cash charges for
   stock-based compensation as
   follows:
 Research and development.....  $    --  $     --  $    169  $     94  $    969
                                =======  ========  ========  ========  ========
 Selling, general and
    administrative............  $    --  $     --  $    119  $     91  $    398
                                =======  ========  ========  ========  ========

Note A:



See accompanying notes.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
(In thousands, except share data)

                                                                                                                               Total
                       Redeemable                                                      Notes                           Stockholders'
                      Convertible      Convertible                   Additional   Receivable      Deferred               Equity (Net
                    Preferred Stock  Preferred Stock  Common Stock      Paid-In         from   Stock-Based  Accumulated      Capital
                   Shares    Amount  Shares   Amount Shares  Amount     Capital Stockholders  Compensation      Deficit  Deficiency)
                  -----------------  ----------------------------------------------------------------------------------------------
Balance at
December 31,
1996.............         -- $    --  260,606  $ --  2,190,000  $ 2     $  103      $  --        $  --      $   (217)    $   (112)
 Issuance of
 common stock in
 exchange for
 cash and notes..         --      --       --    --    321,200   --         22         (2)          --            --           20
 Net loss........         --      --       --    --         --   --         --         --           --          (467)        (467)
                  ------------------  ---------------------------------------------------------------------------------------------
Balance at
December 31,
1997.............         --      --  260,606    --  2,511,200    2        125         (2)          --          (684)        (559)
 Payment of note
 receivable......         --      --       --    --         --   --         --          2           --            --            2
 Issuance of
 common stock in
 exchange for
 notes...........         --      --       --    --    620,500    1        110       (111)          --            --           --
 Issuance of
 common stock
 upon exercise of
 options.........         --      --       --    --     43,800   --          3         --           --            --            3
 Issuance of
 Series C
 redeemable
 convertible
 preferred stock,
 net of issuance
 costs of $27....  4,810,770   6,227       --    --         --   --         --         --           --            --           --
 Issuance of
 Series C
 redeemable
 convertible
 preferred stock
 upon conversion
 of notes
 payable.........    230,769     300       --    --         --   --         --         --           --            --           --
 Warrants to
 purchase 115,384
 shares of Series
 C preferred
 stock (84,230
 shares of common
 stock on an
 as-if converted
 basis)..........         --      --       --    --         --   --         65         --           --            --           65
 Net loss........         --      --       --    --         --   --         --         --           --        (3,244)      (3,244)
                  ------------------  ---------------------------------------------------------------------------------------------
Balance at
December 31,
1998.............  5,041,539   6,527  260,606    --  3,175,500    3        303       (111)          --        (3,928)      (3,733)
 Issuance of
 common stock
 upon exercise of
 options.........         --      --       --    --     62,050   --         11         --           --            --           11
 Issuance of
 Series D
 redeemable
 convertible
 preferred stock,
 net of issuance
 costs of $36....  6,678,791  10,984       --    --         --   --         --         --           --            --           --
 Acceleration of
 employee
 options'
 vesting.........         --      --       --    --         --   --         59         --           --            --           59
 Warrants to
 purchase 44,242
  shares of
 common stock....         --      --       --    --         --   --         78         --           --            --           78
 Deferred stock-
 based
 compensation....         --      --       --    --         --   --        904         --         (904)           --           --
 Amortization of
 deferred
 compensation....         --      --       --    --         --   --         --         --          229            --          229
 Net loss........         --      --       --    --         --   --         --         --           --        (7,136)      (7,136)
                  ------------------  ---------------------------------------------------------------------------------------------
Balance at
December 31,
1999............. 11,720,330 $17,511  260,606  $ --  3,237,550  $ 3     $1,355      $(111)       $(675)     $(11,064)    $(10,492)
                  ------------------  ---------------------------------------------------------------------------------------------
                  ------------------  ---------------------------------------------------------------------------------------------





                  -

XENOGEN CORPORATION

--------------------------------------------------------------------------------


STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (Continued)
(In thousands, except share data)

                                                                                                                               Total
                      Redeemable       Convertible                                      Notes                          Stockholders'
                     Convertible        Preferred                     Additional   Receivable     Deferred                    Equity
                   Preferred Stock        Stock        Common Stock      Paid-In         from  Stock-Based Accumulated  (Net Capital
                   Shares   Amount   Shares Amount    Shares Amount    Capital Stockholders Compensation     Deficit   Deficiency)
                  ------------------  ----------------------------------------------------------------------------------------------
Balance at
December 31,
1999.............  11,720,330 $17,511  260,606  $ --  3,237,550  $ 3    $ 1,355      $(111)      $  (675)    $(11,064)    $(10,492)
 Issuance of
 common stock
 upon exercise of
 options
 (unaudited).....          --      --       --    --     95,921    1         29         --            --           --           30
 Issuance of
 Series E
 redeemable
 convertible
 preferred stock,
 net of issuance
 costs of $1,584
 (unaudited).....   7,194,113  28,991       --    --         --   --         --         --            --           --           --
 Warrants to
 purchase 11,061
 and 18,035
 shares of common
 stock
 (unaudited).....          --      --       --    --         --   --         94         --            --           --           94
 Options granted
 to consultants
 for services
 rendered
 (unaudited).....          --      --       --    --         --   --        179         --            --           --          179
 Deferred stock-
 based
 compensation
 (unaudited).....          --      --       --    --         --   --      9,423         --        (9,423)          --           --
 Amortization of
 deferred stock-
 based
 compensation
 (unaudited).....          --      --       --    --         --   --         --         --         1,188           --        1,188
 Net loss
 (unaudited).....          --      --       --    --         --   --         --         --            --       (9,087)      (9,087)
                   ------------------  --------------------------------------------------------------------------------------------
Balance at
September 30,
2000
(unaudited)......  18,914,443 $46,502  260,606  $ --  3,333,471  $ 4    $11,080      $(111)      $(8,910)    $(20,151)    $(18,088)
                   ==================  ============================================================================================

See accompanying notes.

XENOGEN CORPORATION

--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
(In thousands)

                                                               Nine months
                                                                  ended
                                         Year ended           September 30,
                                        December 31,           (unaudited)
                                    -----------------------  -----------------
                                     1997     1998     1999     1999      2000
                                    -----------------------  -----------------
Operating activities
Net loss..........................  $(467) $(3,244) $(7,136) $(5,284) $ (9,087)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
 Noncash stock-based compensation
  expense.........................     --       --      288      185     1,367
 Noncash interest expense related
  to warrants granted.............     --       65        4       --        25
 Depreciation and amortization....      1      163      633      462       873
 Fixed asset write-offs...........              --      272      272        --
 Interest income..................              --     (124)     (71)     (181)
 Changes in operating assets and
  liabilities:
 Accounts receivable..............     --      (14)    (698)    (176)      373
 Inventories......................     --       --       --       --      (372)
 Prepaid expenses and other
  assets..........................      1     (231)     (44)     (40)   (1,067)
 Employee loans...................     --     (232)     101       65        33
 Accounts payable.................     74      (25)     212       70       793
 Accrued liabilities..............    168     (135)     483      278      (154)
 Deferred revenue.................     77       18      256      (29)    1,394
                                    -----  -------  -------  -------  --------
  Net cash used in operating
   activities.....................   (146)  (3,635)  (5,753)  (4,268)   (6,003)

Investing activities
Purchase of property and
 equipment........................     (5)  (1,482)  (1,730)  (1,394)   (1,887)
Purchase of investments...........     --     (528)  (4,000)  (4,000)  (10,128)
Sale of investments...............              --       59       59     3,100
                                    -----  -------  -------  -------  --------
 Net cash used in investing
  activities......................     (5)  (2,010)  (5,671)  (5,335)   (8,915)

Financing activities
Proceeds from issuance of common
 stock............................     20        3       11       --        30
Repayment of note receivable from
 stockholder......................     --        2       --       --        --
Proceeds from issuance of
 preferred stock..................     --    6,227   10,984   10,984    28,991
Proceeds from issuance of warrants
 and convertible notes payable....    300       --       --       --        --
Proceeds from loans...............     20    1,763    2,237      453     1,613
Repayment of loans................    (20)    (130)    (451)    (252)     (649)
Security deposits.................     --       12      (12)      --        --
                                    -----  -------  -------  -------  --------
 Net cash provided by financing
  activities......................    320    7,877   12,769   11,185    29,985
                                    -----  -------  -------  -------  --------
Net increase in cash and cash
 equivalents......................    169    2,232    1,345    1,582    15,067
Cash and cash equivalents, at
 beginning of period..............      6      175    2,407    2,407     3,752
                                    -----  -------  -------  -------  --------
Cash and cash equivalents, at end
 of period........................  $ 175  $ 2,407  $ 3,752  $ 3,989  $ 18,819
                                    =====  =======  =======  =======  ========
Supplemental disclosures of cash
 flow information
Cash paid for interest............  $   1  $    61  $   233  $   147  $    350
                                    =====  =======  =======  =======  ========
Supplemental disclosures of
 noncash investing and financing
 activities
 Issuance of common stock for
  notes receivable................  $   2  $   111  $    --  $    --  $     --
                                    =====  =======  =======  =======  ========
 Conversion of convertible notes
  payable to shares of Series C
  preferred stock.................  $  --  $   300  $    --  $    --  $     --
                                    =====  =======  =======  =======  ========
 Reclassification of unrestricted
  investment into collateral......  $  --  $    --  $    --  $    --  $     69
                                    =====  =======  =======  =======  ========
 Deferred stock-based compensation
  related to stock options........  $  --  $    --  $   904  $   584  $  9,423
                                    =====  =======  =======  =======  ========
 Warrants issued..................  $  --  $    65  $    78  $    --  $     94
                                    =====  =======  =======  =======  ========
 Stock options to consultants.....  $  --  $    --  $    --  $    --  $    179
                                    =====  =======  =======  =======  ========
 Acceleration of options vesting..  $  --  $    --  $    59  $    59  $     --
                                    =====  =======  =======  =======  ========

See accompanying notes.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

1. Summary of Significant Accounting Policies

Organization and Basis of Presentation

Xenogen Corporation ("Xenogen") was founded on August 1, 1995 and is a life sciences company incorporated in the state of California. In September 2000, the Board of Directors approved Xenogen's reincorporation in the state of Delaware. The reincorporation was approved by the state of Delaware in the third quarter of 2000. The accompanying financial statements have been retroactively restated to give effect to the reincorporation.

Xenogen has developed and is manufacturing and marketing a novel system designed to improve the efficiency and productivity of drug discovery and development by facilitating biological assessment. Xenogen's in vivo biophotonic imaging system combines technologies in molecular biology and physiology to enable researchers to track and monitor the dynamic molecular mechanisms of disease and the impact of drugs on such mechanisms, as they occur in live animals.

Through December 31, 1998, Xenogen was in the development stage. During fiscal 1999, Xenogen commenced commercial operations, and, therefore, it is no longer considered to be in the development stage. Xenogen will require additional financial resources to complete development and commercialization of its products. Management plans to continue to finance Xenogen primarily through the issuances of equity securities, collaborative research and development agreements, and debt financing. If the financing arrangements contemplated by management are not consummated, Xenogen may have to seek other sources of capital or re-evaluate its operating plans.

Initial Public Offering

In September 2000, the Board of Directors approved the filing of a Registration Statement with the Securities and Exchange Commission permitting Xenogen to sell common stock to the public. Upon completion of the initial public offering, Xenogen's certificate of incorporation will be amended to authorize 150,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Unaudited Interim Financial Statements

The financial information at September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited, but has been prepared on the same basis as the annual financial statements and, in the opinion of management, includes all adjustments (consisting of normal recurring adjustments), that Xenogen considers necessary for a fair presentation of financial position at that date and the results of operations and cash flows for those periods. Operating results for the interim periods are not necessarily indicative of results that may be expected for any future periods.

Unaudited Pro Forma Information

In September 2000, the Board of Directors authorized the management of Xenogen to file a registration statement with the Securities and Exchange Commission (the "SEC") permitting Xenogen to sell shares of its common stock to the public. If the initial public offering is consummated under the terms presently anticipated, all of the preferred stock outstanding will automatically be converted into common stock. Unaudited pro forma redeemable convertible preferred stock and stockholders' equity at September 30, 2000, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

Reverse Stock Split

In December 2000, the Company's board of directors approved a 0.73-for-one reverse split of its common stock. The accompanying financial statements have been adjusted retroactively to reflect the reverse split. The conversion ratios of the respective series of convertible preferred stock were automatically adjusted to reflect the reverse split.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications
Certain amounts reported in the prior period financial statements have been reclassified to conform with the current period's presentation.

Cash and Cash Equivalents
Xenogen considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

For purposes of the statements of cash flows, cash consists of amounts on deposit with commercial banks in checking, interest-bearing, and money market accounts available on demand.

Marketable Securities
Xenogen accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). To date, all marketable securities have been classified as available-for-sale, and are carried at market value as determined based on quoted market prices. Unrealized gains and losses have not been material. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary for available-for-sale securities are included in interest and other income and have not been significant to date. Realized gains and losses are computed on a specific identification basis.

Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Amortization of leasehold improvements is determined using the straight-line method over the lesser of useful life of the assets or the life of the lease.

Software Costs
In January 1999, Xenogen adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. Xenogen has not internally developed any software to date and thus the adoption of SOP 98-1 did not have any impact on Xenogen's financial statements.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)


Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost or market. At September 30, 2000, inventories consisted mainly of raw materials used in manufacturing of imaging systems.

Impairment of Long-Lived Assets
In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), Xenogen reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows.

Income Taxes
Xenogen utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue Recognition

Xenogen grants evaluation licenses for the use of its in vivo biophotonic imaging technology and associated biological products to prospective commercial customers on a nonexclusive, nontransferable basis solely for the purposes of its evaluation in the fields of drug discovery and/or preclinical drug development research. Standard terms of the commercial and license agreements, which require no further active performance by Xenogen, generally include nonrefundable fees. The fees are recognized in equal monthly installments over the period to which the license applies.

Contract revenues related to collaboration, research and development agreements, and government grants are recognized as the related services are performed. Under these agreements, Xenogen is required to perform specific research and development activities and is reimbursed based on the costs associated with each specific contract over the term of the agreement. Milestone-related revenues are recognized upon the achievement of the specified milestone.

Other revenue consists mainly of product revenue which is recognized upon delivery, transfer of title to customers, and installation of equipment, if necessary under the agreement, net of allowances for estimated returns, if any.

Deferred revenue is recorded when funds are received or when customers are contractually obligated in advance of services to be performed.

Research and Development
Research and development expenses consist of costs incurred for company-sponsored, collaborative and contracted research and development activities. These costs include direct and research-related overhead expenses. Research and development expenses under collaborative agreements and government grants approximate the revenue recognized under such agreements. Xenogen expenses research and development costs as such costs are incurred.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)


Stock-Based Compensation
Xenogen has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. This election was made because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options.

Xenogen accounts for options and warrants issued to nonemployees under SFAS 123 and Emerging Issues Task Force Issue No. 96-18. The value of options and warrants are periodically remeasured over their vesting terms.

Significant Concentrations
Financial instruments that potentially subject Xenogen to concentrations of credit risk primarily consist of cash equivalents and marketable securities. Xenogen invests cash, which is not required for immediate operating needs, primarily in highly liquid instruments, which bear minimal risk.

Xenogen is dependent on the continuing validity of its exclusive license obtained from a University for the use of licensed patents and certain materials as a core to its proprietary-developed products and technologies.

Xenogen relies on several companies as the sole source of various materials used in its manufacturing process. Any interruption in the supply of these materials could result in the failure to meet customer demand.

Revenue from customers representing 10% or more of the total revenue for the years ended December 31, 1997, 1998, and 1999, and for the nine months ended September 30, 1999 and 2000 are as follows:

                                                                 Nine months
                                                                    ended
                                                                September 30,
                              Year ended December 31,            (unaudited)
                          -------------------------------     -----------------
Customer                     1997        1998        1999       1999       2000
---------------------------------------------------------     -----------------
 A......................       68%         27%          4%         8%        --
 B......................       32%         28%         --         --         --
 C......................       --          29%          8%        14%        --
 D......................       --          16%          5%         5%        29%
 E......................       --          --          28%         8%        12%
 F......................       --          --          35%        45%        24%
 G......................       --          --           1%        --         11%
 H......................       --          --          --         --         10%
 I......................       --          --           8%        14%        --
 J......................       --          --          10%         5%        --

Xenogen does not require collateral or other security for accounts receivable.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)


Comprehensive Income (Loss)

As of January 1, 1998, Xenogen adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes rules for the reporting and display of comprehensive income (loss) and its components; however, the adoption of this statement had no material impact on Xenogen's net loss or stockholders' equity (net capital deficiency) for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000.

Net Loss Per Share
In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less the weighted-average number of shares of common stock that are subject to repurchase. Diluted net loss per share includes the impact of options and warrants to purchase common stock, if dilutive. There is no difference between the basic and diluted net loss per share as Xenogen incurred a net loss for each period presented. Pro forma basic and diluted net loss per share, as presented in the statements of operations, has been computed as described above and also gives effect, under SEC guidance, to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

The following table presents the computation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                                                 Nine months
                                                                    ended
                                                                September 30,
                                    Year ended December 31,      (unaudited)
                                    -------------------------  ----------------
                                       1997     1998     1999     1999     2000
-------------------------------------------------------------  ----------------
Net loss allocable to common
   stockholders...................  $  (467) $(3,244) $(7,136) $(5,284) $(9,087)
                                    =======  =======  =======  =======  =======
Basic and diluted:
  Weighted-average shares of
     common stock outstanding.....    2,370    3,136    3,191    3,175    3,270
  Less weighted-average shares
     subject to repurchase........   (1,031)  (1,347)    (765)    (836)    (406)
                                    -------  -------  -------  -------  -------
  Weighted-average shares used in
     computing basic and diluted
     net loss per common share....    1,339    1,789    2,426    2,339    2,864
                                    =======  =======  =======  =======  =======
Basic and diluted net loss per
   share..........................  $ (0.34) $ (1.81) $ (2.94) $ (2.26) $ (3.17)
                                    =======  =======  =======  =======  =======
Pro forma:
Shares used above.................                      2,426             2,864
Pro forma adjustment to reflect
   weighted-average effect of the
   assumed conversion of
   convertible preferred stock
   (unaudited)....................                      7,437            11,410
                                                      -------           -------
Shares used in computing pro forma
   basic and diluted net loss per
   common share (unaudited).......                      9,863            14,274
                                                      =======           =======
Pro forma basic and diluted net
   loss per common share
   (unaudited)....................                    $ (0.72)          $ (0.63)
                                                      =======           =======

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)


During all periods presented, Xenogen had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. These outstanding securities consist of the following:

                                                          As of September 30,
                                  As of December 31,          (unaudited)
                              --------------------------- --------------------
                                 1997      1998      1999      1999       2000
--------------------------------------------------------- --------------------
Convertible preferred stock
   (as-if-converted basis)... 190,242 3,870,565 8,746,083 8,746,083 13,997,785
Stock options................  94,900   444,205   780,735   684,375  1,826,170
Warrants to purchase common
   stock.....................      --    56,154   100,396    56,154    129,492
Warrants to purchase
   preferred stock (as-if-
   converted basis)..........  84,230    84,230    84,230    84,230     84,230
                              ------- --------- --------- --------- ----------
Total........................ 369,372 4,455,154 9,711,444 9,570,842 16,037,677
                              ======= ========= ========= ========= ==========
Weighted-average exercise
   price of options.......... $ 0.068 $   0.301 $   0.369 $   0.342 $    1.232
                              ======= ========= ========= ========= ==========
Weighted-average exercise
   price of warrants......... $  1.78 $    1.78 $    1.89 $    1.78 $     2.24
                              ======= ========= ========= ========= ==========

Segment Reporting
Effective in January 1998, Xenogen adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Xenogen has determined that it operates in only one segment and, accordingly, the adoption of SFAS 131 had no impact on the financial statements.

New Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. Xenogen does not currently nor does it intend in the future to use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. The adoption of SAB 101 had no impact on Xenogen's historical revenue recognition policy.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), which contains rules designed to clarify the application of APB 25. FIN 44 became effective on July 1, 2000 at which time Xenogen adopted the interpretation. The impact of the adoption of FIN 44 was not material to Xenogen's operating results and financial position.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)


2. License

Xenogen entered into a license agreement with a third party (the "University") dated July 1, 1997 superseded by a new agreement dated May 5, 2000 (the "License"). The License provides Xenogen with the exclusive worldwide right to use the inventions, certain materials, and related patents in all fields of use, including Xenogen's right to sublicense all or a portion of the rights pursuant to the License, until the expiration of the last to expire licensed patents.

Under the terms and conditions of the License, if prior to July 1, 2000, Xenogen had neither sublicensed the leased patents nor made the licensed products available for commercial sale, the University could exercise its right to terminate the License. Xenogen had sublicensed the leased patents at that point of time. Also, in the event that Xenogen fails to make available for a commercial sale the licensed products based on particular licensed materials for a certain specified period after July 1, 2000, the University has a right to convert the exclusive license solely with respect to that particular licensed material to a nonexclusive license.

In accordance with the License, Xenogen shall pay the University certain earned royalties subject to a specified minimum amount payable each year as a nonrefundable royalty payment.

In addition, Xenogen shall pay the University certain specified percentages of amounts received from the licensed patents and from Xenogen sublicense, if any.

Included in the accompanying statements of operations for the years ended December 31, 1997, 1998, and 1999, and the nine months ended September 30, 1999 and 2000, is approximately $3,000, $17,000, $39,000, $10,000, and $97,000 of
royalties resulting from the license, respectively.

3. Marketable Securities

The following is a summary of Xenogen's investment portfolio as of December 31, 1998 and 1999 and September 30, 2000, including $2,390,000, $3,439,000, and
$18,602,000 of cash equivalents (in thousands):

                                                  Amortized cost
                                                       as of              As of
                                                   December 31,   September 30,
                                                  ---------------          2000
                                                     1998    1999   (unaudited)
-------------------------------------------------------------------------------
Money market funds............................... $ 2,390 $ 3,439       $18,602
Certificates of deposit..........................     528   4,593         1,613
                                                  ------- -------       -------
                                                   $2,918 $ 8,032       $20,215
                                                  ======= =======       =======

At December 31, 1998 and 1999, approximately $528,000 and $469,000 held in certificates of deposit represented restricted investments (see Note 6) with the average maturity exceeding one year. At December 31, 1999, approximately $2,060,000 and $2,064,000 of the certificates of deposit mature in 6 months and 18 months.


--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

Unrealized gains and losses related to all marketable available-for-sale securities are not material, and have, therefore, not been shown separately.


4. Employee Loans and Notes Receivable From Stockholders

The amount of employee loans consists of the following:

                                                                      As of
                                                                  December 31,
                                                                 ---------------
                                                                    1998    1999
--------------------------------------------------------------------------------
                                                                 (In thousands)
Travel advances................................................. $    20 $    --
Management loans................................................     207     120
Accrued interest................................................       5      11
                                                                 ------- -------
                                                                    $232 $   131
                                                                 ======= =======

The principal and accrued interest on management loans are to be forgiven in equal yearly amounts over the period of two to four years. The loan forgiveness arrangement is subject to continuous employment with Xenogen.

During 1998, Xenogen issued 620,500 shares of common stock to officers in exchange for a full-recourse notes receivable of approximately $111,000 which bear interest at 6% and are due at the earlier of December 31, 2002 or cessation of employment. The 620,500 shares of common stock are subject to Xenogen's lapsing right to repurchase (see Note 7).

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

5. Property and Equipment

Property and equipment consist of the following:

                                                                     As of
                                                                 December 31,
                                                                 --------------
                                                                   1998    1999
--------------------------------------------------------------------------------
                                                                  (In thousands)
Furniture, telecommunications, and office equipment............. $  611  $  651
Laboratory equipment............................................    519   1,814
Leasehold improvements..........................................    358     482
                                                                 ------  ------
                                                                  1,488   2,947
Less accumulated depreciation and amortization..................   (164)   (797)
                                                                 ------  ------
                                                                 $1,324  $2,150
                                                                 ======  ======

Effective January 1, 1999, management has revised its estimate of the useful lives for furniture and office equipment to 60 months and for telecommunications and laboratory equipment to 36 months. This change resulted in an increase in annual depreciation expense of approximately $115,000 in the year ended December 31, 1999.

Xenogen evaluates the recoverability of its long-lived assets in accordance with SFAS 121. SFAS 121 requires an evaluation of indicators of impairment and future discounted cash flows to be generated by those assets. Impairment is measured as the amount by which the asset's carrying amounts exceed the future discounted cash flows estimated to be generated by those assets. Certain of Xenogen's long-lived assets were written off during 1999 in accordance with SFAS 121, which resulted in impairment loss of $197,000 reported in the accompanying financial statements in general and administrative costs.

6. Loans Payable

Business Loan
In May 1998, Xenogen obtained a business loan of $500,000. Under the terms of the secured loan between the bank and Xenogen, repayment of the outstanding principal amount and accrued interest should be made in 84 equal monthly installments beginning June 10, 1998 and continuing until May 10, 2005. The loan bears interest at 8% per annum. At December 31, 1998 and 1999, as collateral for the loan, Xenogen was required to hold certificates of deposit of $528,000 and $469,000, respectively. Under the security agreement entered into with the bank, Xenogen shall not withdraw funds from the deposit account without prior written consent of the bank. Upon maturity of the certificates of deposit, Xenogen shall renew the security agreement at the rate of return prevailing at that date.

Equipment Line
In July 1998, Xenogen entered into an agreement with a lender to finance the acquisition of equipment in the amount of $2,000,000. Amounts drawn under the facility bear an interest rate of 13.2% to 13.7%, have a term of 48 months, and are secured by the financed equipment.


--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

In October 1999, Xenogen entered into an agreement with another lender to finance the acquisition of equipment in the amount of $2,000,000, which was increased to $5,500,000 in February and April 2000. As of September 30, 2000, Xenogen had drawn funds under this agreement approximately $3,100,000. The lender's commitment to make available the unused amount of $2,400,000 terminates in May 2001. Amounts drawn bear an interest rate of 14.4% to 14.8%, have a term of 48 months from the date of withdrawal, and are secured by the financed equipment.

The aggregate amount of required payments on loans payable at December 31, 1999 is as follows:

------------------------------------------------------------------------------
                                                               (In thousands)
2000..........................................................         $1,057
2001..........................................................          1,144
2002..........................................................          1,176
2003..........................................................            809
2004..........................................................            121
Thereafter....................................................             43
                                                                       ------
Total minimum payments........................................          4,350
Less amount representing interest.............................           (931)
Less amount representing deferred charge associated with
   warrants issued............................................            (73)
                                                                       ------
Present value of minimum payments.............................          3,346
Current portion...............................................           (668)
                                                                       ------
Long-term portion.............................................         $2,678
                                                                       ======

Interest expense under these loans for the year ended December 1998, and 1999, and the nine months ended September 30, 1999 and 2000 was approximately $55,000, $233,000, $147,000 and $350,000, respectively. There was no interest expense under these loans for the year ended December 31, 1997.

7. Redeemable Convertible Preferred Stock and Stockholders' Equity (Net Capital Deficiency)

Common Stock

In September 2000, Xenogen registered with the Delaware Secretary of State its amended and restated articles of incorporation under which Xenogen is authorized to issue 35,000,000 shares of common stock and 20,346,501 shares of preferred stock.

Common Stock Subject to Repurchase

Common stock issued to certain of Xenogen's employees is subject to Xenogen's right of repurchase which lapses over varying periods. From inception (August 1, 1995) through September 30, 2000, Xenogen's officers purchased 1,817,700 restricted shares of common stock, of which 506,741 and 346,141 shares are subject to repurchase at a weighted-average price per share of $0.136 and $0.150 at December 31, 1999 and September 30, 2000, respectively.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)


Convertible Preferred Stock
Convertible preferred stock is issuable in series, with rights and preferences designated by series. The shares designated and outstanding are as follows:

                                        As of                             As of
                                  December 31, 1999                 September 30, 2000
                          --------------------------------- ----------------------------------
                                        "As-if"                            "As-if"
                               Shares Converted Redemption/      Shares  Converted Redemption/
                           Issued and    Common Liquidation  Issued and     Common Liquidation
                          Outstanding    Shares       Value Outstanding     Shares       Value
                                                                       (Unaudited)
----------------------------------------------------------- ----------------------------------
                                           (In thousands, except share data)
Convertible preferred
   stock:
  Series A..............       60,606    44,242     $    20      60,606     44,242     $    20
  Series B..............      200,000   146,000         100     200,000    146,000         100
                           ---------- ---------     -------  ---------- ----------     -------
                              260,606   190,242         120     260,606    190,242         120
                           ---------- ---------     -------  ---------- ----------     -------
Redeemable convertible
   preferred stock:
  Series C..............    5,041,539 3,680,323       6,554   5,041,539  3,680,323       6,554
  Series D..............    6,678,791 4,875,518      11,020   6,678,791  4,875,518      11,020
  Series E..............           --        --          --   7,194,113  5,251,702      30,575
                           ---------- ---------     -------  ---------- ----------     -------
                           11,720,330 8,555,841      17,574  18,914,443 13,807,543      48,149
                           ---------- ---------     -------  ---------- ----------     -------
Total...................   11,980,936 8,746,083     $17,694  19,175,049 13,997,785     $48,269
                           ========== =========     =======  ========== ==========     =======

The holders of each share of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted.

The holders of Series A, B, C, D, and E convertible preferred stock are entitled to receive noncumulative dividends out of any assets legally available, prior and in preference to any declaration or payment of any dividend (payable other than in common stock or other securities) on the common stock of Xenogen, at the rate of $0.0264, $0.04, $0.104, $0.132, and $0.34 per share per annum, respectively ($0.036 $0.054, $0.142, $0.180, and $0.465 per common shares, respectively, on an as-if converted basis), as and if declared by the Board of Directors. No dividends have been declared to date.

In the event of any liquidation, dissolution, or winding up of Xenogen, the holders of convertible preferred stock are entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of Xenogen to the holders of common stock, an amount equal to $0.33, $0.50, $1.30, $1.65, and $4.25 per share of the Series A, B, C, D, and E convertible preferred stock plus any declared but unpaid dividends.

Each share of preferred stock is convertible into shares of common stock at any time after the date of issuance. Each share of preferred stock is initially convertible into one share of common stock (subject to adjustment for antidilution, stock splits, or dividends). Each share of preferred stock is automatically convertible into common stock immediately upon the closing of a firm commitment underwritten

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the aggregate gross proceeds to Xenogen exceeds $15,000,000 and the per share price to the public is at least $8.00.

Xenogen's Series C, D, and E shares of convertible preferred stock are redeemable. Holders of the majority of the then outstanding Series C and/or Series D and/or Series E convertible preferred stock may give written notice to Xenogen of a demand for redemption of the respective shares of convertible preferred stock at any time after December 31, 2004. The price per share to be paid to the holders of the Series C, D, and E convertible preferred stock is $1.30, $1.65, and $4.25, respectively, plus an additional amount equal to any dividends declared but unpaid on such series.

1996 Stock Plan

In 1996, the Board of Directors adopted the 1996 Stock Plan (the "1996 Plan"). In December 1999 and September 2000, Xenogen's Board of Directors authorized additional 730,000 and 584,000 options, respectively, for grants under the 1996 Plan for a total of up to 2,774,000 shares of common stock. The 1996 Plan provides for the granting of incentive and nonstatutory stock options to employees, officers, directors, and consultants of Xenogen. Incentive stock options may be granted with exercise prices not less than fair value, and nonstatutory stock options may be granted with an exercise price not less than 85% of the fair value of the common stock on the date of grant. Stock options granted to a stockholder owning more than 10% of voting stock of Xenogen may be granted with an exercise price of not less than 110% of the fair value of the common stock on the date of grant. The Board of Directors determines the fair value of common stock. Stock options are generally granted with terms of up to ten years and vest over a period of four years under the 1996 Plan.

In August 2000, the Board of Directors approved a proposed amendment to the existing stock options granted under the 1996 Plan which, upon acceptance by the optionee, would permit the optionee to exercise unvested options and enter into a restricted stock purchase agreement with respect to the underlying shares of common stock. The Board of Directors also approved, in August 2000, that such early exercise rights will also be provided for subsequent options granted under the 1996 Plan. Through September 30, 2000, no optionee has made an early-exercise.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

A summary of Xenogen's stock option activity and related information under the 1996 Plan is as follows:

                                                    Outstanding Options
                                             ----------------------------------
                                     Shares                           Weighted-
                                  Available                             Average
                                 for Future                  Exercise  Exercise
                                     Grants     Shares          Price     Price
-------------------------------------------------------------------------------
Balance at December 31, 1996...   1,394,300     65,700     $0.068        $0.068
  Options/rights granted.......     (29,200)    29,200     $0.068        $0.068
                                 ----------  ---------  -------------    ------
Balance at December 31, 1997...   1,365,100     94,900     $0.068        $0.068
  Options/rights granted.......    (809,205)   809,205  $0.178-$0.356    $0.246
  Options/rights exercised.....          --   (408,800) $0.068-$0.178    $0.164
  Options/rights forfeited.....      51,100    (51,100)    $0.068        $0.068
                                 ----------  ---------  -------------    ------
Balance at December 31, 1998...     606,995    444,205  $0.178-$0.356    $0.301
  Shares authorized............     730,000         --             --        --
  Options/rights granted.......    (500,415)   500,415  $0.356-$0.410    $0.410
  Options/rights exercised.....          --    (62,050)    $0.178        $0.178
  Options/rights forfeited.....     101,835   (101,835) $0.178-$0.410    $0.342
                                 ----------  ---------  -------------    ------
Balance at December 31, 1999...     938,415    780,735  $0.178-$0.410    $0.369
  Shares authorized
     (unaudited)...............     584,000         --             --        --
  Options/rights granted
     (unaudited)...............  (1,149,348) 1,149,348  $0.178-$2.739    $1.726
  Options/rights exercised
     (unaudited)...............          --    (95,920) $0.178-$0.410    $0.315
  Options/rights forfeited
     (unaudited)...............       7,993     (7,993)    $0.410        $0.410
                                 ----------  ---------  -------------    ------
Balance at September 30, 2000
   (unaudited).................     381,060  1,826,170  $0.178-$2.739    $1.232
                                 ==========  =========  =============    ======

Most of the options granted vest 25% at the end of one year following the vesting commencement date and an additional 1/48th at the end of each full month thereafter based upon such individuals' continued employment or service to Xenogen.

The following table summarizes information about the stock options outstanding under the 1996 Plan at December 31, 1999.

                                                       Outstanding Options
                                                 -------------------------------
                                                           Weighted-
                                                             Average
                                                  Number   Remaining   Number of
                                                      of Contractual     Options
Exercise Price                                   Options        Life Exercisable
--------------------------------------------------------------------------------
                                                           (In years)
 $0.178.........................................  69,350        8.18      31,935
 $0.356......................................... 221,920        8.85      67,062
 $0.410......................................... 489,465        9.65          --
                                                 -------        ----      ------
                                                 780,735        9.29      98,997
                                                 =======        ====      ======


--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

The following table summarizes information about the stock options outstanding under the 1996 Plan at September 30, 2000 (unaudited):

                                                      Outstanding Options
                                               ---------------------------------
                                                           Weighted-
                                                             Average
                                                           Remaining   Number of
                                               Number of Contractual     Options
Exercise price                                   Options        Life Exercisable
--------------------------------------------------------------------------------
                                                          (In years)
 $0.178.......................................    40,835        7.47      75,784
 $0.356.......................................   173,423        8.14     107,868
 $0.410.......................................   710,216        9.09      98,984
 $0.616.......................................    95,995        9.68         --
 $1.369.......................................   280,101        9.92      15,208
 $2.739.......................................   525,600        9.99         --
                                               ---------        ----     -------
                                               1,826,170        9.38     297,844
                                               =========        ====     =======

The options granted and outstanding as of December 31, 1999 and September 30, 2000, if not exercised within the period of 10 years from the vesting commencement date, will expire.

Stock-Based Compensation

During the year ended December 31, 1999 and the nine months ended September 30, 2000, in connection with stock option grants to employees, deferred stock compensation was recorded totaling approximately $904,000 and $9,423,000, representing the difference between the deemed fair value of the common stock for financial reporting purposes and the exercise price of the underlying options. This amount is recorded as a reduction of stockholders' equity (net capital deficiency) and is being amortized over the vesting period of the individual options, generally four years, using the graded vesting method. Xenogen recorded amortization of deferred stock compensation of $229,000 for the year ended December 31, 1999 and $126,000 and $1,188,000 for the nine-month periods ended September 30, 1999 and September 30, 2000, respectively. At September 30, 2000, Xenogen had a total of $8,910,000 remaining to be amortized over the corresponding vesting period of each respective option, generally four years.

The remaining deferred stock compensation at September 30, 2000 will be amortized as follows: $1,404,000 for the three months ending December 31, 2000, $4,644,000 for the year ending December 31, 2001, $1,900,000 for the year ending December 31, 2002, $818,000 for the year ending December 31, 2003 and $144,000 for the year ending December 31, 2004. The graded vesting method has been consistently applied in prior years and Xenogen will continue to do so in the future. Subsequent terminations of option holders may reduce future stock-based compensation.

In 1999, Xenogen recorded compensation expense of $59,000 in connection with the acceleration of the vesting period for stock options previously granted to Xenogen's officer upon termination of employment with Xenogen. This amount represents the deemed fair value of unvested stock options which were exercisable under the employment termination agreement.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

During 1996 and 1997, Xenogen granted nonemployees options to purchase 949,000 common shares at $0.068 per share. The fair value of options granted to nonemployees were determined using the Black-Scholes model with the following weighted-average assumptions: risk-free interest rate of 5.65% per annum, contractual life of 4 years; dividend yield of zero, and an expected volatility of 60%. The resulting compensation expense was immaterial.

In August 2000, Xenogen granted non-employee options to purchase 51,100 shares of common stock at $1.369 per share in exchange for services. The fair value of options granted to non-employees was determined using the Black-Scholes model with the following weighted average assumptions: risk-free interest rate of 5.5%, contractual life at 2.25 years, dividend yield at zero and expected volatility of 65%. In connection with these options to purchase common stock, Xenogen recorded a non-cash charge of $179,000 in its statement of operations for the nine months ended September 30, 2000. The value will be periodically remeasured as the underlying options vest.

Pro Forma Information

SFAS 123 requires pro forma information regarding net loss, which has been determined as if Xenogen accounted for its employee stock options under the fair value method of SFAS 123. Xenogen estimates the fair value of these options at the date of grant using the minimum value method at zero volatility with the following weighted-average assumptions: risk-free interest rate of 5.65%; a weighted-average expected life of the option from grant date of four years; and a dividend yield of zero. The weighted-average fair value of stock options granted, in the years ended December 31, 1997, 1998, and 1999, and in the nine months ended September 30, 1999 and 2000 was $0.01, $0.05, $1.76, $1.76, and $8.15, respectively. Pro forma amounts are not representative of future years.

For pro forma purposes, the estimated fair value of Xenogen's stock-based awards to its employees is amortized using the graded-vesting method over the options vesting period. Xenogen's pro forma information is as follows:

                                                                 Nine months
                                                                    ended
                                                                September 30,
                                   Year ended December 31,       (unaudited)
                                  ---------------------------  ----------------
                                     1997      1998      1999     1999     2000
                                  ---------------------------  ----------------
                                    (In thousands, except per share data)
As reported:
  Net loss......................  $  (467) $ (3,244) $ (7,136) $(5,284) $(9,087)
  Net loss per common share.....  $ (0.34) $  (1.81) $  (2.94) $ (2.26) $ (3.17)

Pro forma:
  Net loss......................  $  (467) $ (3,260) $ (7,161) $(5,302) $(9,142)
  Net loss per common share.....  $ (0.34) $  (1.82) $  (2.94) $ (2.26) $ (3.19)

Warrants
In connection with the issuance of convertible notes payable in November 1997, Xenogen granted warrants to purchase 115,384 shares of Series C redeemable convertible preferred stock with an exercise price of $1.30 per share to an officer and a stockholder. The warrants are exercisable through November 13, 2007. In the accompanying financial statements, these warrants were valued at

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

approximately $65,000 which was charged to interest expense. These warrants, if not earlier exercised, convert into warrants for the purchase of 84,230 shares of common stock at an exercise price of $1.780 upon the completion of initial public offering.

In connection with a debt financing, Xenogen, in August 1998, issued warrants to purchase 56,154 shares of common stock at an exercise price per share equal to $1.780. The term of the warrant extends for seven years and expires on August 14, 2005. The value of the warrants was deemed insignificant, therefore, no value was recorded.

In connection with a financing in October 1999, Xenogen granted a lender warrants to purchase 44,242 shares of common stock at an exercise price per share equal to $2.260. The term of the warrant extends for the longer of 10 years after the grant date or 5 years after the closing of Xenogen's initial public offering. In the accompanying financial statements, these warrants were valued at $78,000 and recorded as deferred interest charge to be amortized to expense straight-line over the loan's repayment period of 48 months from the date of withdrawal.

In connection with extensions in amounts available under one of the financing arrangements in February 2000 and April 2000, Xenogen granted a lender warrants to purchase 11,061 and 18,035 shares of common stock at an exercise price per share equal to $2.260 and $5.82. The term of the warrants extends for the longer of 10 years after the grant date or 5 years after the closing of Xenogen's initial public offering. In the accompanying financial statements, these warrants were valued at $20,000 and $74,000. Related deferred interest is amortized to expense straight-line over the loans' repayment periods of 48 months from the date of withdrawal.

Reserved Shares

As of December 31, 1999 and September 30, 2000, Xenogen has reserved shares of common stock for future issuance as follows:

                                                             As of         As of
                                                      December 31, September 30,
                                                              1999          2000
                                                                     (unaudited)
----------------------------------------------------------------      ----------
Stock options........................................    1,719,150     2,207,230
Warrants.............................................      184,626       213,722
Preferred stock -- issued and outstanding............    8,746,083    13,997,785
                                                        ----------    ----------
                                                        10,649,859    16,418,737
                                                        ==========    ==========

2000 Employee Stock Purchase Plan

In September 2000, Xenogen's Board of Directors approved the adoption of the 2001 Employee Stock Purchase Plan (the "Purchase Plan"), to become effective upon the closing of the initial public offering. A total of 400,000 of common stock has been reserved for issuance under the Purchase Plan. On each January 1, starting in 2001, the number of shares will be automatically increased by the lessor of (i) 2% of the then outstanding shares of common stock, (ii) 584,000 shares or (iii) an amount determined by the Plan administrator.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

2000 Stock Plan

In September 2000, Xenogen's Board of Directors approved the 2000 Stock Plan (the "2000 Plan"), to become effective upon the closing of the initial public offering. A total of 839,500 shares of common stock has been reserved under the 2000 Plan. On each January 1, starting 2001, the number of shares will be automatically increased by the lesser of (i) 4% of the then outstanding shares,
(ii) 839,500 shares or (iii) such amount determined by the Board.

8. Income Taxes

As of December 31, 1999, Xenogen had federal and state net operating loss carryforwards of approximately $10,000,000 and $6,000,000, respectively. The federal net operating loss carryforwards will expire in 2010 through 2020, if not utilized. The state of California net operating losses will start to expire in the year 2003 through 2004, if not utilized.

Utilization of net operating loss may be subject to a substantial limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of Xenogen's deferred tax assets for federal and state income taxes are as follows:

                                                                    As of
                                                                December 31,
                                                               ----------------
                                                                  1998     1999
--------------------------------------------------------------------------------
                                                               (In thousands)
Net operating loss carryforwards.............................. $ 3,800  $ 1,600
Research and other credit carryforwards.......................     300       --
Other -- Net..................................................     300      100
                                                               -------  -------
Total deferred tax assets.....................................   4,400    1,700
Valuation allowance for deferred tax assets...................  (4,400)  (1,700)
                                                               -------  -------
Net deferred tax assets....................................... $    --  $    --
                                                               =======  =======

To date, Xenogen has no history of earnings. As such, the Company cannot anticipate any sources of taxable income as outlined in SFAS 109. Therefore, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $300,000, $1,300,000 and $2,700,000 during the years ended December 31, 1997, 1998 and 1999.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

9. Operating Leases

Xenogen leases certain real property under a noncancelable operating lease agreement in Alameda, California. The following is a schedule of minimum rental commitments under operating lease agreement as of December 31, 1999 (in thousands):

Years ended December 31,
  2000..................................................................  $  511
  2001..................................................................     526
  2002..................................................................     531
  2003..................................................................      44
                                                                          ------
                                                                          $1,612
                                                                          ======

During the years ended December 31, 1997, 1998, 1999, and nine months ended September 30, 1999 and 2000, Xenogen incurred rent expenses net of sublease income of approximately $18,000, $420,000, $454,000, $339,000 and $508,000,
respectively. Sublease income for the years ended December 31, 1998 and 1999, and nine months ended September 30, 1999 was $86,000 and $181,000, and $134,000, respectively.

During June 2000, Xenogen leased additional facilities at a nearby location for a term of 68 months commencing June 15, 2000. Minimum annual rental commitments under the new operating lease is $87,000, $502,000, $544,000, $565,000 and
$1,303,000 for the years ending December 31, 2000, 2001, 2002, 2003 and thereafter, respectively.

10. Related Party Transactions

In September 1999, Xenogen entered into a Settlement agreement with its former Chief Financial Officer, under which the party will continue to receive his monthly base salary until September 2000 in exchange for consulting services that were not to exceed 16 hours per month. In addition, Xenogen recorded compensation expense related to the accelerated vesting of some of the party's stock options (see Note 7).

In March and April 2000, Xenogen entered into agreements with a shareholder and board representative, under which the party provided advisory services for a $150,000 fee and Bay City Capital-BD LLC acted as an exclusive placement agent in the issuance of the Series E redeemable convertible preferred stock for a fee of $1,520,000. This amount was recorded against the Series E proceeds.

11. Defined Contribution Plan

Xenogen has a qualified defined contribution plan (the "Plan") under Section 401(k) of the Internal Revenue Code. Substantially, all full-time employees qualify for participation in the Plan. Under the Plan, Xenogen does not make matching contributions.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

12. Subsequent Event

In December 2000, the board of directors approved a 0.73-for-one reverse split of its common stock. All common stock, options and warrants to purchase common stock and par value amounts in the accompanying financial statements have been adjusted retroactively to reflect the split. The conversion ratios of the respective convertible stock were automatically adjusted to reflect the reverse split.

13. Subsequent Events (Unaudited)


In November 2000, the Company acquired substantially all the assets and liabilities of Chrysalis DNX Transgenic Sciences Corporation ("DNX"), a wholly-owned subsidiary of MDS, Inc. As consideration for the acquisition, MDS Inc. received 3,500,000 shares of the Company's Series F preferred stock, or 2,555,000 shares of common stock on an as-if converted basis. The redeemable preferred stock issued to DNX Stockholders was valued at $10.00 per share, which was the fair market value per share of Xenogen redeemable convertible preferred stock on the effective date of the agreement. Upon completion of the initial public offering, these shares of preferred stock will convert to common shares.

Based upon a preliminary valuation of tangible and intangible assets acquired, Xenogen has allocated the total cost of the acquisition to assets as follows (in thousands):

-------------------------------------------------------------------------------
Purchase price allocation:
  Tangible net assets acquired......................................... $ 4,867
  Intangible net assets acquired:
     Patent............................................................   3,019
     Assembled workforce...............................................     777
     Current contracts.................................................     498
     Goodwill..........................................................  28,628
                                                                        -------
Total.................................................................. $37,789
                                                                        =======

The acquisition of DNX will be accounted for as a purchase, with the results of DNX's operations included in the Company's results of operations from the date of acquisition. The unaudited pro forma information, had the acquisition of DNX occurred on January 1, 1999, is as follows (in thousands, except per share amounts, unaudited):

                                                                   Nine months
                                                     Year ended          ended
                                                   December 31,  September 30,
                                                           1999           2000
-------------------------------------------------------------------------------
Revenue...........................................     $  7,488       $  7,155
Net loss..........................................     $(13,601)      $(14,567)
Net loss per common share, basic and diluted......     $  (2.73)      $  (2.68)

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transaction been completed at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the nine months ended

September 30, 1999 and 2000 is unaudited)

Subsequent to September 30, 2000 Xenogen's Board of Directors authorized an additional 511,000 options, for grants under the 1996 Plan for a total of up to 3,285,000 shares of common stock.

Subsequent to September 30, 2000 we issued to employees additional options to purchase 698,464 of our common stock at a weighted-average exercise price of $2.73 per share. As a result, we expect additional $5.87 million in deferred stock-based compensation to be amortized in future periods as follows: $0.5 million in 2000, $3.2 million in 2001, $1.3 million in 2002, $0.6 million in 2003 and $0.2 million in 2004.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Chrysalis DNX Transgenic Sciences Corporation

We have audited the accompanying balance sheets of Chrysalis DNX Transgenic Sciences Corporation ("DNX") as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of DNX's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chrysalis DNX Transgenic Sciences Corporation at December 31, 1998 and 1999, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young, LLP

September 15, 2000
MetroPark, New Jersey

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


BALANCE SHEETS (Note 1)
(In thousands)

                                                         As of             As of
                                                     December 31,  September 30,
                                                     -------------          2000
                                                       1998   1999   (unaudited)
                                                     -------------        ------
Assets
Current assets:
  Cash and cash equivalents........................  $  229 $  345        $  597
  Accounts receivable, net of allowance............   1,300    653         1,156
  Prepaid expenses and other current assets........      39     68            55
  Due from related party...........................     105     --            --
  Income tax receivable............................      --     --            89
                                                     ------ ------        ------
Total current assets...............................   1,673  1,066         1,897
Property and equipment, net........................     923  1,995         2,034
Intangible assets, net.............................      --  2,307         2,750
Other noncurrent assets............................     352    952           936
                                                     ------ ------        ------
Total assets.......................................  $2,948 $6,320        $7,617
                                                     ====== ======        ======
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable.................................  $  482 $  349        $  228
  Accrued liabilities..............................     149    457           706
  Income taxes payable.............................     716    291            --
  Due to related party.............................      --  3,362         5,141
  Capital lease obligations........................      15     30            58
  Deferred revenue.................................     967    926           929
                                                     ------ ------        ------
Total current liabilities..........................   2,329  5,415         7,062
Capital lease obligations, less current portion....      27     41           118

Commitments

Stockholders' equity:
  Common stock.....................................      --     --            --
  Retained earnings................................     592    864           437
                                                     ------ ------        ------
Total stockholders' equity.........................     592    864           437
                                                     ------ ------        ------
Total liabilities and stockholders' equity.........  $2,948 $6,320        $7,617
                                                     ====== ======        ======


See accompanying notes.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS (Note 1)
(in thousands, except share and per share amounts)

                                                                Nine months
                                                                   ended
                                                               September 30,
                                    Year ended December 31,     (unaudited)
                                    -------------------------  ---------------
                                       1997     1998     1999    1999     2000
-------------------------------------------------------------  ---------------
Revenues:
  Contract revenues...............  $ 2,066 $  4,735  $ 5,433  $4,150  $ 4,608
  Licenses........................      693      847      786     608      696
                                    ------- --------  -------  ------  -------
Total revenues....................    2,759    5,582    6,219   4,758    5,304
Operating costs and expenses:
  Costs of revenues...............    1,734    2,903    3,619   2,750    2,492
  Selling, general and
     administrative (includes
     amortization of
     intangibles).................      794      936    2,055   1,080    3,336
                                    ------- --------  -------  ------  -------
Total operating costs and
   expenses.......................    2,528    3,839    5,674   3,830    5,828
                                    ------- --------  -------  ------  -------
Income (loss) from operations.....      231    1,743      545     928     (524)
Interest income...................       --       --       26      19       22
Interest expense..................       --       (2)      (8)     (7)     (14)
                                    ------- --------  -------  ------  -------
Income (loss) before income
   taxes..........................      231    1,741      563     940     (516)
Provision (benefit) for income
   taxes..........................       95      706      291     428      (89)
                                    ------- --------  -------  ------  -------
Net income (loss).................  $   136 $  1,035  $   272  $  512  $  (427)
                                    ======= ========  =======  ======  =======
  Basic and diluted net income
     (loss) per common share......  $ 1,360 $ 10,350  $ 2,720  $5,120  $(4,270)
                                    ======= ========  =======  ======  =======
Shares used in computing: basic
   and diluted net income (loss)
   per common share...............      100      100      100     100      100
                                    ======= ========  =======  ======  =======



See accompanying notes.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

STATEMENT OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (Note 1) (in thousands, except share data)

                                                                         Total
                                                   (Accumulated  Stockholders'
                                                       Deficit)         Equity
                                     Common Stock      Retained   (Net Capital
                                     Shares Amount     Earnings    Deficiency)
-------------------------------------------------------------------------------
Balance at January 1, 1997.........     100   $ --       $ (579)        $ (579)
  Net income.......................      --     --          136            136
                                        ---   ----       ------         ------
Balance at December 31, 1997.......     100     --         (443)          (443)
  Net income.......................      --     --        1,035          1,035
                                        ---   ----       ------         ------
Balance at December 31, 1998.......     100     --          592            592
  Net income.......................      --     --          272            272
                                        ---   ----       ------         ------
Balance at December 31, 1999.......     100     --          864            864
  Net loss (unaudited).............      --     --         (427)          (427)
                                        ---   ----       ------         ------
Balance at September 30, 2000
   (unaudited).....................     100   $ --       $  437         $  437
                                        ===   ====       ======         ======




See accompanying notes.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
(in thousands)

                                                                Nine months
                                                                   ended
                                   Year ended December 31      September 30
                                                                (unaudited)
                                   -------------------------  ----------------
                                      1997     1998     1999     1999     2000
------------------------------------------------------------  ----------------
Operating activities
Net income (loss)................  $   136  $ 1,035  $   272  $   512  $  (427)
Adjustments to reconcile net
   income (loss) to net cash
   (used in) provided by
   operating activities:
  Deferred tax benefit...........       (2)     (10)      --       --       --
  Depreciation expense...........      147      250      295      216      250
  Amortization expense...........       --       --      243      152      341
  Fixed assets write-off.........       --       --       92       --       --
  Changes in operating assets
     and liabilities:
     Accounts receivable.........        9     (697)     647      616     (503)
     Prepaid expenses and other
        current assets...........      (14)       5      (29)    (110)      13
     Income tax receivable.......       --       --       --       --      (89)
     Other noncurrent assets.....       39     (334)    (600)    (615)      16
     Accounts payable............      (80)     409     (133)    (156)    (121)
     Accrued liabilities.........       41       50      308      388      249
     Income taxes payable........       97      620     (425)    (288)    (291)
     Deferred revenue............      286      404      (41)     (77)       4
                                   -------  -------  -------  -------  -------
Net cash (used in) provided by
   operating activities..........      659    1,732      629      638     (558)

Investing activities
Purchase of property and
   equipment.....................     (725)    (472)  (1,409)    (985)    (149)
Purchase of Company, net of cash
   acquired......................       --       --   (2,550)  (2,550)  (3,000)
                                   -------  -------  -------  -------  -------
Net cash used in investing
   activities....................     (725)    (472)  (3,959)  (3,535)  (3,149)
Financing activities
Repayment of capital lease
   obligations...................       --       (7)     (21)     (16)     (36)
Proceeds from loans -- related
   party.........................    1,578    2,584    5,466    5,424    4,343
Repayment of loans -- related
   party.........................   (1,134)  (4,042)  (1,999)  (1,829)    (348)
                                   -------  -------  -------  -------  -------
Net cash provided by (used in)
   financing activities..........      444   (1,465)   3,446    3,579    3,959
                                   -------  -------  -------  -------  -------
Net increase (decrease) in cash
   and cash equivalents..........      378     (205)     116      682      252
Cash and cash equivalents, at
   beginning of period...........       56      434      229      229      345
                                   -------  -------  -------  -------  -------
Cash and cash equivalents, at end
   of period.....................  $   434  $   229  $   345  $   911  $   597
                                   =======  =======  =======  =======  =======
Supplemental disclosures
Cash paid for interest...........  $    --  $     2  $     8  $     7  $    14
                                   =======  =======  =======  =======  =======
Supplemental schedule of noncash
   investing and
   financing activities
Capital lease obligations for
   laboratory equipment..........  $    --  $    49  $    50  $    25  $   140
                                   =======  =======  =======  =======  =======


See accompanying notes.


--------------------------------------------------------------------------------

Chrysalis DNX Transgenic Sciences Corporation

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS

(Information as of September 30, 2000 and for the

nine months ended September 30, 1999 and 2000 is unaudited)

1. Basis of Presentation and Description of the Business

Chrysalis DNX Transgenic Sciences Corporation ("DNX") is a life sciences company incorporated in the state of Ohio. DNX is a contract research organization providing a broad portfolio of integrated drug development services primarily to the pharmaceutical and biotechnology industries in the United States. This portfolio of drug development services includes transgenic discovery research and preclinical development capabilities that enables DNX to manage a comprehensive drug development program to a client's specific requirements.

DNX generates substantially all of its revenues from its drug development service business. DNX is the exclusive commercial licensee of the pronuclear microinjection process which is the commonly used method of producing transgenic animals. Additionally, DNX provides murine gene-targeting capabilities and holds a license to the Positive-Negative Selection method for introducing genetic modifications by homologous recombination.

Prior to April 30, 1999, DNX was a wholly owned subsidiary of Chrysalis International Corporation (the "Chrysalis Predecessor"). On April 30, 1999, Phoenix International Life Sciences, Inc. ("Phoenix") acquired the outstanding common stock of Chrysalis International Corporation in exchange for 998,968 shares of Phoenix (the "Phoenix Acquisition") valued at $8.32 per share based upon the average value of the common shares for the five trading days before and five trading days after the transaction on the Toronto and Montreal Stock Exchanges. Subsequent to the Phoenix Acquisition, Chrysalis International Corporation became a wholly owned subsidiary of Phoenix.

The Phoenix Acquisition was accounted for using the purchase method, and accordingly, at such date, the assets acquired and liabilities assumed were recorded at their estimated fair values. Phoenix management determined the best indicator of the relative value assigned to the Chrysalis Predecessor is based on revenue, and accordingly, the allocation to DNX is based upon the relative revenues of the companies that comprise the Chrysalis Predecessor. It is the opinion of management that this method is the most reasonable indicator of relative fair value among the companies acquired. The excess of the purchase price allocated to DNX over the fair value of DNX's net tangible and intangible assets acquired was allocated to goodwill, which was amortized on a straight line basis over seven years.

The portion of the purchase price specifically related to DNX was allocated to the historical assets and liabilities of DNX as follows (in thousands):

Allocated Purchase Price
Allocation of adjusted purchase price:
  Net assets acquired, at fair values...................................  $  429
  Goodwill..............................................................   2,550
                                                                          ------
Total purchase price allocation.........................................  $2,979
                                                                          ======

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the

nine months ended September 30, 1999 and 2000 is unaudited)

The accompanying financial statements for the year ended December 31, 1999 reflect the combined operations of the Chrysalis Predecessor (for the period from January 1, 1999 to April 29, 1999) and the post acquisition operations of DNX following the Phoenix Acquisition (for the period from April 30, 1999 to December 31, 1999) as follows:

                                                                                                                            Post
                                                                                           Chrysalis Predecessor     Acquisition
                                                                                            Basis of Accounting         Basis of
                                                                                          ------------------------    Accounting
                                                                                                        January 1,     April 30,
                                                                                            Year ended     1999 to       1999 to
                                                                                          December 31,   April 29,  December 31,
                                                                                                  1998        1999          1999
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (In thousands)
Revenues:
  Contract revenues......................................................................       $4,735      $1,765        $3,668
  License fees...........................................................................          847         236           550
                                                                                                ------      ------        ------
Total revenues...........................................................................        5,582       2,001         4,218
Operating costs and expenses:
  Costs of revenues......................................................................        2,903       1,389         2,230
  Selling, general and administrative (includes amortization of intangibles).............          936         314         1,741
                                                                                                ------      ------        ------
Total operating costs and expenses.......................................................        3,839       1,703         3,971
                                                                                                ------      ------        ------
Income from operations...................................................................        1,743         298           247
Interest income..........................................................................           --           4            22
Interest expense.........................................................................           (2)         (3)           (5)
                                                                                                ------      ------        ------
Income before income taxes...............................................................        1,741         299           264
Provision for income taxes...............................................................          706         154           137
--------------------------------------------------                                              ------      ------        ------
Net income...............................................................................       $1,035      $==145        $==127

On April 6, 2000, MDS Inc. ("MDS") acquired the outstanding common stock of Phoenix in exchange for shares of MDS and cash, valued at approximately $330 million (the "MDS Acquisition"). Subsequent to the MDS Acquisition, Phoenix became a wholly owned subsidiary of MDS.

The MDS Acquisition was accounted for using the purchase method, and accordingly, at such date, the assets acquired and liabilities assumed were recorded at their estimated fair values. The excess of the purchase price allocated to DNX over the fair value of DNX's net tangible and intangible assets acquired was allocated to goodwill, which is amortized on a straight-line basis over six years.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the

nine months ended September 30, 1999 and 2000 is unaudited)

The portion of the purchase price specifically related to DNX was allocated to the historical assets and liabilities of DNX as follows (in thousands, unaudited):

Allocated Purchase Price

Allocation of adjusted purchase price:
  Net assets acquired, at fair values...................................  $4,484
  Goodwill..............................................................   3,000
                                                                          ------
Total purchase price allocation.........................................  $7,484
                                                                          ======

The accompanying unaudited financial statements for the nine months ended September 30, 2000 reflect the operations of DNX (for the period from January 1, 2000 to April 5, 2000), reflecting the Phoenix basis of accounting and the post acquisition operations of DNX following the MDS Acquisition (for the period from April 6, 2000 to September 30, 2000) as follows:

                                                                                                          Phoenix       Post-MDS
                                                                                                      Predecessor    Acquisition
                                                                                                         Basis of       Basis of
                                                                                                       Accounting     Accounting
                                                                                                       January 1,       April 6,
                                                                                                          2000 to        2000 to
                                                                                                         April 5,  September 30,
                                                                                                             2000           2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (In thousands)
Revenues:
  Contract revenues..................................................................................      $1,487         $3,121
  License fees.......................................................................................         212            484
                                                                                                           ------         ------
                                                                                                            1,699          3,605
Operating costs and expenses:
  Costs of revenues..................................................................................         808          1,684
  Selling, general and administrative (includes amortization of intangibles).........................       1,065          2,271
                                                                                                           ------         ------
Total operating costs and expenses...................................................................       1,873          3,955
                                                                                                           ------         ------
Loss from operations.................................................................................        (174)          (350)
Interest income......................................................................................           5             17
Interest expense.....................................................................................          (2)           (12)
                                                                                                           ------         ------
Loss before income taxes.............................................................................        (171)          (345)
Benefit from income taxes............................................................................         (50)           (39)
                                                                                                           ------         ------
Net loss.............................................................................................      $ (121)        $ (306)
                                                                                                           ======         ======

Our accounting policies have been consistently applied in all predecessor financial statements.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the

nine months ended September 30, 1999 and 2000 is unaudited)

2. Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Interim Financial Information

The financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited and includes all adjustments, consisting only of normal recurring adjustments, that DNX's management considers necessary for the fair presentation of DNX's operating results and cash flows for such periods. Results for the nine month period ended September 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year 2000 or any future period.

Cash and Cash Equivalents
DNX considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

For purposes of the statement of cash flows, cash consists of amounts on deposit with commercial banks in checking, interest-bearing, and money market accounts available on demand.

Concentration of Credit Risk
DNX invests its excess cash, which is not required for immediate operating needs, in a money market account, which bears minimal risk. DNX has established guidelines relating to diversification and maturities that maintain safety and liquidity. To date, DNX has not experienced any losses on its cash equivalents.

Significant Customers
Major customers responsible for 10% or more of revenues include collaborative partners and pharmaceutical and biotechnology companies. The percentages of revenues and accounts receivable of each of these third party major customers to total revenue derived from third parties and accounts receivable were as follows (no customer accounted for 10% or more of total revenues for the year ended December 1997):

                                                            Nine months
                                                               ended
                                          Year ended       September 30,
Revenue:                                 December 31,       (unaudited)
--------                                 ---------------   -------------
Customer                                   1998     1999     1999     2000
--------------------------------------------------------
                                                                      ------
A.......................................      36%      34%      --       --
B.......................................      --       18%      31%      41%
C.......................................      --       --       15%      22%
D.......................................      --       --       --       13%

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the

nine months ended September 30, 1999 and 2000 is unaudited)

Accounts Receivable:                       December 31,     September 30,
--------------------                      ---------------            2000
Customer                                    1998     1999     (unaudited)
                                                            -------------
---------------------------------------------------------             ---
A........................................      37%      --             --
B .......................................      10%      47%            --
C........................................      --       --             44%
D........................................      --       --             --

Fair Value of Financial Instruments
Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value.

Property and Equipment
Property and equipment consists of furniture, office and laboratory equipment, and leasehold improvements which are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Equipment held under capital leases is amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Amortization of leasehold improvements is determined using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

Intangible Assets

Goodwill consists of the excess of cost over fair value of net tangible assets acquired in purchase acquisitions. At December 31, 1999, goodwill is amortized by the straight-line method over seven years. Goodwill at September 30, 2000 is amortized by the straight-line method over six years. There was no goodwill at December 31, 1998. Goodwill of $2,550,000 and $3,000,000 at December 31, 1999
and September 30, 2000 is net of accumulated amortization of $243,000 and $250,000, respectively.

Impairment of Long-Lived Assets
DNX reviews long-lived assets, including property, equipment and goodwill, for impairment whenever events or changes in business circumstance indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. No impairments have occurred.

Income Taxes
DNX utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the

nine months ended September 30, 1999 and 2000 is unaudited)

Revenue Recognition
Revenues are comprised of one or more of the following sources:

  Contract Revenues: Recognized using the percentage-of-completion method determined by reference to work performed. Customer advances and billings in excess of costs and estimated profits on contracts in progress are shown as liabilities. Losses, if any, are provided for in full as soon as they are anticipated. The percentage-of-completion method necessarily requires the use of estimates to determine the recorded amount of revenues and contracts in progress. Given this estimation process, it is reasonably possible that changes in future conditions could require a change in the recognized amount of revenue and contracts in progress.

  License Fees: License fee revenues are recognized ratably over the term of the agreement. Additionally, licenses of DNX's proprietary DNA
  Microinjection technology entitle DNX to receive royalty payments, which amounts are recognized as revenue when earned.

Earnings Per Share
Basic earnings per share and diluted earnings per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". DNX has no securities outstanding which could potentially dilute basic earnings per share; therefore, both basic and diluted earnings per share are the same.

Comprehensive Income (Loss)

DNX has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for reporting comprehensive income and its components in the financial statements. To date, DNX's comprehensive income (loss) has equaled its net income (loss).

Segment Reporting

Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information", establishes annual and interim reporting standards for an enterprise's operating segments and related disclosure about its products, services, geographic areas, and major customers. DNX has determined that it operates in one segment.

Recent Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. DNX does not currently, nor does it intend in the future, to use derivative instruments, and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition and Financial Statements" ("SAB 101"). SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. The adoption of SAB 101 had no impact on DNX's historical revenue recognition policy.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the

nine months ended September 30, 1999 and 2000 is unaudited)

3. Accounts Receivable

Accounts receivable consists of the following:

                                                        As of             As of
                                                    December 31,  September 30,
                                                    --------------         2000
                                                       1998  1999   (unaudited)
-------------------------------------------------------------------------------
                                                                      ---------
                                                          (In thousands)
Accounts receivable -- billed...................... $ 1,317 $ 630        $1,108
Accounts receivable -- unbilled....................      13    53            78
                                                    ------- -----        ------
                                                      1,330   683         1,186
Less allowance for doubtful accounts...............      30    30            30
                                                    ------- -----        ------
                                                     $1,300 $ 653        $1,156
                                                    ======= =====        ======

Accounts receivable -- unbilled relates to revenue earned on services when the related services have been rendered and costs incurred, but which were not billed to the customer as of the end of the reporting period.

4. Property and Equipment

Property and equipment consist of the following:

                                                       As of             As of
                                                   December 31,  September 30,
                                                   -------------          2000
                                                     1998   1999   (unaudited)
------------------------------------------------------------------------------
                                                                      --------
                                                         (In thousands)
Furniture, telecommunications, and office
   equipment...................................... $  339 $  186        $  170
Laboratory equipment..............................    450    529           653
Leasehold improvements............................    473  1,422         1,413
Construction in progress..........................    334     --            --
                                                   ------ ------        ------
                                                    1,596  2,137         2,236
Less accumulated depreciation and amortization....    673    142           202
                                                   ------ ------        ------
                                                   $  923 $1,995        $2,034
                                                   ====== ======        ======

As of December 31, 1998, 1999, and September 30, 2000, equipment held under capital leases totaled $49,000, $99,000 and $239,000, respectively, with related accumulated amortization of $5,000, $21,000 and $53,000, respectively. Amortization of assets acquired under capital leases is included in depreciation expense.

5. Related Parties

Amounts due to related parties represent temporary cash advances from DNX's respective parent company (Chrysalis International Corporation, Phoenix or MDS) which are non-interest bearing, are continually revolving, and due on demand. There were no allocations of costs and interest expense made.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the

nine months ended September 30, 1999 and 2000 is unaudited)

6. Stockholders' Equity

DNX has authorized 750,000, no par value, shares of common stock. At December 31, 1998 and 1999 and September 30, 2000, 100 shares of common stock, with a stated value of $1, were issued and outstanding.

7. Income Taxes

The provision for income taxes consists of the following:

                                                                  Year ended
                                                                 December 31,
                                                                ----------------
                                                                1997  1998  1999
                                                                ----------------
                                                                (In thousands)
Current income taxes:
  Federal taxes...............................................   $75  $555  $240
  State taxes.................................................    22   161    51
Deferred income tax benefit...................................    (2)  (10)   --
                                                                 ---  ----  ----
                                                                 $95  $706  $291
                                                                 ===  ====  ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. DNX's deferred tax assets as of December 31, 1998, 1999 and September 30, 2000 result from the allowance for doubtful accounts.

A reconciliation setting forth the differences between the actual effective tax rate for the years ended December 31, 1997, 1998 and 1999 of DNX, and the U.S. federal statutory tax rate for the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                    Year ended December 31,
                                                    -----------------------
                                                       1997     1998     1999
------------------------------------------------------------------------------
Federal statutory rate.............................    34.0%    34.0%    34.0%
State taxes, net of federal tax benefits...........     6.0      6.0      6.0
Permanent differences, including goodwill
   amortization....................................     1.0      0.5     11.7
                                                    -------  -------  -------
Effective tax rate.................................    41.0%    40.5%    51.7%
                                                    =======  =======  =======

8. Commitments and Contingencies

In November 1999, DNX moved its facilities from Princeton, New Jersey to Cranbury, New Jersey. At December 31, 1999, DNX recorded an accrual of $37,000 for early termination of its Princeton lease and associated costs incurred to relocate. DNX leases its Cranbury facility under a noncancelable operating lease which expires November 30, 2009.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the

nine months ended September 30, 1999 and 2000 is unaudited)

Annual future minimum lease obligations, including property and equipment under capital leases, as of December 31, 1999 are as follows:

                                                              Operating Capital
                                                                 Leases  Leases
-------------------------------------------------------------------------------
                                                               (In thousands)
2000.........................................................   $ 1,618     $38
2001.........................................................     1,616      27
2002.........................................................     1,702       7
2003.........................................................     1,702       7
2004.........................................................     1,727       6
Thereafter...................................................     8,902      --
                                                                -------     ---
Total minimum lease payments.................................   $17,267      85
                                                                =======
Less amount representing interest............................                14
                                                                            ---
Total present value of minimum lease payments................                71
Less current portion.........................................                30
                                                                            ---
Non-current portion..........................................               $41
                                                                            ===

Rent expense under all operating leases amounted to approximately $178,000, $274,000 and $560,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and $263,000 and $1,366,000 for the nine months ended September 30, 1999 and 2000, respectively.

In November 1999, Phoenix established two letters of credit to secure DNX's Cranbury facility rental agreement with a lending company for approximately $120,000 and $447,000. The $120,000 letter of credit expired on September 22, 2000 and was renewed by Phoenix through September 21, 2001 and the $447,000 letter of credit expires on November 2, 2000.

On June 13, 1985, DNX entered into a license agreement with Ohio University. The agreement grants to DNX an exclusive worldwide license to certain technology described as embryonic nuclear insertion gene transfer technology. The agreement shall continue until the expiration of the last patent on the technology and its improvements. DNX is required to pay a royalty based upon sales and other income earned related to the technology. Royalty payments made to Ohio University were $15,000, $17,000, $17,000, $12,000 and $14,000, respectively, for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000.

9. Defined Contribution Plan

DNX maintains a 401(k) retirement savings plan that includes all eligible employees. Each participant in the Plan may elect to contribute up to 15% of his or her annual salary to the Plan, subject to statutory limitations. DNX matches 50% of the first 6% of the salary contributed by the employee. The related expense incurred by DNX for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 was $30,000, $47,000, $46,000, $35,000 and $36,000, respectively.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of September 30, 2000 and for the

nine months ended September 30, 1999 and 2000 is unaudited)

10. Subsequent Event (unaudited)

In November 2000, MDS sold 100% of the outstanding common stock of DNX to Xenogen Corporation. As consideration, the stockholders of DNX will receive 3,500,000 shares of Xenogen Series F preferred stock, or 2,555,000 shares of common stock on an as-if converted basis.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Combined Condensed Financial Statements for Xenogen Corporation ("Xenogen") have been prepared to illustrate the effects of the acquisition of Chrysalis DNX Transgenic Sciences Corporation ("DNX"). In exchange for the net assets of DNX, Xenogen issued 3,500,000 of Series F redeemable convertible preferred shares, or 2,555,000 shares of common stock on an as-if converted basis to DNX.

Pro forma amounts have been derived by applying pro forma adjustments to the historical financial information of Xenogen and DNX.

As required by accounting principles, generally accepted in the United States, the purchase price of DNX was estimated at approximately $37.8 million based upon the estimated fair value of a Xenogen redeemable convertible Preferred Stock issued, assumed liabilities and included $750,000 of estimated direct acquisition costs. The excess of the purchase price over the fair value of net assets acquired has been allocated to goodwill and identified intangibles. The goodwill will be amortized over five years and the intangibles over two to six years.

The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 and the nine months ended September 30, 2000, combine Xenogen's historical results of operations with DNX's historical results of operations and have been prepared as if the DNX acquisition had occurred on January 1, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet combines Xenogen's historical balance sheet at September 30, 2000 with DNX's historical balance sheet at September 30, 2000 and has been prepared as if the DNX acquisition occurred on September 30, 2000.

The unaudited pro forma financial information should not be considered indicative of actual results that would have been achieved had the acquisition been consummated on the dates indicated and does not purport to indicate balance sheet data or results of operations of any future date or any future period. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of Xenogen and DNX and the related notes thereto included elsewhere in this prospectus.


--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------


UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS

September 30, 2000
(In thousands)

                                                                                                  Xenogen
                                                                                  Pro Forma     Pro Forma
                                                                Xenogen     DNX Adjustments      Combined
----------------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents..................................  $ 18,819  $  597     $    --      $ 19,416
  Short-term investments.....................................     9,281      --          --         9,281
  Accounts receivable........................................       339   1,156         (19)(A)     1,476
  Inventories................................................       372      --          --           372
  Prepaid expenses and other current assets..................     1,237     144          --         1,381
  Employee loans.............................................        98      --          --            98
                                                               --------  ------     -------      --------
Total current assets.........................................    30,146   1,897         (19)       32,024
Property and equipment, net..................................     3,164   2,034          --         5,198
Goodwill and purchased intangible assets.....................        --   2,750      32,922 (B)    32,922
                                                                                     (2,750)(D)
Long-term investments........................................     1,984      --          --         1,984
Restricted investments.......................................       538      --          --           538
Other non current assets.....................................       105     936          --         1,041
                                                               --------  ------     -------      --------
Total assets.................................................  $ 35,937  $7,617     $30,153      $ 73,707
                                                               ========  ======     =======      ========
Liabilities and stockholders' equity (net capital deficiency)
Current liabilities:
  Accounts payable...........................................  $  1,104  $  228     $   (19)(A)  $  1,313
  Accrued liabilities........................................       433     706         750 (E)     1,889
  Loans payable, current portion.............................     1,078      --          --         1,078
  Due to related party.......................................        --   5,141      (5,141)(F)        --
  Capital lease obligations..................................        --      58          --            58
  Deferred revenue...........................................     1,744     929          --         2,673
                                                               --------  ------     -------      --------
Total current liabilities....................................     4,359   7,062      (4,410)        7,011
Noncurrent liabilities:
  Loans payable..............................................     3,164      --          --         3,164
  Capital lease obligations..................................        --     118          --           118

Commitments

Redeemable convertible preferred stock.......................    46,502      --      35,000 (G)    81,502
Stockholders' equity (net capital deficiency):
  Convertible preferred stock................................        --      --          --            --
  Common stock...............................................         5      --          --             5
  Additional paid-in capital.................................    11,079      --          --        11,079
  Notes receivable...........................................      (111)     --          --          (111)
  Deferred stock-based compensation..........................    (8,910)     --          --        (8,910)
  Retained earnings (accumulated deficit)....................   (20,151)    437        (437)(H)   (20,151)
                                                               --------  ------     -------      --------
Total stockholders' equity (net capital deficiency)..........   (18,088)    437        (437)      (18,088)
                                                               --------  ------     -------      --------
Total liabilities and stockholders' equity (net capital
   deficiency)...............................................  $ 35,937  $7,617     $30,153      $ 73,707
                                                               ========  ======     =======      ========

See unaudited pro forma combined condensed financial statements.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
Year ended December 31, 1999

(In thousands, except share and per share data)

                                         DNX (note 1)
                                   -------------------------
                                     Chrysalis          Post
                                   Predecessor   Acquisition
                                      Basis of      Basis of
                                    Accounting    Accounting
                                    January 1,     April 30,
                                       1999 to       1998 to                    Xenogen
                                     April 29,  December 31,    Pro Forma     Pro Forma
                          Xenogen         1999          1999  Adjustments      Combined
----------------------------------------------------------------------------------------
Revenues:
  Licenses..............  $   457       $  236        $  550      $    --      $  1,243
  Research and
     development
     services...........      790        1,765         3,668          (24)(I)     6,199
  Other.................       46           --            --           --            46
                          -------       ------        ------      -------      --------
  Total revenues........    1,293        2,001         4,218          (24)        7,488
Operating costs and
   expenses:
  Costs of revenues.....       --        1,389         2,230           --         3,619
  Research and
     development........    4,790           --            --          (24)(I)     4,766
  Selling, general and
     administrative.....    3,757          314         1,741           --         5,812
  Amortization of
     purchased
     intangible assets
     and goodwill.......       --           --            --        6,737 (C)     6,737
                          -------       ------        ------      -------      --------
Total operating costs
   and expenses.........    8,547        1,703         3,971        6,713        20,934
Income (loss) from
   operations...........   (7,254)         298           247       (6,737)      (13,446)
Interest income.........      355            4            22           --           381
Interest expense........     (237)          (3)           (5)          --          (245)
                          -------       ------        ------      -------      --------
Net income (loss) before
   income taxes.........   (7,136)         299           264       (6,737)      (13,310)
Provision for income
   tax..................       --          154           137           --           291
                          -------       ------        ------      -------      --------
Net income (loss).......  $(7,136)      $  145        $  127      $(6,737)     $(13,601)
                          =======       ======        ======      =======      ========
Basic and diluted net
   loss per common
   share................                                                       $  (2.73)
                                                                               ========
Shares used in computing
   basic and diluted net
   loss per
   common share.........                                                          4,980
                                                                               ========
Pro forma basic and
   diluted net loss per
   common share.........                                                       $  (1.09)
                                                                               ========
Shares used in computing
   pro forma basic and
   diluted net loss per
   common share.........                                                         12,418
                                                                               ========

Note 1 The accompanying financial statements for the year ended December 31, 1999 reflect the combined operations of the Chrysalis Predecessor (for the period from January 1, 1999 to April 29, 1999) and the post acquisition operations of DNX following the Phoenix Acquisition (for the period from April 30, 1999 to December 31, 1999).

See unaudited pro forma combined condensed financial statements.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

Nine months ended September 30, 2000

(In thousands, except share and per share data)

                                           DNX (note 2)
                                   -----------------------------
                                       Phoenix
                                   Predecessor          Post-MDS
                                      Basis of       Acquisition
                                    Accounting          Basis of
                                    January 1,        Accounting
                                       2000 to  April 6, 2000 to                    Xenogen
                                      April 5,     September 30,    Pro Forma     Pro Forma
                          Xenogen         2000              2000  Adjustments      Combined
--------------------------------------------------------------------------------------------
Revenues:
  Licenses..............  $   774       $  212            $  484      $    --      $  1,470
  Research and
     development
     services...........      716        1,487             3,121          (45)(I)     5,279
  Other revenues........      406           --                --           --           406
                          -------       ------            ------      -------      --------
Total revenues              1,896        1,699             3,605          (45)        7,155
Operating costs and
   expenses:
  Costs of revenues.....      261          808             1,684           --         2,753
  Research and
     development........    6,686           --                --          (45)(I)     6,641
  Selling, general and
     administrative ....    4,578        1,065             2,271           --         7,914
  Amortization of
     purchased
     intangible assets
     and goodwill.......       --           --                --        5,053 (C)     5,053
                          -------       ------            ------      -------      --------
Total operating costs
   and expenses.........   11,525        1,873             3,955        5,008        22,361
Loss from operations....   (9,629)        (174)             (350)      (5,053)      (15,206)
Interest income.........      917            5                17           --           939
Interest expense........     (375)          (2)              (12)          --          (389)
                          -------       ------            ------      -------      --------
Net loss before income
   taxes................   (9,087)        (171)             (345)      (5,053)      (14,656)
Benefit from income
   tax..................       --          (50)              (39)          --           (89)
                          -------       ------            ------      -------      --------
Net loss................  $(9,087)      $ (121)           $ (306)     $(5,053)     $(14,567)
                          =======       ======            ======      =======      ========
Basic and diluted net
   loss per common
   share................                                                           $  (2.68)
                                                                                   ========
Shares used in computing
   basic and diluted net
   loss per common
   share................                                                              5,419
                                                                                   ========
Pro forma basic and
   diluted net loss per
   common share ........                                                           $  (0.86)
                                                                                   ========
Shares used in computing
   pro forma basic and
   diluted net loss per
   common share.........                                                             16,830
                                                                                   ========

Note 2 The accompanying financial statements for the nine months ended September 30, 2000 reflect the combined operations of DNX (for the period from January 1, 2000 to April 5, 2000), reflecting the Phoenix Predecessor basis of accounting and the post acquisition operations of DNX following the MDS Acquisition (for the period from April 6, 2000 to September 30, 2000).

See unaudited pro forma combined condensed financial statements.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The Unaudited Pro Forma Combined Condensed Financial Statements give effect to Xenogen Corporation's ("Xenogen") acquisition of Chrysalis DNX Transgenic Sciences Corporation ("DNX") on September 28, 2000. At that date, the holder of outstanding common stock of DNX became entitled to received Xenogen Series F redeemable convertible preferred stock. The aggregate number of Xenogen Series F redeemable convertible preferred stock issuable upon consummation of the acquisition was approximately 3,500,000, or 2,555,000 shares of common stock on an as-if converted basis. Each share of preferred stock is initially convertible into 0.73 of a share of common stock (subject to adjustment for antidilution, stock splits, or dividends). Each share of preferred stock is automatically convertible into common stock immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the aggregate gross proceeds to Xenogen exceeds $15,000,000 and the per share price to the public is at least $8.00.

The Unaudited Pro Forma Combined Condensed Financial Statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of DNX based on preliminary estimates of their fair value. The actual allocation of the consideration to be paid may differ from those assumptions reflected in the Unaudited Pro Forma Combined Condensed Financial Statements after final valuation and other procedures to be performed have been completed. Xenogen does not expect that the final allocation of the purchase price will different materially from the preliminary allocation. In the opinion of Xenogen's management, all adjustments made based on the terms and structure of the DNX acquisition. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 give effect to this transaction as if it had taken place on January 1, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 2000 gives effect to the transactions as if it had taken place on September 30, 2000.

The unaudited pro forma financial information should not be considered indicative of actual results that would have been achieved had the acquisition been consummated on the dates indicated and does not purport to indicate balance sheet data or results of operations as of any future date or any future period.

The former DNX stockholder became entitled to receive approximately 3,500,000 Series F redeemable convertible preferred shares in the merger, valued at $10.00 per share, the fair market value per share of Xenogen redeemable convertible preferred stock on the merger announcement date of September 28, 2000. The total consideration including acquisition related expenses was $37.8 million.

Tangible assets of DNX acquired principally include cash and cash equivalents, accounts receivable, fixed assets and other assets. Liabilities of DNX assumed principally include accounts payable, accrued expenses, and deferred revenue.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
(continued)


Below is a table of the estimated merger consideration, purchase price allocation and annual amortization of the intangible assets and goodwill acquired (in thousands):

                                                      Amortization       Annual
                                                            Period Amortization
-------------------------------------------------------------------------------
                                                        (years)
Purchase price allocation:
  Tangible net assets acquired............... $ 4,867                    $   --
  Intangible net assets acquired:
     Patent..................................   3,019            6          503
     Assembled workforce.....................     777            3          259
     Current contracts.......................     498            2          249
     Goodwill................................  28,628            5        5,726
                                              -------                    ------
Total........................................ $37,789                    $6,737
                                              =======                    ======

The value allocated to the assembled workforce is attributable to the DNX workforce in place after the acquisition which eliminates the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training, and recruiting.

The present value of the future cash flows attributable to existing contracts was allocated to the current contracts.

Goodwill was determined based on the residual difference between the amount of consideration to be paid on the values assigned to identified net tangible and intangible assets.

2. Pro Forma Net Loss Per Share

Pro forma basic and diluted net loss per share has been computed using the weighted-average number of Xenogen common shares outstanding during the period, less the weighted-average number of Xenogen common shares that are subject to repurchase, and the number of Xenogen Series F redeemable convertible preferred shares issued in connection with the DNX acquisition. Pro forma basic and diluted net loss per share, as presented in the statement of operations, has been computed as described above and also gives effect, under SEC guidance, to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

--------------------------------------------------------------------------------

                         [LOGO OF XENOGEN CORPORATION]

Part II

Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all fees and expenses payable by Xenogen in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                          Amount
                                                                      To Be Paid
--------------------------------------------------------------------------------
SEC registration fee................................................  $   24,150
NASD filing fee.....................................................      10,160
Nasdaq National Market listing fee..................................      95,000
Printing and engraving expenses.....................................     300,000
Legal fees and expenses.............................................     500,000
Accounting fees and expenses........................................     500,000
Transfer agent and registrar fees and expenses......................     100,000
Blue sky fees and expenses..........................................       5,000
Miscellaneous expenses..............................................     275,690
                                                                      ----------
  Total.............................................................  $1,800,000
                                                                      ==========

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article IX of our Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.


We intend to enter into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of our company and our executive officers and directors, and by us of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.


--------------------------------------------------------------------------------

Item 15. Recent Sales of Unregistered Securities

(a) Within the last three years, and through September 30, 2000, we have issued and sold the following unregistered securities:

  Common Stock

  (1) Since our inception in August 1995, we have granted options to purchase 2,553,868 shares of common stock to employees, directors and consultants under our 1996 stock plan at exercise prices ranging from $0.068 to $2.74 per share. Of the 2,553,868 shares granted, 1,826,170 remain outstanding, 566,770 shares of common stock have been purchased pursuant to exercises of stock options and 160,928 shares have been canceled and returned to the 1996 Stock Plan. Each transaction pursuant to our 1996 stock plan was exempt from registration requirements in reliance on Rule 701 under Section 3(b) of the Securities Act.

  (2) In July 1997, we sold 292,000 shares of restricted common stock at a price of $0.068 per share to David W. Carter. This transaction was exempt from registration in reliance on Section 4(2) of the Securities Act.

  (3) In January 1998, we sold an aggregate of 620,500 shares of restricted common stock at a price of $0.178 per share to David W. Carter and Pamela R. Contag, Ph.D. These transactions were exempt from registration in reliance on Section 4(2) of the Securities Act.

The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation in the case of (1), and Section 4(2) of the Securities Act in the case of (2) and (3) as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined under the Securities Act. The recipients of securities in each such transaction were located through nonpublic means. Each recipient represented his or her intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. We determined that each such recipient had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment or was able to bear the investment's economic risk based on written information from each recipient. In addition, based on information provided by us to the recipients in each transaction we determined that all recipients had either adequate information about us or had access through employment or other relationships, to such information.

  Preferred Stock

  (1) In August 1996, we sold an aggregate of 60,606 shares of Series A preferred stock at a price of $0.33 per share to Robert D. Brownell, Albert P. Halluin, Pennie & Edmonds Ventures, and WS Investment Company 95B. These transactions were exempt from registration in reliance on Regulation D under the Securities Act.

  (2) Between April and August 1996, we sold an aggregate of 200,000 shares of Series B preferred stock at a price of $.50 per share to Michael and Terri Fayer, Mark and Penny Kermit, Timothy MacHold, State Bank and Trust Company Trust, Eng C. Ong, Plan A, H. Alan and Judith L. Schwettman and the Smith Family Trust. These transactions were exempt from registration in reliance on Regulation D under the Securities Act.

  (3) In January 1998, we sold an aggregate of 5,041,539 shares of Series C preferred stock at a price of $1.30 per share to ten accredited investors, including Brentwood Affiliates Fund,

--------------------------------------------------------------------------------

      Brentwood Associates VIII, L.P., David W. Carter, Delphi BioInvestments IV, L.P., Delphi Ventures IV, L.P., and Harvard Private Capital Holdings, Inc. These transactions were exempt from registration in reliance on Regulation D under the Securities Act.

  (4) In April 1999, we sold an aggregate of 6,678,791 shares of Series D preferred stock at a price of $1.65 per share to fourteen accredited investors, including Brentwood Affiliates Fund, Brentwood Associates VIII, L.P., Delphi BioInvestments IV, L.P., Delphi Ventures IV, L.P., Harvard Private Capital Holdings, Inc., Invemed Fund, L.P., Invemed Associates LLC, and S.R. One, Ltd. These transactions were exempt from registration in reliance on Regulation D under the Securities Act.

  (5) In May 2000, we sold an aggregate of 7,194,113 shares of Series E preferred stock at a price of $4.25 per share to thirteen accredited investors, including Brentwood Associates VIII, L.P., Chevron Technology Ventures LLC, Delphi BioInvestments IV, L.P., Delphi Ventures IV., L.P., Harvard Private Capital Holdings, Inc., HSBC Investment Bank Plc, Invemed Fund, L.P., Lombard Oldier + Cie, and S.R. One, Ltd. These transactions were exempt from registration in reliance on Regulation D under the Securities Act.

  (6) In November 2000, we issued 3,500,000 shares of Series F preferred stock to Phoenix International Life Sciences (Chrysalis) Inc. in connection with the acquisition of DNX. This transaction was exempt from registration in reliance on Section 4(2) of the Securities Act.


The sales of the above securities were deemed to be exempt from registration in reliance on Regulation D under the Securities Act in the case of (1), (2),
(3), (4) and (5) and Section 4(2) of the Securities Act in the case of (6) promulgated thereunder as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined under the Securities Act. The recipients of securities in each such transaction were located through nonpublic means. Each recipient represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other investments issued in such transactions. We determined that each such recipient had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment or were able to evaluate the investment's economic risk based on written information from each recipient. In addition, based on information provided by us to the recipients we determined that all recipients had either adequate information about us or had access, through employment or other relationships, to such information.

(b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

-------------------------------------------------------------------------------

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

 Exhibit
 Number     Description of Document
-------------------------------------------------------------------------------
  1.1       Form of Underwriting Agreement
  2.1**     Agreement and Plan of Reorganization relating to the acquisition of
            DNX dated September 28, 2000
  3.1(i)    Certificate of Incorporation of Xenogen as currently in effect
  3.1(ii)** Amended and Restated Certificate of Incorporation of Xenogen to be
            effective upon completion of the offering
  3.2(i)**  Bylaws of Xenogen as currently in effect
  3.2(ii)** Bylaws of Xenogen as in effect upon completion of the offering
  4.1       Specimen Common Stock Certificate
  5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation
 10.1**     Amended and Restated Investors' Rights Agreement dated May 15, 2000
 10.2**     1996 Stock Plan
 10.3**     Form of 2000 Stock Incentive Plan
 10.4**     Form of 2000 Employee Stock Purchase Plan
 10.5**     Form of Director and Executive Officer Indemnification Agreement
 10.6**     Agreement between Xenogen and Pamela R. Contag, Ph.D. dated as of
            January 21, 1998
 10.7**     Agreement between Xenogen and David W. Carter dated as of January
            21, 1998
 10.8(i)    Lease Agreement for 860 Atlantic Avenue, Alameda, California
 10.8(ii)** Lease Agreement for 2061 Challenger Drive, Alameda, California
 10.9**     Stock Subscription Warrant dated August 14, 1998
 10.10**    Form of Series C Preferred Stock Purchase Warrant dated November
            13, 1997
 10.11**    Common Stock Purchase Warrant dated April 28, 2000
 10.12**+   License Agreement between Xenogen and The Board of Trustees of the
            Leland Stanford Junior University dated May 5, 2000
 10.13**    Promissory Notes by David W. Carter dated January 15, 1998
 10.14**    Promissory Note Secured by Deed of Trust by Pamela R. Contag, Ph.D.
            dated September 18, 1998
 10.15+     Commercial License Agreement between Xenogen and IRM, LLC dated
            July 12, 2000
 10.16+     License Agreement between Xenogen and Taconic Farms, Inc. dated
            January 13, 2000
 10.17+     License Agreement between Ohio University and Embryogen, Inc. dated
            June 13, 1985, as amended on July 1, 1991
 10.18*     Sponsored Research Agreement between Xenogen Biosciences and Pfizer
            Inc. dated as of December 28, 2000
 23.1       Consent of Ernst & Young LLP, independent accountants
 23.2*      Consent of Counsel (included in exhibit 5.1)
 24.1**     Power of Attorney (See page II-5)
 27.1       Financial Data Schedule

*  To be filed by amendment

** Previously filed

+  Confidential treatment has been requested for portions of this exhibit

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

--------------------------------------------------------------------------------

Item 17. Undertakings

Insofar as indemnification by Xenogen for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Xenogen, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Xenogen of expenses incurred or paid by a director, officer or controlling person of Xenogen in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Xenogen is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

  (a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Xenogen pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


--------------------------------------------------------------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Xenogen Corporation has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 28th day of December, 2000.

                                          Xenogen Corporation

                                                          *
                                          By: _________________________________
                                                      David W. Carter
                                              Co-Chief Executive Officer and
                                                   Chairman of the Board

                                                          *
                                          By: _________________________________
                                                  Pamela R. Contag, Ph.D.
                                              Co-Chief Executive Officer and
                                                         President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


                 *                   Co-Chief Executive Officer    December 28, 2000
____________________________________ and Chairman of the Board
          David W. Carter            (Co-Principal Executive
                                     Officer)


                 *                   Co-Chief Executive Officer,   December 28, 2000
____________________________________ President and Director
      Pamela R. Contag, Ph.D.        (Co-Principal Executive
                                     Officer)


      /s/ Kevin J. Birtchnell        Chief Financial Officer       December 28, 2000
____________________________________ and Vice President
        Kevin J. Birtchnell          (Principal Financial and
                                     Accounting Officer)


                 *                   Director                      December 28, 2000
____________________________________
          Brian G. Atwood


                 *                   Director                      December 28, 2000
____________________________________
      Alan M. Goldberg, Ph.D.


                 *                   Director                      December 28, 2000
____________________________________
     Raymond J. Whitaker, Ph.D.


                 *                   Director                      December 28, 2000
____________________________________
           Debra Yu, M.D.

 /s/ Kevin J. Birtchnell

By:_______________________
      Kevin J. Birtchnell

     Attorney-in-Fact

--------------------------------------------------------------------------------

EXHIBIT INDEX

 Exhibit
 Number     Description of Document
-------------------------------------------------------------------------------
  1.1       Form of Underwriting Agreement
  2.1**     Agreement and Plan of Reorganization relating to the acquisition of
            DNX dated September 28, 2000
  3.1(i)    Certificate of Incorporation of Xenogen as currently in effect
  3.1(ii)** Amended and Restated Certificate of Incorporation of Xenogen to be
            effective upon completion of the offering
  3.2(i)**  Bylaws of Xenogen as currently in effect
  3.2(ii)** Bylaws of Xenogen as in effect upon completion of the offering
  4.1       Specimen Common Stock Certificate
  5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation
 10.1**     Amended and Restated Investors' Rights Agreement dated May 15, 2000
 10.2**     1996 Stock Plan
 10.3**     Form of 2000 Stock Incentive Plan
 10.4**     Form of 2000 Employee Stock Purchase Plan
 10.5**     Form of Director and Executive Officer Indemnification Agreement
 10.6**     Agreement between Xenogen and Pamela R. Contag, Ph.D. dated as of
            January 21, 1998
 10.7**     Agreement between Xenogen and David W. Carter dated as of January
            21, 1998
 10.8(i)    Lease Agreement for 860 Atlantic Avenue, Alameda, California
 10.8(ii)** Lease Agreement for 2061 Challenger Drive, Alameda, California
 10.9**     Stock Subscription Warrant dated August 14, 1998
 10.10**    Form of Series C Preferred Stock Purchase Warrant dated November
            13, 1997
 10.11**    Common Stock Purchase Warrant dated April 28, 2000
 10.12**+   License Agreement between Xenogen and The Board of Trustees of the
            Leland Stanford Junior University dated May 5, 2000
 10.13**    Promissory Notes by David W. Carter dated January 15, 1998
 10.14**    Promissory Note Secured by Deed of Trust by Pamela R. Contag, Ph.D.
            dated September 18, 1998
 10.15+     Commercial License Agreement between Xenogen and IRM, LLC dated
            July 12, 2000
 10.16+     License Agreement between Xenogen and Taconic Farms, Inc. dated
            January 13, 2000
 10.17+     License Agreement between Ohio University and Embryogen, Inc. dated
            June 13, 1985, as amended on July 1, 1991
 10.18*     Sponsored Research Agreement between Xenogen Biosciences and Pfizer
            Inc. dated as of December 28, 2000
 23.1       Consent of Ernst & Young LLP, independent accountants
 23.2*      Consent of Counsel (included in exhibit 5.1)
 24.1**     Power of Attorney (See page II-5)
 27.1       Financial Data Schedule

*  To be filed by amendment

** Previously filed

+  Confidential treatment has been requested for portions of this exhibit

--------------------------------------------------------------------------------